UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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Aebi Schmidt Holding AG
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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aebi schmidt
group

Proxy Statement 2026

MAGNUM

NASDAQ: AEBI

www.aebi-schmidt.com

Schulstrasse 4 // CH-8500 Frauenfeld, Switzerland

Notice of Aebi Schmidt Holding AG 2026 Annual General Meeting of Shareholders
To the Shareholders of Aebi Schmidt Holding AG:
The 2026 Annual General Meeting of Shareholders (the “Annual Meeting”) of Aebi Schmidt Holding AG (the “Company” or “Aebi Schmidt”) will be held at Boulevard Lilienthal 8 (Entrance / Eingang Auditorium), 8152 Glattpark, Switzerland, at 10:00 a.m. Central European Summer Time on Thursday, May 21, 2026. The proxy statement and form of proxy for the Annual Meeting are first being made available to shareholders on or around April 10, 2026. The purpose of the Annual Meeting is to consider and vote on the following agenda items:
1.	Approval of the audited consolidated financial statements and statutory standalone financial statements for the fiscal year ended December 31, 2025
2.	Approval of allocation of profit available for distribution and approval of distribution of a dividend
2.1	Approval of allocation of profit available for distribution
2.2	Approval of distribution of dividend (as a repayment of statutory reserves, by way of allocation to a dividend reserve)
3.	Discharge of liability for the Board of Directors and Executive Management for the fiscal year ended December 31, 2025
4.
Approval of an Amendment to the Articles of Association to (i) reduce the minimum number of directors to five and the maximum number of directors to nine and (ii) amend the nomination rights of PCS Holding AG

5.	Election of the Board of Directors and the Chair of the Board of Directors
5.1	Election of the Board of Directors
5.2	Election of the Chair of the Board of Directors
6.	Election of the Human Resources and Compensation Committee of the Board of Directors
7	Election of PricewaterhouseCoopers AG (Zurich) as statutory auditor
8.	Election of Anwaltskanzlei Keller AG as independent proxy
9.	Approval of compensation of the Board of Directors and Executive Management
9.1	Approval, on a non-binding advisory basis, of the compensation of named executive officers under U.S. securities law requirements
9.2	Approval, on a non-binding advisory basis, of the frequency of future non-binding advisory votes to approve the compensation of named executive officers
9.3	Approval, on an advisory basis, of the Swiss Statutory Compensation Report for the fiscal year ended December 31, 2025
9.4	Approval of the maximum compensation of the Board of Directors until the 2027 annual general meeting
9.5	Approval of the maximum compensation of Executive Management for the fiscal year ending December 31, 2027
10.	Approval of the Aebi Schmidt Equity Incentive Plan
11.	Approval of the Swiss Statutory Non-Financial Matters Report
The Board of Directors has fixed the close of business on March 25, 2026 as the record date (the “Record Date”) for determining stockholders that are entitled to notice of, and to vote at, the Annual Meeting; provided, however, if you are a shareholder of record on the Record Date but sell your shares prior to May 11, 2026, you will not be entitled to vote those shares at the Annual Meeting.

Notice of Internet Availability of Proxy Materials. Shareholders of record are being mailed, on or around April 10, 2026, a Notice of Internet Availability of Proxy Materials providing instructions on how to access the proxy materials and our Annual Report for the fiscal year ended December 31, 2025 (the “Annual Report”) on the Internet, and if they prefer, how to request paper copies of these materials. The Proxy Statement and Aebi Schmidt’s Annual Report are available free of charge on our website in the “Annual General Meeting 2026” section of www.aebi-schmidt.com/investors or www.proxyvote.com.
See “Information About the Annual General Meeting and Voting” in this proxy statement for further information, including how to vote your shares. If you plan to attend the meeting, you must request an admission ticket by May 14, 2026 by following the instructions in this proxy statement.
Your vote is important
Please vote as promptly as possible by following the instructions on your Notice of Internet Availability of Proxy Materials. Aebi Schmidt encourages shareholders to voluntarily elect to receive all proxy materials (including the notice of availability of such materials) electronically, which gives you fast and convenient access to the materials, reduces our impact on the environment and reduces printing and mailing costs.
By Order of the Board of Directors,
Thomas Schenkirsch
Chief Group Services and Deputy Group CEO
April 10, 2026
Frauenfeld, Switzerland

Proxy Statement Summary		1
Corporate Governance and Board Matters		7
Proposal 1	Approval of the Audited Consolidated Financial Statements and Statutory Standalone Financial Statements for the Fiscal Year Ended December 31, 2025	16
Proposal 2	Approval of Allocation of Profit available for Distribution and Approval of Distribution of a Dividend
Proposal 2.1	Approval of Allocation of Profit Available for Distribution	18
Proposal 2.2	Approval of Distribution of Dividend (as a Repayment of Statutory Reserves, by way of Allocation to a Dividend Reserve)	20
Proposal 3	Discharge of Liability for the Board of Directors and Executive Management for the Fiscal Year Ended December 31, 2025	22
Proposal 4	Approval of an Amendment to the Articles of Association to (i) Reduce the Minimum Number of Directors to Five and the Maximum Number of Directors to Nine and (ii) amend the nomination rights of PCS Holding AG	23
Proposal 5	Election of the Board of Directors and the Chair of the Board of Directors
Proposal 5.1	Election of the Board of Directors	26
Proposal 5.2	Election of the Chair of the Board of Directors	33
Proposal 6	Election of the Human Resources and Compensation Committee of the Board of Directors	35
Proposal 7	Election of PricewaterhouseCoopers AG (Zurich) as Statutory Auditor	36
Proposal 8	Election of Anwaltskanzlei Keller AG as Independent Proxy	38
Proposal 9	Approval of Compensation of the Board of Directors and Executive Management
Proposal 9.1	Approval, on a Non-Binding Advisory Basis, of the Compensation of our Named Executive Officers under U.S. Securities Law Requirements	39
Proposal 9.2	Approval, on a Non-Binding Advisory Basis, of the Frequency of Future Non-Binding Advisory Votes to Approve the Compensation of Our Named Executive Officers	41
Proposal 9.3	Approval, on Advisory Basis, of the Swiss Statutory Compensation Report for the Fiscal Year Ended December 31, 2025	42
Proposal 9.4	Approval of the Maximum Compensation of the Board of Directors until the 2027 Annual General Meeting	43
Proposal 9.5	Approval of the Maximum Compensation of Executive Management for the Fiscal Year Ending December 31, 2027	45
Proposal 10	Approval of the Aebi Schmidt Equity Incentive Plan	47
Proposal 11	Approval of the Swiss Statutory Non-Financial Matters Report	55

Aebi Schmidt does not incorporate into this document the contents of any website or the documents referred to in this proxy statement.
Throughout this proxy statement, we refer to certain non-GAAP measures, including Adjusted EBITDA, Adjusted EBITDA Margin and Net Debt, to supplement our reporting of financial measures determined in accordance with generally accepted accounting principles in the United States (“GAAP”), and to separate the impact of certain items from the underlying business. Because Aebi Schmidt uses these adjusted financial results in the management of its business, we believe this supplemental information is useful to investors for their independent evaluation and understanding of Aebi Schmidt’s underlying business performance and the performance of its management. To aid investors and analysts with year-over-year comparability for the combined business of Aebi Schmidt and Shyft, the Company has also presented certain of these non-GAAP financial measures on a “Combined” basis. Combined non-GAAP financial measures include results for both Aebi Schmidt and Shyft on a combined basis inclusive of periods prior to the July 1, 2025 Acquisition. Information presented on a combined basis does not reflect pro-forma adjustments or other adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved if the business combination occurred on January 1, 2024. The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, Aebi Schmidt’s financial statements prepared in accordance with GAAP. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Also, other companies might calculate these measures differently. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures included in the reconciliation tables set forth in Appendix A of this proxy statement. In addition, the non-GAAP financial measures included in this proxy statement reflect management’s judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies.

Proxy Statement Summary
This summary highlights information contained elsewhere in this proxy statement. It does not contain all the information that you should consider. Please read this entire proxy statement carefully before voting.
Annual Meeting of Shareholders

Date	Time	Location	Record Date
Thursday, May 21, 2026	10:00 a.m. Central European Summer Time	Boulevard Lilienthal 8 (Entrance / Eingang Auditorium), 8152 Glattpark, Switzerland	March 25, 2026

Shareholder Voting Matters

Proposal	Board’s Recommendation	Page
Approval of the audited consolidated financial statements and statutory standalone financial statements for the fiscal year ended December 31, 2025	For	Page 16
Approval of allocation of profit available for distribution and approval of distribution of a dividend
Approval of allocation of profit available for distribution	For	Page 18
Approval of distribution of dividend (as a repayment of statutory reserves, by way of allocation to a dividend reserve)	For	Page 20
Discharge of liability for the Board of Directors and Executive Management for the fiscal year ended December 31, 2025	For	Page 22

Approval of an Amendment to the Articles of Association to (i) reduce the minimum number of directors to five and the maximum number of directors to nine and (ii) amend the nomination rights of PCS Holding AG
	For	Page 23
Election of the Board of Directors and the Chair of the Board of Directors
Election of the Board of Directors • Barend Fruithof • Andreas Rickenbacher • Angela Freeman • Daniela Spuhler • Martin Ritter • Michael Dinkins • Patrick Schaub • Terri Pizzuto	For Each Nominee	Page 26

Aebi Schmidt Group // 2026 Proxy Statement	1

Proxy Statement Summary

Proposal	Board’s Recommendation	Page
Election of the Chair of the Board of Directors	For	Page 33
Election of the Human Resources and Compensation Committee of the Board of Directors • Andreas Rickenbacher • Patrick Schaub • Angela Freeman	For Each Nominee	Page 35
Election of PricewaterhouseCoopers AG (Zurich) as statutory auditor	For	Page 36
Election of Anwaltskanzlei Keller AG as independent proxy	For	Page 38
Approval of compensation of the Board of Directors and Executive Management
Approval, on a non-binding advisory basis, of the compensation of named executive officers under U.S. securities law requirements	For	Page 39
Approval, on a non-binding advisory basis, of every year as the frequency of future non-binding advisory votes to approve the compensation of named executive officers	For	Page 41
Approval, on an advisory basis, of the Swiss Statutory Compensation Report for the fiscal year ended December 31, 2025	For	Page 42
Approval of the maximum compensation of the Board of Directors until the 2027 annual general meeting	For	Page 43
Approval of the maximum compensation of Executive Management for the fiscal year ending December 31, 2027	For	Page 45
Approval of the Aebi Schmidt Equity Incentive Plan	For	Page 47
Approval of the Swiss Statutory Non-Financial Matters Report	For	Page 55

2	Aebi Schmidt Group // 2026 Proxy Statement

Proxy Statement Summary

General Information	Named Executive Officers
Stock Symbol: AEBI
Exchange: The Nasdaq Stock Market LLC (“Nasdaq”)
Shares Outstanding (as of the Record Date): 77,435,027
Transfer Agent: Continental Stock Transfer & Trust Company
Corporate Website: aebi-schmidt.com

Barend Fruithof
Group Chief Executive Officer
Marco Portmann
Group Chief Financial Officer
Thomas Schenkirsch
Chief Group Services and Deputy Group Chief Executive Officer
Steffen Schewerda
Chief Executive Officer North America and President Vehicle Solutions
Henning Schröder
Chief Executive Officer Europe and Rest of World
Tim Tecklenburg
Former Group Chief Financial Officer

Our Core Values
Aebi Schmidt is a world-class specialty vehicles leader, positioned to accelerate growth and drive exceptional value.
At Aebi Schmidt, our values are more than words – they are action-oriented principles. We empower our people to thrive, lead with integrity, and drive lasting impact through operational excellence, customer focus and bold thinking.

Win & Grow Together We succeed when we trust, respect and support each other.
Deliver Excellent Performance We deliver consistent results with discipline and pride – and we keep improving, every day.
Innovate for Customers We design smart, sustainable solutions with a customer-centric mindset – solving the challenges that matter most.
Own the Outcome We act with integrity, take responsibility for our actions, and deliver on our commitments.
Build for Tomorrow We create lasting impact through sustainable growth and responsible practices.

Aebi Schmidt Group // 2026 Proxy Statement	3

Proxy Statement Summary

2025 Performance Highlights(1)
Key achievements of Aebi Schmidt during the year included:

Acquisition Successful acquisition and integration of The Shyft Group delivered profitability improvement	$40m Expected Synergies from acquisition of The Shyft Group of at least $40m Significant increase vs. pre-acquisition targets of $25m to $30m
$2.061b Order Intake of $2.061b 22.0% increase vs. 2024, driven by Airport/Chassis and Municipal and implementation of “sales excellence” platform at legacy Shyft	$1.212b Order Backlog of $1.212b as of December 31, 2025 Multi-year high driven by “sales excellence” platform and extraordinary order momentum
$1.907b Net Sales of $1.907b Bolstered by strong execution post-acquisition despite soft legacy Shyft end markets	$2.7m Net Income of $2.7m Reflects, material, one-time, cost impacts from The Shyft Group acquisition and restructuring
$156m Adjusted EBITDA of $156m 13.4% increase vs. 2024, driven by operational efficiencies, accelerated synergy realization and strong performance of Europe and Rest of World	2.8X Net Leverage of Ratio 2.8x as of December 31, 2025 Optimizing net working capital while managing growth and strengthening balance sheet

(1) Throughout this proxy statement, we refer to certain non-GAAP measures, including Adjusted EBITDA, Adjusted EBITDA Margin and Net Debt, to supplement our reporting of financial measures determined in accordance with GAAP, and to separate the impact of certain items from the underlying business. Because Aebi Schmidt uses these adjusted financial results in the management of its business, we believe this supplemental information is useful to investors for their independent evaluation and understanding of Aebi Schmidt’s underlying business performance and the performance of its management. To aid investors and analysts with year-over-year comparability for the combined business of Aebi Schmidt and Shyft, the Company has also presented certain of these non-GAAP financial measures on a “Combined” basis. Combined non-GAAP financial measures include results for both Aebi Schmidt and Shyft on a combined basis inclusive of periods prior to the July 1, 2025 Acquisition. Information presented on a combined basis does not reflect pro-forma adjustments or other adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved if the business combination occurred on January 1, 2024. The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, Aebi Schmidt’s financial statements prepared in accordance with GAAP. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Also, other companies might calculate these measures differently. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures included in the reconciliation tables set forth in Appendix A of this proxy statement. In addition, the non-GAAP financial measures included in this proxy statement reflect management’s judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies. See the reconciliations to the corresponding GAAP measures set forth in Appendix A of this proxy statement.

4	Aebi Schmidt Group // 2026 Proxy Statement

Proxy Statement Summary

Acquisition of The Shyft Group, Inc.
On July 1, 2025, Aebi Schmidt completed the acquisition of The Shyft Group, Inc. (“Shyft”), a niche market leader in specialty vehicle manufacturing and assembly for the commercial and recreational vehicle industries (the “Acquisition”). The Acquisition was completed pursuant to the terms of an Agreement and Plan of Merger, dated as of December 16, 2024 (the “Merger Agreement”), by and among Shyft, Aebi Schmidt, ASH U.S. Group, LLC, a Delaware limited liability company and direct, wholly owned subsidiary of Aebi Schmidt (“Holdco”), and Badger Merger Sub, Inc., a Michigan corporation and direct, wholly owned subsidiary of Holdco. Shyft is now an indirect, wholly owned subsidiary of Aebi Schmidt. Upon completion of the Acquisition, Aebi Schmidt common stock immediately became available for trading on Nasdaq.
The Acquisition further solidified Aebi Schmidt’s position as a global specialty vehicles leader. With the addition of Shyft, Aebi Schmidt expanded its geographical footprint and market share in North America and enhanced its ability to provide customized vehicle solutions, including walk-in vans, truck bodies, and luxury Class A diesel motorhome custom chassis, to a diverse clientele.
Aebi Schmidt's Board of Directors
Since completion of the Acquisition and pursuant to the terms of the Merger Agreement, Aebi Schmidt’s Board of Directors (the “Board”) has consisted of eleven members, six of whom were designated by Aebi Schmidt and five of whom were designated by Shyft. James Sharman, Chair of Shyft’s Board of Directors immediately prior to the Acquisition, serves as Chair of Aebi Schmidt’s Board. Barend Fruithof, Aebi Schmidt’s Group Chief Executive Officer, serves as Vice Chair of the Board. Peter Spuhler, Chair of Aebi Schmidt’s Board immediately prior to the Acquisition, is currently a member of Aebi Schmidt’s Board. Upon completion of the Acquisition, Peter Muri and Maximilian Büttiker resigned from the Board.
Pursuant to that certain Relationship Agreement, dated as of July 1, 2025 (the “PCS Relationship Agreement”), among Aebi Schmidt, Mr. Spuhler and PCS Holding AG, a Swiss limited company (“PCS” and together with Mr. Spuhler, the “PCS Parties”), the parties agreed to consider, in good faith, a reduction of the size of the Board to nine directors from and after the Annual Meeting. Consistent with the PCS Relationship Agreement, the Governance Committee reviewed the Board’s size and composition and thereafter recommended to the Board a reduction in the size of the Board. In alignment with the Governance Committee’s recommendation, the Board recommends the shareholders approve the reduction from eleven to eight directors in conjunction with an amendment of PCS Holding AG’s and Mr. Spuhler’s nomination rights as described in Proposal 5.1. Messrs. Sharman and Spuhler and Paul Mascarenas are not standing for re-election at the Annual Meeting. Mr. Fruithof has been nominated as Chair to replace Mr. Sharman.
Executive Management
Mr. Fruithof, Aebi Schmidt’s Group Chief Executive Officer immediately prior to the Acquisition, continues to serve as Aebi Schmidt’s Group Chief Executive Officer.
Marco Portmann, Aebi Schmidt’s Group Chief Financial Officer immediately prior to the Acquisition, continues to serve as Aebi Schmidt’s Group Chief Financial Officer.
Thomas Schenkirsch, Aebi Schmidt’s Head Group Strategic Development and Deputy CEO immediately prior to the Acquisition, was appointed Chief Group Services and Deputy Group CEO upon completion of the Acquisition.
Steffen Schewerda, Aebi Schmidt’s Chief Executive Officer North America immediately prior to the Acquisition, was appointed Chief Executive Officer North America and President Vehicle Solutions upon completion of the Acquisition.
Henning Schröder, Aebi Schmidt’s Head Sales and Product Management Europe immediately prior to the Acquisition, was appointed Aebi Schmidt’s Chief Executive Officer Europe and Rest of World upon completion of the Acquisition.

Aebi Schmidt Group // 2026 Proxy Statement	5

Proxy Statement Summary

Tim Tecklenburg served as Aebi Schmidt’s Group Chief Financial Officer until April 13, 2025 and is included as a named executive officer (“NEO”) in this proxy statement.
Executive Compensation Highlights
Attracting, motivating and retaining a talented and experienced leadership team is a key component of Aebi Schmidt’s long-term success. We are committed to an effective executive compensation program that incorporates sound policies, transparency and best practices to deliver our NEO's annual compensation.
The Board recommends that shareholders vote (i) to approve, on a non-binding advisory basis, the compensation for our NEOs, (ii) to approve, on a non-binding advisory basis, the frequency of every year for future non-binding advisory votes to approve the compensation of our NEOs, (iii) to approve, on an advisory basis, the Swiss Statutory Compensation Report for the fiscal year ended December 31, 2025 and (iv) to approve the maximum compensation of executive management for the fiscal year ending December 31, 2027, in each case, as disclosed in this proxy statement.
For more information on our executive compensation program and the 2025 compensation of our NEOs, see the section titled “Compensation Discussion and Analysis” beginning on page 59.
Corporate Governance Highlights

• Annual election of Board members • 100% independent Board committees • Robust shareholder engagement • Active risk oversight by Board and committees • No stockholder rights plan
•
Active Board refreshment approach to align Board composition with corporate strategy

•
Annual Board and committee self-evaluations

•
Diverse Board with appropriate mix of skills, experience and perspective – subject to re-election, 50% of Board positions will be held by women and underrepresented communities

Environmental, Social and Governance Highlights
•
Issued first integrated annual Sustainability Report detailing both Aebi Schmidt and Shyft’s commitment to sustainability, as well as both companies’ approach to responsible and socially conscious business practices.

•	Integrated and implemented combined Aebi Schmidt and Shyft human rights, insider trading and whistleblower policies.
•	Disclosed our integrated Scope 1, Scope 2 and for the first time, Scope 3 greenhouse gas (“GHG”) emissions, calculated in accordance with the GHG Protocol Corporate Accounting and Reporting Standard.
Shareholder Engagement in 2025
Aebi Schmidt proactively engages with shareholders throughout the year to better understand their priorities and perspectives on significant issues, including Aebi Schmidt’s performance and strategy, executive compensation, corporate governance, shareholder proposals and environmental and social matters. Members of our senior management lead our shareholder engagement and Aebi Schmidt and its Board consider feedback and insights from shareholders and other stakeholders as we review our practices and disclosures. This shareholder engagement includes attending sell-side conferences, attending industry tradeshows, quarterly earnings calls, individual meetings with shareholders and giving facility tours to investors.

6	Aebi Schmidt Group // 2026 Proxy Statement

Corporate Governance and Board Matters
Our Corporate Governance Framework
Aebi Schmidt operates under a corporate governance framework designed to be a flexible working structure for principled actions, effective decision-making and appropriate monitoring of both compliance and performance. Aebi Schmidt’s key governance documents are available at www.aebi-schmidt.com/corporategovernance.

One share equals one vote	We have a single class of shares with equal voting rights.
Stock ownership guidelines	We have robust stock ownership guidelines for our directors.
Shareholder engagement	We have a comprehensive year-round shareholder engagement program.
Access to management	Our Board has significant interaction with senior management and access to other employees.
Strategic planning	The Board reviews Aebi Schmidt’s long-term strategic planning at least annually and regularly monitors implementation.
Financial expertise	100% of the members of our Audit Committee qualify as audit committee financial experts and each member is financially literate and satisfies the Nasdaq required accounting and financial expertise.
Goals, evaluations and succession planning	Our Board and CEO collaborate to set the CEO’s performance goals. The Board annually assesses CEO performance. Our Board regularly reviews executive succession planning.
Board refreshment	The Governance Committee reviews Board member succession on a regular basis.
Prohibitions on hedging, pledging and other transactions
We prohibit short sales, transactions in derivatives, and hedging of Aebi Schmidt securities by directors, executive officers and employees, and prohibit pledging of Aebi Schmidt securities by directors and executive officers.

Role of the Board of Directors
Aebi Schmidt’s Board is entrusted with the ultimate direction, supervision and control of the management of Aebi Schmidt and seeks to ensure that the long-term interests of shareholders are served. Directors are expected to take a proactive, focused approach to their position to ensure Aebi Schmidt is committed to business success through the maintenance of high standards of responsibility and ethics.
Board Independence
Aebi Schmidt’s Organizational Regulations require a majority of the Board’s members to be independent. The Board has determined that a majority of the Board’s members are independent under applicable rules of Nasdaq. Peter Muri who served as a member of the Board during 2025, was previously determined by the Board to be independent.
Aebi Schmidt’s Board has a standing Audit Committee (the “Audit Committee”), Human Resources and Compensation Committee (the “Compensation Committee”), and Governance and Sustainability Committee (the “Governance Committee”). The Board has determined that all committee members are independent under applicable Nasdaq and Securities and Exchange Commission (“SEC”) rules for committee memberships, and that each member of the Audit Committee also meets the additional independence criteria set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Aebi Schmidt Group // 2026 Proxy Statement	7

Corporate Governance and Board Matters

Board and Committee Structure
Aebi Schmidt regularly reviews the Board’s leadership structure and the responsibilities and composition of its standing committees. The structure and composition of Aebi Schmidt’s Board and its committees are intended to leverage the diverse perspectives of the Board’s members and promote effective oversight.
Aebi Schmidt is overseen by directors with diverse skills, qualities, attributes and experiences that effectively address its evolving needs and represent the best interests of Aebi Schmidt’s shareholders. The Board currently consists of eleven members, each serving a one-year term. Following the Annual Meeting, the Board will consist of eight members.

				Committees
Name	Age	Director Since	Independent	Audit	Human Resources and Compensation	Governance and Sustainability
James Sharman(1)(2)	67	2016
Barend Fruithof(3)	58	2025
Andreas Rickenbacher(3)	58	2016
Angela Freeman(2)	58	2019
Daniela Spuhler(3)	48	2023
Martin Ritter(3)	40	2022
Michael Dinkins(2)	72	2020
Patrick Schaub(3)	47	2022
Paul Mascarenas(1)(2)	64	2018
Peter Spuhler(1)(3)	67	2006
Terri Pizzuto(2)	67	2021

Chair	Member

(1)	Not standing for re-election at the Annual Meeting
(2)	Nominated by Shyft prior to the Acquisition
(3)	Nominated by Aebi Schmidt prior to the Acquisition
Following the Annual Meeting, Barend Fruithof shall serve as both Chair and CEO, which the Board believes best serves Aebi Schmidt’s overall corporate structure and the Board’s ability to carry out its roles and responsibilities on behalf of Aebi Schmidt’s shareholders, including its oversight of management and corporate governance matters. The Board believes he has both the critical skills and experience to best perform both roles at this time. The Chair will work closely with Andreas Rickenbacher and Terri Pizzuto, who shall be our Lead Independent Director and Vice Chair, respectively.

8	Aebi Schmidt Group // 2026 Proxy Statement

Corporate Governance and Board Matters

The Lead Independent Director will be expected to coordinate the activities of the other independent Board members and serve as the liaison between the Chair and the independent Board members, with whom he can call separate meetings.
The Vice Chair acts as the Chair’s deputy when the Chair is unable to exercise their office. The Vice Chair shall have the same powers and duties as the Chair, but such powers and duties shall be confined to resolutions to be passed during the period of representation.
The Board has appointed Mr. Spuhler, who previously served as the Chair of Aebi Schmidt prior to the Acquisition and is a significant shareholder, as Honorary Chairman in recognition of his extraordinary contributions to Aebi Schmidt. In his role as Honorary Chairman, Mr. Spuhler shall have no right to attend Board meetings or any other Board rights and shall receive no compensation.
The current membership and function of each standing committee is described on the following page. Each committee operates under a written charter adopted by the Board, which is available at www.aebi-schmidt.com/corporategovernance. Each committee reviews and assesses its charter annually.

Audit Committee Patrick Schaub (chair) Terri Pizzuto Michael Dinkins 5 meetings in 2025
The Audit Committee provides assistance to the Board in fulfilling its oversight responsibility relating to Aebi Schmidt’s financial statements and the accounting and financial reporting process, Aebi Schmidt’s systems of internal accounting and financial controls, the qualification and independence of outside auditors, the annual independent audit of Aebi Schmidt’s financial statements, Aebi Schmidt’s non-financial reporting, legal and regulatory compliance and ethics issues. It is the Audit Committee’s responsibility to maintain free and open communication between the Audit Committee, the independent auditor and management.

The Board has determined that (i) each of Messrs. Schaub and Dinkins and Ms. Pizzuto is an “audit committee financial expert” as that term is defined under SEC rules, (ii) each Audit Committee member qualifies as financially literate and satisfies Nasdaq’s listing standards regarding accounting and finance expertise and (iii) each Audit Committee member also meets the additional independence criteria set forth in Rule 10A-3(b)(1) under the Exchange Act.

Compensation Committee Andreas Rickenbacher (chair) Angela Freeman James. Sharman 3 meetings in 2025
The Compensation Committee provides assistance to the Board by overseeing matters relating to the compensation of Aebi Schmidt’s Board and Aebi Schmidt’s executives; and inclusion, belonging and human capital management initiatives.

The Board has determined that all members of the Compensation Committee meet the independence requirements under Nasdaq’s rules for persons serving on compensation committees. No member of the Compensation Committee is or was previously an officer or employee of Aebi Schmidt.

For a description of the Compensation Committee’s processes and procedures, see the section entitled “Compensation Discussion and Analysis” beginning on page 59.

Governance Committee Paul Mascarenas (chair) Andreas Rickenbacher Patrick Schaub 1 meeting in 2025
The Governance Committee supports the Board in fulfilling its responsibility to the shareholders and under applicable rules and regulations relating to Aebi Schmidt’s corporate governance and oversight of Aebi Schmidt’s environmental, social and governance initiatives. The Governance Committee identifies and recommends, for nomination or selection by the Board, individuals qualified to become directors for each vacancy that occurs and for each election of directors. The Governance Committee may also develop, recommend and, as necessary, update corporate governance principles and policies applicable to Aebi Schmidt.

The Governance Committee has evaluated and recommended to the full Board each of the nominees named in this Proxy Statement for election to the Board. See the section entitled “Election of Directors” beginning on page 26.

The Governance Committee does not solicit director nominations but will consider recommendations by Aebi Schmidt’s shareholders with respect to elections to be held at an Annual Meeting, so long as such recommendations are made in accordance with Aebi Schmidt’s Articles of Association, as may be amended from time to time. The Governance Committee will evaluate nominees recommended by shareholders against the same criteria as other director nominees.

Aebi Schmidt Group // 2026 Proxy Statement	9

Corporate Governance and Board Matters

Board Oversight of Risk Management
The Board has oversight responsibility regarding the assessment of major risks inherent in Aebi Schmidt’s business. Accordingly, the Board reviews management’s efforts to address and mitigate risks, including strategic, regulatory, compliance, operational, financial, reputational and cybersecurity. The Board reviews risk in the context of discussions and management reports at each regular Board meeting. The Board also evaluates risks inherent in significant transactions. While the Board is ultimately responsible for risk oversight, the committees of the Board assist it in fulfilling its oversight responsibilities. The Board’s committees do so by considering risks within their respective areas of expertise.
Board of Directors
Audit Committee
The Audit Committee oversees risk related to financial matters including internal controls, business conduct and legal and regulatory compliance, including antitrust, cybersecurity and tax matters and has primary responsibility for assisting the Board with risk oversight.
In 2025, the Audit Committee devoted substantial time to the oversight of Aebi Schmidt’s auditing, accounting, and financial reporting processes.
Compensation Committee
The Compensation Committee oversees risks associated with compensation program design and management development and retention.
In 2025, the Compensation Committee put forth significant effort to the development of Aebi Schmidt’s initial compensation philosophy and incentive programs. While 2025 was a transition year with the completion of the Acquisition, the Compensation Committee focused on establishing a compensation framework that will properly help incentivize and retain talent in 2026 and beyond.
Governance Committee
The Governance Committee oversees structural governance and composition matters including recommending to the Board the allocation of oversight responsibilities to the Board committees.
In 2025, the Governance Committee provided direction and oversight of Aebi Schmidt’s sustainability initiatives, which are described in the Company’s sustainability report (available in the “Annual General Meeting 2026” section of www.aebi-schmidt.com/investors).
At each regular Board meeting, the Board receives reports on significant committee activities, including oversight of risks addressed by each committee. In addition, risk management is incorporated in Aebi Schmidt’s annual strategic planning process, which is periodically reviewed by the Board. The Board also periodically reviews with management Aebi Schmidt’s insurance program and policies.
Management plays an important role in implementing the processes and procedures designed to mitigate risk and assist the Board in the exercise of its oversight function. In addition to the daily risk management processes of management, Aebi Schmidt uses an enterprise risk management prioritization approach, involving risk ranking and assessment of management progress in monitoring and mitigating key identified risks, including financial, operational, compliance and reputational risks.

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Corporate Governance and Board Matters

Selected Areas of Oversight
Compliance and Business Conduct
Aebi Schmidt’s Group General Counsel oversees our corporate ethics and compliance program (including a review with the Governance Committee as to program effectiveness at least annually), our Code of Conduct training and compliance with Aebi Schmidt’s policies, standards and procedures. The Group General Counsel reports to the Audit Committee regarding Code of Conduct matters related to accounting or auditing concerns and to the Governance Committee regarding all other Code of Conduct concerns.
Environment
The Governance Committee’s oversight of Aebi Schmidt’s strategies relating to sustainability includes reviewing and discussing environmental matters with Aebi Schmidt’s Group Chief Financial Officer, who is responsible for coordinating activities related to minimizing Aebi Schmidt’s impact on the environment. This oversight includes Governance Committee input into Aebi Schmidt’s sustainability priorities and strategies, and review of Aebi Schmidt’s annual sustainability report.
Human Rights
On December 2, 2025, the Board adopted Aebi Schmidt’s human rights policy, with an effective date of January 1, 2026. The policy governs how we treat all stakeholders, including our customers, employees, business partners and participants in our supply chain. The Board is responsible for overseeing and periodically reviewing our human rights policy. Aebi Schmidt’s Group General Counsel is responsible for its ongoing implementation and reports to the Board and its committees on any significant related issues.
People
The Board takes an active role in overseeing matters related to our people, including with respect to culture and engagement, talent recruitment, development, retention and inclusion. On a regular basis, our Chief Group Services reports to the Compensation Committee on talent-related developments and risks.
Additionally, Aebi Schmidt’s Compensation Committee oversees risks related to Aebi Schmidt’s compensation programs. Each year, the Compensation Committee evaluates whether the design and operation of Aebi Schmidt’s compensation programs and policies encourage management to take unnecessary or excessive risks. In assessing Aebi Schmidt’s compensation programs for risk, the Compensation Committee evaluates program features that mitigate against potential risks for our executive officers, such as fixed base salaries; goals that are tied to specific company financial measures and payout caps for the annual cash incentive program; clawback provisions for our cash and equity incentives; and the type and quantity of long-term equity incentives. In its annual review, the Compensation Committee concluded that Aebi Schmidt’s compensation programs and policies continue to provide an effective and appropriate mix of incentives to help ensure performance is focused on long-term shareholder value creation, and do not encourage short-term risk taking at the expense of long-term results.
Supply Chain
The Board reviews management reports regarding Aebi Schmidt’s supply chain and operations. These records include updates from Aebi Schmidt’s business segment leadership on the performance and management of our supply chain with a focus on potential operational impacts.

Aebi Schmidt Group // 2026 Proxy Statement	11

Corporate Governance and Board Matters

Regulatory Compliance
The Board, through the Audit Committee, takes an active role in overseeing legal and regulatory risks related to Aebi Schmidt's business. The Board receives regular updates from Aebi Schmidt’s Group General Counsel on legal and regulatory developments affecting the Company, including updates on government investigations, litigation, and other legal proceedings.
Shareholder Engagement
Aebi Schmidt is committed to ongoing constructive and meaningful engagement with our shareholders to drive accountability to our shareholders.
The management team conducts shareholder outreach throughout the year to ensure management and the Board understand and consider the issues that matter most to our shareholders and reflect the insights and perspectives of our many stakeholders.
Investor conferences, industry trade shows, and individual communications with our shareholders provide the opportunity for them to interact directly with management.
These engagements allow us to receive feedback concerning our operational and financial results, board composition, executive compensation, human capital management and sustainability matters, along with other topics of interest to shareholders. We greatly value our relationships with our shareholders and hearing their feedback directly.
In addition, we host a quarterly earnings call during which our executive management team responds to analyst questions regarding both historical results and forward-looking information. In addition to the required reports we file with the SEC, we make available on our website earnings analyst packages, investor presentations, and other reports with supplementary financial and operational information. In addition to having a dedicated Investor Relations function that receives and responds to shareholder outreach, we also provide a means for shareholders to communicate directly with our Board, as provided under “Communication with Directors” on page 14.
Board and Committee Structure and Meetings
Aebi Schmidt’s Board currently consists of eleven directors. The members of the Board serve for one-year terms, as required under Swiss law, and are elected by our shareholders each year. Directors actively participate in Board and committee meetings. Meeting materials are distributed in advance of each regular Board meeting so that directors can prepare for meeting discussions.
The Board met three times during 2025. Each member of the Board attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board held during 2025 and (ii) the total number of meetings held by each committee of the Board on which the member served during 2025.
The Annual Meeting will be our first annual general meeting of our shareholders. We do not have a formal policy regarding attendance by directors at our annual general meeting of shareholders.
The Board has three standing committees: Audit, Compensation and Governance. Each standing committee has a charter adopted by the Board. Each committee chair gives a committee report to the full Board at each regular Board meeting. The Board annually elects each committee’s members and chair. Each committee has the authority to retain, approve fees for and terminate advisors as it deems necessary to assist in the fulfillment of its responsibilities.
Annual Board and Committee Self-Evaluations
The Board intends to conduct an annual self-evaluations to assess whether the Board, its committees and each member of the Board are working effectively and to provide an opportunity to reflect upon and improve processes and effectiveness. Due to the mid-year timing of the Acquisition, the Board will conduct its initial self-evaluation in 2026.

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Corporate Governance and Board Matters

The Governance Committee will design and establish the overall evaluation framework, and the Board Chair and Governance Committee chair, respectively, will lead the feedback session. Topics covered in the evaluation process are expected to include the effectiveness and performance of the Board and its committees; Board and committee composition and refreshment; timing, agenda and content of Board and committee meetings; Board dynamics and function; peer contributions; and executive succession planning. A summary identifying any themes or issues that emerged will be presented to the Board on an anonymous basis.
Director Independence
Aebi Schmidt’s Organizational Regulations require that the Board annually determine whether its directors are independent. Nasdaq’s rules require that the Board affirmatively determine that a director does not have a relationship that would interfere with the exercise of a director’s independent judgment. Based on the evaluations performed and recommendations made by the Governance Committee, the Board has determined that the following directors are independent, which consists of the majority of directors on the Board: James Sharman, Patrick Schaub, Andreas Rickenbacher, Paul Mascarenas, Michael Dinkins, Angela Freeman and Terri Pizzuto. In reaching the determination that Ms. Freeman is independent, the Board considered that, during 2025, Aebi Schmidt conducted business in the ordinary course with C.H. Robinson Worldwide, Inc., a global provider of multimodal transportation services and third-party logistics, where Ms. Freeman serves as the Chief Human Resources and ESG Officer, and concluded that it did not impair Ms. Freeman’s independence.
Transactions with Related Parties
The Board has adopted written policies and procedures with respect to related party transactions, as defined in Item 404 of Regulation S-K under the Exchange Act. Any proposed related party transaction must be reviewed and approved by the full Board. Aebi Schmidt’s Organizational Regulations require that all conflicts of interest involving a member of the Board or executive management, including conflicts of interest that constitute related party transactions be reported to and reviewed by the Audit Committee in accordance with the terms of its charter.
On July 1, 2025, we entered into the PCS Relationship Agreement. Prior to the Annual Meeting, we intend on amending the PCS Relationship Agreement to modify the rights of the PCS Parties to nominate members of the Board, as described below in Proposal 4. As proposed to be amended, pursuant to the PCS Relationship Agreement, among other things:
•
PCS will have the right to designate for nomination by the Governance Committee for approval and recommendation to our shareholders by our Board (i) four qualified directors to our Board for so long as the PCS Parties, together with their affiliates and respective permitted transferees, beneficially own at least 35% of our outstanding common stock, one of whom must qualify as an independent director pursuant to the Nasdaq Listing Rules (provided, however, that the number of such nominees shall be reduced to three if the Board consists of less than nine members), (ii) three qualified directors to our Board for so long as such persons beneficially own at least 25% of our outstanding common stock, none of whom shall need to be an independent director pursuant to the Nasdaq Listing Rules (provided, however, that the number of such nominees shall be reduced to two if the Board consists of less than nine members), (iii) two qualified directors to our Board for so long as such persons beneficially own at least 15% of our outstanding common stock, none of whom shall need to be an independent director pursuant to the Nasdaq Listing Rules, and (iv) one qualified director to our Board for so long as such persons beneficially own at least 12.5% of our outstanding common stock who shall not have to be an independent director pursuant to the Nasdaq Listing Rules; provided in each of (i), (ii), (iii) and (iv), however, that in case PCS makes use of its right to nominate members of the Board, the Board shall consist of at least eight members.

•
The PCS Parties (and their respective permitted transferees) will be subject to a three-year “lock-up” period with respect to certain shares of our common stock beneficially owned by such parties, subject to certain exceptions.

•
The PCS Parties (and their respective affiliates) will be subject to a customary two-year “standstill” arrangement to prevent the PCS Parties from taking actions that can be materially adverse to the interests Aebi Schmidt, subject to certain customary exceptions; and

•
For so long as the PCS Parties, together with their affiliates and respective permitted transferees, beneficially own at least 12.5% of our outstanding common stock, the PCS Parties will have certain customary information and access rights.

Aebi Schmidt Group // 2026 Proxy Statement	13

Corporate Governance and Board Matters

On July 1, 2025, we also entered into a Relationship Agreement with each of Gebuka AG (“Gebuka”) and Mr. Fruithof, each of which is based on the same form as the PCS Relationship Agreement, except that, among other differences, each of Gebuka and Mr. Fruithof will not have any right to designate any individual for nomination to our Board and will not be entitled to the information rights provided to PCS under the PCS Relationship Agreement.
On July 1, 2025, we entered into a Registration Rights Agreement with the PCS Parties and Gebuka pursuant to which, among other things, we agreed to (i) provide certain demand and “piggy-back” registration rights with respect to certain shares of common stock owned by such holders and (ii) if we are eligible to use Form S-3 or F-3, file a resale shelf registration statement on Form S-3 or F-3, as applicable, covering our common stock owned by such holders on demand.
PCS has extended unsecured shareholder loans in 2015 and 2018 to Aebi Schmidt (the “Shareholder Loans”). The Shareholder Loans were amended and restated in December 2021. The 2015 Shareholder Loan from PCS is for an aggregate principal amount of $17.1 million and the 2018 Shareholder Loan from PCS is for an aggregate principal amount of $17.6 million. The interest expense paid to PCS under the 2015 Shareholder Loan was $410,950 and the interest expense paid to PCS under the 2018 Shareholder Loan was $423,485.
Mr. Spuhler is an entrepreneur and investor with significant and diverse holdings. From time to time, entities which Mr. Spuhler controls or in which Mr. Spuhler has significant investments have entered into, and in the future may enter into, commercial transactions with Aebi Schmidt or its subsidiaries on arms-length terms. On July 1, 2025, Aebi Schmidt moved its Zurich office to a new office building owned by Allreal. Mr. Spuhler beneficially owns approximately 4.33% of Allreal and is a member of its board of directors. Aebi Schmidt pays a fair market rent and the lease is otherwise on arms-length terms. During 2025, Stadler Rail, a Swiss manufacturer of railway rolling stock listed on the SIX Swiss Exchange, purchased materials from Aebi Schmidt in an aggregate amount of $6,793,829 on arms-length terms. Mr. Spuhler is a significant shareholder of Stadler Rail. Martin Ritter is the CEO of Stadler US, Inc., a U.S. subsidiary of Stadler Rail. Additionally, during 2025, Innflow AG, a Swiss IT consulting company in which Mr. Spuhler is a significant shareholder, provided IT services to Aebi Schmidt in an aggregate amount of $915,490 on arms-length terms.
Communication with Directors
Any shareholder or other interested party may communicate with our directors, individually or as a group, by contacting Aebi Schmidt’s Investor Relations team. The contact information is maintained through Aebi Schmidt’s website at www.aebi-schmidt.com/investors.
Inquiries may also be addressed as follows:

Aebi Schmidt Group Schulstrasse 4 CH-8500 Frauenfeld, Switzerland Attn: Investor Relations

Communications will be forwarded to the relevant director(s) except for solicitations or other matters not related to Aebi Schmidt.
Code of Conduct
Aebi Schmidt seeks to conduct business ethically, honestly, and in compliance with laws. Aebi Schmidt’s Codes of Conduct detail the principles that guide Aebi Schmidt’s business practices – transparency, respect, confidentiality and compliance. The Codes of Conduct apply to all employees, including Aebi Schmidt’s Group Chief Executive Officer, as well as the Board. Aebi Schmidt expects its suppliers, contractors, consultants and other business partners to follow the principles set forth in the Codes of Conduct when providing goods and services to Aebi Schmidt or acting on its behalf. The Codes of Conduct are available at www.aebi-schmidt.com/corporategovernance.

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Corporate Governance and Board Matters

Aebi Schmidt’s Group General Counsel is responsible for managing oversight of the Codes of Conduct. Employees and members of the Board are required to complete training on the Codes of Conduct upon joining Aebi Schmidt and annually thereafter.
How to Obtain Copies of Our Governance-Related Documents
The following documents are available through the Corporate Governance page of our website at www.aebi-schmidt.com/corporategovernance.
•	Articles of Association;
•	Organizational Regulations;
•	Aebi Schmidt’s Codes of Conduct; and
•	Charters of the Audit Committee, Compensation Committee and Governance Committee
If you prefer to receive printed copies of these documents, please send a written request to Investor Relations.
Insider Trading Policy
Aebi Schmidt has adopted insider trading policies and procedures applicable to its directors, officers and employees, and has implemented processes for Aebi Schmidt, that we believe are reasonably designed to promote compliance with insider trading laws, rules and regulations, and the applicable stock exchange listing standards in connection with the purchase, sale and/or other disposition of Aebi Schmidt securities.
Prohibition on Employee, Officer and Director Hedging
As part of Aebi Schmidt’s Insider Trading Policy, we prohibit directors, officers and other employees from (1) trading in options (such as put and call options) on Aebi Schmidt securities, (2) engaging in short sales of any Aebi Schmidt securities, (3) engaging in any transaction intended to hedge or offset a decrease in the value of Aebi Schmidt securities, including, but not limited to, forward sale or purchase contracts, equity swaps, collars or exchange funds, and (4) purchasing Aebi Schmidt securities on margin, holding Aebi Schmidt securities in a margin account or pledging Aebi Schmidt securities as collateral for a loan. These restrictions also apply to each employee and director’s family members and others living in their household and entities that are directed by or subject to the employee’s or director’s influence or control.

Aebi Schmidt Group // 2026 Proxy Statement	15

Proposal 1
Approval of the Audited Consolidated
Financial Statements and Statutory Standalone Financial Statements for the Fiscal Year Ended December 31, 2025
The Board proposes and recommends that the shareholders approve our audited consolidated financial statements and statutory standalone financial statements for the fiscal year ended December 31, 2025.
Explanation
Pursuant to Article 698 of the Swiss Code of Obligations, the management report (except where the company establishes consolidated financial statements pursuant to a recognized international accounting standard such as U.S. GAAP), the statutory standalone financial statements and, if applicable, the consolidated financial statements of a company with regard to the preceding financial year must be submitted to shareholders for approval at each annual general meeting of shareholders. Aebi Schmidt’s consolidated financial statements are prepared in accordance with U.S. GAAP and therefore, Aebi Schmidt is not required to submit the management report to a shareholder vote.
The consolidated financial statements are included in our Annual Report for the fiscal year ended December 31, 2025, which is part of the proxy materials we provide. The statutory financial statements are available through the “Annual General Meeting 2026” section of our website at www.aebi-schmidt.com/investors.
Copies of our Annual Report and this proxy statement will be available to all shareholders entitled to vote at the Annual Meeting, on the Internet at www.proxyvote.com on or about April 10, 2026.
Aebi Schmidt’s statutory auditor, PricewaterhouseCoopers AG (Zurich), has expressed its unqualified opinion that the consolidated financial statements present fairly, in all material respects, the financial position of Aebi Schmidt as of December 31, 2025, and the results of operations and the cash flows for the year then ended, in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP) and comply with Swiss law, and has reported on other legal requirements.
Representatives of PricewaterhouseCoopers AG (Zurich) are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they wish and will also be available to answer questions.

16	Aebi Schmidt Group // 2026 Proxy Statement

Proposal One

What if Shareholders do not Approve this Proposal?
If shareholders do not approve this proposal, then shareholders would be precluded from approving the allocation of disposable profit and distribution of a dividend as set out in Proposals 2.1 and 2.2.

Vote Required

The affirmative vote of a majority of the shares voted at the Annual Meeting, by person or by proxy, is required to approve the audited consolidated financial statements and statutory standalone financial statements. In counting votes on this proposal, abstentions and broker non-votes, if any, will be counted as not voted and therefore will not affect the outcome of the election. We believe that this is a “routine” proposal and thus we do not expect any broker non-votes.

Your Board recommends that you vote “FOR” the approval of the audited consolidated financial statements and statutory standalone financial statements.

Aebi Schmidt Group // 2026 Proxy Statement	17

Proposal 2.1
Approval of Allocation of Profit Available for Distribution
The Board proposes and recommends that the shareholders approve that Aebi Schmidt's profit be carried forward.
The below table shows the appropriation of available earnings as proposed by the Board for the fiscal year ended December 31, 2025. These amounts reflect Aebi Schmidt Holding AG’s financial results as reported in its statutory standalone financial statements for the fiscal year ended December 31, 2025. The statutory standalone financial statements, available in the “Annual General Meeting 2026” section of www.aebi-schmidt.com/investors, were prepared in accordance with the Swiss Code of Obligations.

USD
Retained earnings carried forward from previous year	$129,566,494
Net profit for the year	$(20,256,000)
Total Retained Earnings	$109,310,494
Retained earnings to be carried forward	$109,310,494

Explanation
Under Swiss law, the allocation of Aebi Schmidt’s profit or loss must be submitted to shareholders for approval at each annual general meeting.
The Board believes that it is in the best interests of Aebi Schmidt and its shareholders to retain our earnings for future investment in the growth of our business, for share repurchases, for the possible acquisition of other companies or lines of business, and for dividends out of legal reserves as described in this proxy statement.
The Company’s statutory auditor, PricewaterhouseCoopers AG (Zurich), has confirmed, in its audit report on the statutory financial statements of Aebi Schmidt for the fiscal year ended December 31, 2025, that the proposed allocation of profit complies with Swiss law and the Company’s Articles of Association.
Accordingly, the Board is proposing that all profit at the disposal of the Annual Meeting be carried forward. Additionally, the Board is also proposing a dividend to shareholders under Proposal 2.2.

18	Aebi Schmidt Group // 2026 Proxy Statement

Proposal Two

What if Shareholders do not Approve this Proposal?
If shareholders do not approve this proposal, then the Board will consider the reasons the shareholders did not approve the proposal, if known, and will call an extraordinary general meeting of shareholders for reconsideration of the proposal or a revised proposal.

Vote Required

The affirmative vote of a majority of the shares voted at the Annual Meeting, by person or by proxy, is required to approve the allocation of profit available for distribution. In counting votes on this proposal, abstentions and broker non-votes, if any, will be counted as not voted and therefore will not affect the outcome of the election. We believe that this is a “routine” proposal and thus we do not expect any broker non-votes.

Your Board recommends that you vote “FOR” the approval of the allocation of profit available for distribution.

Aebi Schmidt Group // 2026 Proxy Statement	19

Proposal 2.2
Approval of Distribution of Dividend (as a Repayment of Statutory Reserves, by way of
Allocation to a Dividend Reserve)
The Board proposes and recommends that the shareholders approve an annual dividend of up to USD $0.10 per share (the “Annual Dividend”), to be paid in installments as determined by the Board from a separate dividend reserve sub-account.
Explanation
Dividend Reserve
Under this proposed process for a dividend, shareholders fix an aggregate USD amount to be allocated from our capital contribution reserves to a separate dividend reserve sub-account, where the amount will be available for the payment of dividends. The Board proposes that the maximum amount legally available to pay the annual dividend be USD $10 million.
If approved by shareholders, the maximum amount legally available to pay a dividend will be released from the capital contribution reserves account, a sub-account of legal reserves, and be segregated to a dividend reserve account (the “Dividend Reserve”).
Annual Dividend and Board Discretion
Following shareholder approval, the Board is authorized to use the Dividend Reserve to distribute the Annual Dividend to shareholders in installments up to a maximum of USD $0.10 per share. The Board will determine the record and payment dates at which the Annual Dividend may be paid (or, if circumstances warrant, refrain from paying it) in one or more installments, until the date of the 2027 annual general meeting.
The Board currently expects to pay the full USD $0.10 per share of the Annual Dividend in four equal quarterly installments of USD $0.025 each.
Proposal
The Board proposes:
(a)
that an aggregate amount equal to USD $10,000,000 be released from the capital contribution reserves account, a sub-account of legal reserves, and allocated to a segregated dividend reserve account from capital contribution reserves (Dividend Reserve); and

(b)
to distribute a dividend to the shareholders up to an aggregate amount totaling USD $0.10 per share from, and limited at a maximum to the amount of, the Dividend Reserve in one or more installments, in such amounts and on such record and payment dates as determined by the Board in its discretion.

If the Board deems it advisable for Aebi Schmidt, the Board shall be authorized to abstain (in whole or in part) from distributing a dividend in its discretion. The authorization of the Board to distribute the installments from the Dividend Reserve will expire on the date of the 2027 annual general meeting, on which date any balance remaining in the Dividend Reserve will be automatically reallocated to the capital contribution reserves account of legal reserves.

20	Aebi Schmidt Group // 2026 Proxy Statement

Proposal Two

What if Shareholders do not Approve this Proposal?
If the shareholders do not approve this proposal, then Aebi Schmidt will be prohibited from paying a dividend to shareholders. In such a case, the Board will consider the reasons the shareholders did not approve the proposal, if known, and may call an extraordinary general meeting of shareholders for reconsideration of the proposal or a revised proposal.

Vote Required

The affirmative vote of a majority of the shares voted at the Annual Meeting, by person or by proxy, is required to approve distribution of a dividend (as a repayment of statutory reserves, by way of allocation to a dividend reserve). In counting votes on this proposal, abstentions and broker non-votes, if any, will be counted as not voted and therefore will not affect the outcome of the election. We believe that this is a “routine” proposal and thus we do not expect any broker non-votes.

Your Board recommends that you vote “FOR” the approval of distribution of dividend (including any repayment of statutory reserves).

Aebi Schmidt Group // 2026 Proxy Statement	21

Proposal 3
Discharge of Liability for the Board of Directors and Executive Management for the Fiscal Year Ended December 31, 2025
The Board proposes and recommends that the shareholders discharge the liability of the Board and executive management for the fiscal year ended December 31, 2025.
Explanation
In accordance with Swiss law and Aebi Schmidt’s Articles of Association, shareholders are requested to discharge the members of the Board and executive management from liability for their activities during the fiscal year ended December 31, 2025. This discharge is not for liability relating to facts that have not been disclosed to shareholders. Registered shareholders that do not vote in favor of this proposal are not bound by the result for a period ending 12 months after the Annual Meeting.
This proposal requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual Meeting, not counting the votes of any director, nominee or executive officer of Aebi Schmidt or any votes represented by Aebi Schmidt.

Vote Required

The affirmative vote of a majority of the shares voted at the Annual Meeting, by person or by proxy, is required to discharge the liability of the Board and executive management for the fiscal year ended December 31, 2025. In counting votes on this proposal, votes of any director, nominee or executive officer of Aebi Schmidt or any votes represented by Aebi Schmidt shall not be counted. In counting votes on this proposal, abstentions and broker non-votes will be counted as not voted and therefore will not affect the outcome of the election.

Your Board recommends that you vote “FOR” the discharge of liability for the Board and executive management.

22	Aebi Schmidt Group // 2026 Proxy Statement

Proposal 4
Approval of an Amendment to the Articles of Association to (i) Reduce the Minimum Number of Directors to Five and the Maximum Number of Directors to Nine and (ii) Amend the Nomination Rights of PCS Holding AG
The Board proposes and recommends that the shareholders approve an amendment to the Articles of Association to reduce the minimum number of directors to five and maximum number of directors to nine as well as an amendment of certain nomination rights held by the PCS Parties.
Explanation
In accordance with Swiss law and Aebi Schmidt’s Articles of Association, the Board proposes that Article 15 of the Articles of Association be amended to reduce the number of members of the Board of Directors from "at least nine and not more than eleven" to "at least five and not more than nine". While this provision in the Articles of Association provides for more flexibility in terms of the composition of the Board, there is currently no intention of nominating less than eight members to the Board. Also, prior to the Annual Meeting, the Company and the PCS Parties anticipate amending the PCS Relationship Agreement to (i) provide that the Board of Directors shall consist of at least eight members and (ii) amend the rights of the PCS Parties to nominate members of the Board of Directors to take into account a potentially reduced size of the Board. Accordingly, in view of the change to Article 15 of the Articles of Association and the amendment of the rights of the PCS Parties to nominate members of the Board of Directors pursuant to the PCS Relationship Agreement, the Board proposes that Article 16 also be amended to reflect the changes to the PCS Parties’ nomination rights.

Aebi Schmidt Group // 2026 Proxy Statement	23

Proposal Four

The following table shows the proposed amendments of the Articles of Association of Aebi Schmidt. The left column of the table shows the current version of the Articles of Association with the proposed deletions in red and the proposed additions in blue. The right column of the table contains the revised version of the Articles of Association after and subject to approval by the Annual Meeting. Articles and paragraphs of articles to which no amendments are made are not included in the table.

Current Articles / Proposed changes	New Articles
B. Board of Directors	B. Board of Directors
Article 15 Composition	Article 15 Composition

(1)
The Board of Directors shall consist of at least ~~nine~~ five and not more than ~~eleven~~ nine members. If the number of members of the Board of Directors should fall below ~~nine~~ five, such vacancy or vacancies shall be filled at the latest at the next Annual General Meeting. The Chairperson and the other members of the Board of Directors shall be elected by the General Meeting on an individual basis for a term of one year, ending with the conclusion of the next Annual General Meeting. Re-election is permitted.

(1)
The Board of Directors shall consist of at least five and not more than nine members. If the number of members of the Board of Directors should fall below five, such vacancy or vacancies shall be filled at the latest at the next Annual General Meeting. The Chairperson and the other members of the Board of Directors shall be elected by the General Meeting on an individual basis for a term of one year, ending with the conclusion of the next Annual General Meeting. Re-election is permitted.

(2)
The Board of Directors shall constitute itself, subject to the applicable provisions of law and of these Articles of Association. It shall elect from among its members one or more Vice Chairpersons, and designate a secretary who need not be a member of the Board of Directors.

(2)
The Board of Directors shall constitute itself, subject to the applicable provisions of law and of these Articles of Association. It shall elect from among its members one or more Vice Chairpersons, and designate a secretary who need not be a member of the Board of Directors.

(3)
If the Chairperson is not able to continue to hold office or if the Company does not have a Chairperson capable of acting and of holding office for other reasons, then the Board of Directors shall appoint one of its members as Chairperson until the next Annual General Meeting; the calling of a General Meeting in accordance with art. 726 para. 2 CO is reserved.

(3)
If the Chairperson is not able to continue to hold office or if the Company does not have a Chairperson capable of acting and of holding office for other reasons, then the Board of Directors shall appoint one of its members as Chairperson until the next Annual General Meeting; the calling of a General Meeting in accordance with art. 726 para. 2 CO is reserved.

24	Aebi Schmidt Group // 2026 Proxy Statement

Proposal Four

B. Board of Directors	B. Board of Directors
Article 16 Board Member Nomination Rights	Article 16 Board Member Nomination Rights

(1)
(a) PCS Holding AG and Peter Spuhler (together, including any successors, “PCS”) shall, if they hold, directly or indirectly through one or several controlled entities, at least 35% of the Company's Outstanding Shares, have the right to jointly nominate four members of the Board of Directors; provided, however, that the number of such nominees shall be reduced to three if the Board of Directors consists of less than nine members. (b) PCS shall, if they hold, directly or indirectly through one or several controlled entities, at least 25% but less than 35% of the Company's Outstanding Shares, have the right to jointly nominate three members of the Board of Directors; provided, however, that the number of such nominees shall be reduced to two if the Board of Directors consists of less than nine members. (c) PCS shall, if they hold, directly or indirectly through one or several controlled entities, at least 15% but less than 25% of the Company's Outstanding Shares, have the right to jointly nominate two members of the Board of Directors. (d) PCS shall, if they hold, directly or indirectly through one or several controlled entities, at least 12.5% but less than 15% of the Company's Outstanding Shares, have the right to jointly nominate one member of the Board of Directors. In each case, it is required that the Board of Directors is composed in accordance with Art. 15 para. 1 and that only such persons shall be nominated who satisfy the qualification criteria set forth in the charter of the Governance and Sustainability Committee; provided in each of (a), (b), (c) and (d), however, that in case PCS makes use of its right to nominate members of the Board of Directors, the Board of Directors shall consist of at least eight members.

(1)
(a) PCS Holding AG and Peter Spuhler (together, including any successors, “PCS”) shall, if they hold, directly or indirectly through one or several controlled entities, at least 35% of the Company's Outstanding Shares, have the right to jointly nominate four members of the Board of Directors; provided, however, that the number of such nominees shall be reduced to three if the Board of Directors consists of less than nine members. (b) PCS shall, if they hold, directly or indirectly through one or several controlled entities, at least 25% but less than 35% of the Company's Outstanding Shares, have the right to jointly nominate three members of the Board of Directors; provided, however, that the number of such nominees shall be reduced to two if the Board of Directors consists of less than nine members. (c) PCS shall, if they hold, directly or indirectly through one or several controlled entities, at least 15% but less than 25% of the Company's Outstanding Shares, have the right to jointly nominate two members of the Board of Directors. (d) PCS shall, if they hold, directly or indirectly through one or several controlled entities, at least 12.5% but less than 15% of the Company's Outstanding Shares, have the right to jointly nominate one member of the Board of Directors. In each case, it is required that the Board of Directors is composed in accordance with Art. 15 para. 1 and that only such persons shall be nominated who satisfy the qualification criteria set forth in the charter of the Governance and Sustainability Committee; provided in each of (a), (b), (c) and (d), however, that in case PCS makes use of its right to nominate members of the Board of Directors, the Board of Directors shall consist of at least eight members.

Vote Required

The affirmative vote of a majority of the shares voted at the Annual Meeting, by person or by proxy, is required to approve an amendment to the Articles of Association to (i) reduce the minimum number of directors to five and the maximum number of directors to nine and (ii) amend the nomination rights of PCS Holding AG. In counting votes on this proposal, abstentions and broker non-votes will be counted as not voted and therefore will not affect the outcome of the election.

Your Board recommends that you vote “FOR” the approval of an amendment to the Articles of Association to (i) reduce the minimum number of directors to five and the maximum number of directors to nine and (ii) amend the nomination rights of PCS Holding AG.

Aebi Schmidt Group // 2026 Proxy Statement	25

Proposal 5.1
Election of the Board of Directors
The Board proposes and recommends that the shareholders elect each of the director nominees listed below to the Board until the 2027 annual general meeting.
Explanation
The Governance Committee and the Board consider the experience, mix of skills and other qualities of the existing Board to ensure appropriate Board composition. The Governance Committee and the Board believe that directors must have demonstrated excellence in their chosen field, high ethical standards and integrity, and sound business judgment. In addition, the Governance Committee and the Board seek to ensure the Board includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to Aebi Schmidt’s business.
The Board believes that the director nominees have an appropriate balance of knowledge, experience, attributes, skills and expertise as a whole to ensure the Board appropriately fulfills its oversight responsibilities and acts in the best interests of shareholders. The Board believes that each director nominee satisfies its criteria for demonstrating excellence in his or her chosen field, high ethical standards and integrity, and sound business judgment. Further, each director nominee brings a strong background and set of skills to the Board, giving the Board competence and experience in a wide variety of areas.

26	Aebi Schmidt Group // 2026 Proxy Statement

Proposal Five

Barend Fruithof
Age | 58
Director Since | 2025
Committees | None
Other Public Boards | None
Prior Public Boards | Swiss Steel
Holding AG
(SIX Swiss Exchange)

Mr. Fruithof has served as the Group Chief Executive Officer of Aebi Schmidt since 2017 and has served as Vice Chair of the Board since 2025. If elected, Mr. Fruithof shall serve as Chair of the Board. In 2026, Mr. Fruithof was nominated to the board of directors of SoftwareOne, a Swiss enterprise software company, which is listed on the SIX Swiss Exchange. Mr. Fruithof has been chairman of the board of directors of Zugerbergfinanz AG, a financial institution in Zug, Switzerland, since 2017, Erni Group, a Swiss software engineering company, since 2018 and a member of the board of directors of ISS Switzerland, a facility service provider company, since 2021. Mr. Fruithof has been a member of the board of directors of PCS Holding AG, an investment company, since 2025. Mr. Fruithof served as chairman of the board of directors of esisuisse, a Swiss deposit insurance, from 2010 to 2023 and as Vice Chairman of the board of directors of Swiss Steel Group, a listed steel group based in Lucerne, Switzerland, from 2022 to 2024. Mr. Fruithof was a member of the board of directors of Amag Leasing, an automotive leasing company, from 2015 to 2024, HRS Real Estate AG, a Swiss owner-managed real estate service provider, from 2016 to 2023, Julius Baer & Co. AG, a private Swiss bank, (as well as its Head of Switzerland & Global Custody) from 2015 to 2016, Credit Suisse Group, a leading financial services company, from 2008 to 2015 (as well as its Head of Corporate & Institutional Client from 2008 to 2015 and a member of the Private Banking Division Management from 2008 to 2015). Mr. Fruithof served as Chief Financial Officer and Head of the Finance & Corporate Center Department, as well as a member of the executive board of Raiffeisen Group Switzerland, St. Gallen, the second largest banking group in Switzerland, from 2004 to 2007, and as the Chief Executive Officer of Aduno Group from 2001 to 2003 and Viseca Card Services SA, Glattbrugg from 2001 to 2003, each a credit card service company. Mr. Fruithof worked as the Head of Product and Distribution Management from 1997 to 2000 and Head of Payment Services from 1992 to 1996 of Zurich Cantonal Bank, the largest cantonal bank in Switzerland, and as Head of Product Management of Europay (Switzerland) SA, a member of the European banking services consortium which provides the international EuroCard/MasterCard credit-card; the EC-card for ATM-withdrawals, debit-card and cheque-guarantee; the EC-Direct debit-card (Switzerland-only); and the Maestro debit-card (international), in 1997. Mr. Fruithof holds a degree in business administration (KLZ), and a master of marketing (eidg. dipl. Marketingleiter) from University Bern and an Executive MBA from University St. Gallen (HSG).

Mr. Fruithof has extensive experience in executive leadership, financial reporting, accounting and compliance. His experience serving as Group Chief Executive Officer and in other positions for industrial companies provides him with subject matter expertise in strategy, acquisitions and divestitures, risk management, asset allocation, and oversight of operational functions.

Aebi Schmidt Group // 2026 Proxy Statement	27

Proposal Five

Andreas Rickenbacher
Age | 58
Director Since | 2016
Committees | Compensation (Chair);
Governance (Chair)
Other Public Boards | BKW Ltd
(SIX Swiss Exchange)
Prior Public Boards | None

Mr. Rickenbacher has served as the Chair of the Compensation Committee since 2025 and if elected to the Board, shall serve as the Chair of the Governance Committee and Lead Independent Director. Prior to the Acquisition, Mr. Rickenbacher served as the Vice Chair of Aebi Schmidt’s Board since 2023. In February 2026, Mr. Rickenbacher was nominated to the board of directors of The Swatch Group Ltd, a Swiss manufacturer of watches, which is listed on the SIX Swiss Exchange. Since 2024, Mr. Rickenbacher has been Chair of the board of directors of Suva, one of the biggest injury insurance companies in Switzerland. Since 2023, Mr. Rickenbacher has served as a consultant for Bantel & Partner AG, a public relations firm in Zurich, Switzerland, having previously served as a director from 2017 until 2023. Mr. Rickenbacher has served as Chair of the board of directors of CSEM AG, a Swiss research and development center active in the fields of precision manufacturing, digitalization, and renewable energy, since 2023, and served as a member of the board of directors of Ender Diagnostics AG, a medical laboratory in Bern, Switzerland until 2024. Mr. Rickenbacher was the Vice President of the Switzerland Innovation Foundation from 2015 to 2021 and has since served as its President since 2022. Since 2018, Mr. Rickenbacher has served on the board of directors of BKW AG, a power production and distribution utility in Bern, Switzerland. Since 2016, he has served on the board of directors of each of HRS Real Estate AG, a Swiss owner-managed real estate service provider, Bernexpo AG, an exhibition and trade center in Bern, Switzerland and Andreas Rickenbacher Management AG, a business consultant company (for which he is also serving as a management consultant). Since 2016, Mr. Rickenbacher also serves as the Vice President of the Organization Committee of the Internationale Lauberhornrennen Wengen Association, a group that organizes World Cup ski races. From 2017 to 2023, Mr. Rickenbacher served as a member on the board of directors of Bigla Care AG, a supplier of hospital beds and mattresses and from 2016 to 2021, Mr. Rickenbacher served as a member of the advisory board of the Swiss Economic Forum. Mr. Rickenbacher founded and owned Rickenbacher Projekte GmbH, a public relations company, from 2004 to 2008. Mr. Rickenbacher worked as a project leader at MCM Consultants AG, a consultant company from 1998 to 2004 and as a project leader and assistant at Gfs.bern, a political and communications market researcher from 1992 to 1998. Mr. Rickenbacher was Secretary of Economic Affairs from 2006 to 2016 and Governor from 2012 to 2013 of the Canton of Bern. Mr. Rickenbacher earned a Master of Science in Business Administration from University of Bern.

Mr. Rickenbacher has extensive knowledge and experience in executive leadership of large and complex public and private sector organizations. His subject matter expertise covers strategic business management, human resources, compensation, and organizational matters as well as stakeholder management and customer relationship management. Based on various board memberships, he has insight into different industries in different world regions.

28	Aebi Schmidt Group // 2026 Proxy Statement

Proposal Five

Angela Freeman
Age | 58
Director Since | 2019
Committees | Governance;
Compensation
Other Public Boards | None
Prior Public Boards | None

Ms. Freeman has served as the Chief Human Resources and ESG Officer and is a Section 16 officer at C.H. Robinson Worldwide, Inc. (Nasdaq: CHRW), the global leader in Lean AI supply chains, which manages 37 million shipments per year and has annual revenues of over $16 billion. She has served in that role since 2019 and leads the company’s talent, compensation, leadership development and executive succession, sustainability, and corporate responsibility strategies. She has been with the company for 28 years and key contributions also include oversight of M&A talent integration for twelve company acquisitions during her time leading HR. Prior to her current role, she led Investor Relations, Marketing and Corporate Communications, and Public Affairs. In addition, she serves as Chairperson of the Board of the C.H. Robinson Foundation, the company’s philanthropic affiliate. Ms. Freeman also serves on the Board of the University of North Dakota Alumni Association & Foundation, the Gartner Global CHRO Leadership Board, and the Wall Street Journal Chief People Officer Counsel. Ms. Freeman holds a Master of Science degree in comparative politics from the London School of Economics, in addition to a Bachelor of Arts degree in political science and a Bachelor of Science degree in secondary education from the University of North Dakota.

Ms. Freeman brings extensive public company experience in human resources, including executive compensation, human capital management, ESG, investor relations and communications, stakeholder management and government affairs. She has subject matter expertise in strategy creation and deployment, change management, digital transformation and scaling organizations, executive succession, and mergers and acquisitions.

Daniela Spuhler
Age | 48
Director Since | 2023
Committees | None
Other Public Boards | None
Prior Public Boards | None

Ms. Spuhler has served as a member of Aebi Schmidt’s Board since 2023. Since 2007, Ms. Spuhler has owned two construction companies, Esslinger AG and Barizzi AG, and has been a Managing Director of each since 2007 and a member of the board of directors of each since 2008. Since 2007 she has been a member and Vice President of PCS Holding AG. She has also served as a member of the board of directors of DSH Holding AG, an investment company, since 2008 (for which she serves as the Vice President), Wohnpark Promenade AG Frauenfeld, a condominium complex, since 2010 (for which she serves as the President), Talvo Engadin AG, a restaurant, since 2011 (for which she serves as the Vice President) and Cat Aviation AG, a private charter airline, since 2018. Ms. Spuhler has served as a member of the board of directors of HG Commerciale, a service company for the construction industry since 2015. Ms. Spuhler earned a Bachelor of Business Administration from Zürcher Hochschule Winterthur. Ms. Spuhler’s spouse, Peter Spuhler, is also a former member of Aebi Schmidt’s Board.

Ms. Spuhler brings extensive experience in executive leadership in regard to strategic and operational execution in industrial companies. She serves on various boards in different industries and is a subject matter expert in customer relationship management, program and project management and operational excellence.

Aebi Schmidt Group // 2026 Proxy Statement	29

Proposal Five

Martin Ritter
Age | 40
Director Since | 2022
Committees | None
Other Public Boards | None
Prior Public Boards | None

Mr. Ritter has served as a member of Aebi Schmidt’s Board since 2022. Mr. Ritter has been the Chief Executive Officer of Stadler US Inc., a railroad company, since 2016. From 2014 to 2016, Mr. Ritter was the Assistant to the Group Chief Executive Officer and Project Manager for Stadler Rail Management AG, a Swiss manufacturer of railroad rolling stock. Mr. Ritter was an Executive Assistant and the Head of Internal Services at Invents.ch, an event management company in Zurich, Switzerland, from 2013 to 2014 and he worked at PWC, an audit and assurance, consulting, and tax services company, in the Tax and Legal Group from 2011 to 2013. Mr. Ritter was a Company Commander from 2014 to 2018, an Officer from 2008 to 2014, and a Soldier from 2005 to 2008 in the Swiss Armed Forces. Mr. Ritter earned a Master in Accounting and Finance and a Bachelor in Business Administration from the University of St. Gallen.

Mr. Ritter has extensive leadership experience in international business environments. He has a demonstrated track record of developing and executing strategic plans to drive business results in the manufacturing and transportation industries. He is a subject matter expert in project management, creating and implementing operational processes, strategic sales, and collaborative stakeholder management.

Michael Dinkins
Age | 72
Director Since | 2020
Committees | Audit
Other Public Boards | Crane Co and
Community Health Systems
Prior Public Boards | Integer,
LandAmerica and Access Worldwide

Mr. Dinkins is currently President and Chief Executive Officer of Dinkins Financial, a consulting firm that assists small businesses in raising capital. Prior to founding Dinkins Financial in 2017, Mr. Dinkins served in various leadership roles, including as Chief Financial Officer and board member at Integer Holdings Corporation, a medical device manufacturer, from 2012 to 2017. In addition, Mr. Dinkins’ prior experience includes serving as Chief Financial Officer at each of USI Insurance Services, an insurance and risk management provider, Hilb, Rogal & Hobbs Co., an insurance risk and management provider, and NCR Worldwide Customer Service Operations, a provider of financial services equipment and software. Mr. Dinkins’ career began at General Electric where he served for 17 years in multiple financial roles. He is a past member of the board of directors of three publicly traded companies and currently serves on the board of the National Council on Compensation and Insurance, a provider of workers compensation data and insights. Mr. Dinkins received a Bachelor of Science degree in Finance from Michigan State University and graduated with honors from General Electric’s Financial Management Program where he also served as an instructor. He also obtained certified public accountant and certified management accountant certificates.

Mr. Dinkins has extensive experience in executive leadership, financial reporting, accounting, and Sarbanes-Oxley compliance. His experience serving as a financial executive with multiple companies provides him with subject matter expertise in acquisitions and divestitures, risk management, asset allocation and oversight of operational functions.

30	Aebi Schmidt Group // 2026 Proxy Statement

Proposal Five

Patrick Schaub
Age | 47
Director Since | 2022
Committees | Audit (Chair);
Governance; Compensation
Other Public Boards | None
Prior Public Boards | None

Mr. Schaub has served as a member of Aebi Schmidt’s Board and Chair of its Audit Committee since 2022. Mr. Schaub is the co-founder and Managing Director of the Transaction Advisory Group of Alvarez & Marsal Switzerland GmbH, a business management consultant in Zurich, Switzerland, since 2019. Mr. Schaub worked at KPMG AG, an audit, tax, and advisory service, as a Partner in the Transaction Services Group from 2018 to 2019, as a Director in Transaction Services Group from 2006 to 2018, and as an Assistant Manager in the Audit Group from 2002 to 2006. Mr. Schaub worked at Swissair, an airline, as a Business Data Analyst from 1998 to 2001.

Mr. Schaub graduated from Zürcher Hochschule Winterthur (FH) with a Bachelor in Business Management and Economics, and has been a Swiss Certified Public Accountant since 2006. Mr. Schaub brings leadership experience, along with his extensive financial expertise. His experience in advising corporations includes acquisitions and divestments, management accounting, financial reporting and risk management.

Terri A. Pizzuto
Age | 67
Director Since | 2021
Committees | Audit
Other Public Boards | Triton International
Prior Public Boards | None

Ms. Pizzuto served as a financial officer for Hub Group, Inc., a multi-billion-dollar public company offering comprehensive transportation and logistics management solutions, for 18 years, including the last 13 years as Chief Financial Officer prior to her retirement in June 2020. If elected to the Board, Ms. Pizzuto shall serve as the Vice Chair. Ms. Pizzuto retains the title of Chief Financial Officer Emeritus at the Hub Group. Before joining the Hub Group, Ms. Pizzuto was an audit professional at Arthur Andersen LLP for 22 years, including the last 6 years as an audit partner, where she served a wide variety of SEC registrants and other clients in logistics, manufacturing, high tech, and other industries. Ms. Pizzuto serves on the board of directors of Triton International, a global container leasing company, IPS Corporation, a privately-held manufacturer, CRST, Inc., a privately held freight company, and Mastery Logistics Systems, a privately held technology company in the supply chain logistics space. Ms. Pizzuto earned a bachelor’s degree in accounting from the University of Illinois and is a certified public accountant.

Ms. Pizzuto is a qualified financial expert with over 40 years of experience in financial and strategy leadership roles. Her area of expertise include SEC regulatory compliance, global finance and accounting, investor relations, technology transformations, acquisitions and divestitures, and asset management.

Aebi Schmidt Group // 2026 Proxy Statement	31

Proposal Five

Vote Required

The affirmative vote of a majority of the shares voted at the Annual Meeting, by person or by proxy, is required to elect the director nominees named in this Proposal 5.1 to one-year terms expiring at the 2027 annual general meeting. In counting votes on this proposal, abstentions and broker non-votes will be counted as not voted and therefore will not affect the outcome of the election.

Your Board recommends that you vote “FOR” the election of the director nominees named in this Proposal 5.1 to one-year terms expiring at the 2027 annual general meeting.

32	Aebi Schmidt Group // 2026 Proxy Statement

Proposal 5.2
Election of the Chair of the Board of Directors
The Board proposes and recommends that the shareholders elect Barend Fruithof as the Chair of the Board until the 2027 annual general meeting.
Explanation
Under Swiss law and Aebi Schmidt’s Articles of Association, the authority to elect the Chair of Aebi Schmidt’s Board is vested with its shareholders, who elect a Chair from the directors elected under Proposal 5.1.
With the recommendation of the Governance Committee, the Board has nominated Barend Fruithof for election by shareholders as the Chair of the Board until the 2027 annual general meeting. Biographical information regarding Barend Fruithof is found under Proposal 5.1.
Annual Review of Board Leadership Structure
Each year, led by the Governance Committee, the Board reviews its leadership structure and considers shareholder feedback. The Board (with Mr. Fruithof abstaining) has agreed that it is in the best interest of Aebi Schmidt and its shareholders for Mr. Fruithof to become Chair of the Board. The Board believes he has the skills and experience to best perform both the Chair and CEO roles at this time.
In support of nominating Mr. Fruithof as Chair, the Board encourages shareholders to consider Mr. Fruithof’s immeasurable leadership value to the Board. The Board believes combining both roles creates strong leadership, continuity of expertise and one voice in the top Board and management roles. The Board also believes Mr. Fruithof is best positioned to serve as the appropriate channel between management and the Board. Additionally, Mr. Fruithof’s industry knowledge and deep experience provide him with exceptional insight and direction to lead the Board on Aebi Schmidt’s strategy, assessing market conditions, strategic opportunities and risk management oversight, among other critical matters. Mr. Fruithof’s knowledge and business acumen make him the optimal individual to chair the Board at this time, and the Board believes that shareholders are best served with Mr. Fruithof elected as Chair of the Board.
Moreover, the Board is structured to mitigate potential risks in combining the Chair and CEO roles. The Board is expected to appoint Mr. Rickenbacher as the Lead Independent Director, who will have significant and substantive powers and responsibilities. Mr. Fruithof, in his capacity as CEO, reports to the Board. Led by the Lead Independent Director, the independent directors will conduct a comprehensive performance evaluation and compensation determination process with respect to Mr. Fruithof’s performance as CEO. Further, the majority of the directors other than Mr. Fruithof are independent, and each of the Audit, Compensation and Governance Committees of the Board are comprised entirely of independent directors. Most of Aebi Schmidt’s directors have significant executive experience, including some as CEO, and serve individually and collectively as an effective independent complement to the Chair and CEO. Regular Board refreshment and well-balanced tenure also ensure new independent voices and perspectives are included in Board discussions.
The Board considers Mr. Fruithof’s election as Chair to be essential as Aebi Schmidt executes on its strategic plan and identifies and capitalizes on market and other opportunities. Aebi Schmidt operates in a complex setting as a Swiss domiciled and Nasdaq listed company. Mr. Fruithof, a leader with deep international experience, is strongly positioned to serve as Chair. The Board believes that, as Chair, Mr. Fruithof will continue Aebi Schmidt’s trajectory of success, consistent with its track record, in the face of the multitude of risks and opportunities that lay ahead.

Aebi Schmidt Group // 2026 Proxy Statement	33

Proposal Five

Board Leadership: Our Lead Independent Director
While Mr. Fruithof serves as Chair, Board leadership will also come from our Lead Independent Director, Mr. Andreas Rickenbacher. This Board structure provides for a strong Lead Independent Director position to promote and foster effective director independence in deliberations and overall governance. The Lead Independent Director is expected to provide a forum for independent director deliberation and feedback and will help assure that all Board members have the means to, and do, carry out their responsibilities in accordance with their fiduciary duties.
The Governance Committee and the entire Board, regularly review the Board leadership structure, and examine and reaffirm the significant authority and powers of the Lead Independent Director.
What Happens if Shareholders do not Approve this Proposal?
If the shareholders do not approve this proposal, then the Board will consider the reasons the shareholders did not approve the proposal, if known, and will call an extraordinary general meeting of shareholders for reconsideration of the proposal or a revised proposal.

Vote Required

The affirmative vote of a majority of the shares voted at the Annual Meeting, by person or by proxy, is required to elect Barend Fruithof as Chair of the Board until the 2027 annual general meeting. In counting votes on this proposal, abstentions and broker non-votes will be counted as not voted and therefore will not affect the outcome of the election.

Your Board recommends that you vote “FOR” the election of Barend Fruithof as Chair of the Board until the 2027 annual general meeting.

34	Aebi Schmidt Group // 2026 Proxy Statement

Proposal 6
Election of the Human Resources
and Compensation Committee of the
Board of Directors
The Board proposes and recommends that the shareholders elect each of the director nominees, Andreas Rickenbacher, Patrick Schaub and Angela Freeman, individually, as members of the Compensation Committee until the 2027 annual general meeting.
Explanation
Under Swiss law and Aebi Schmidt’s Articles of Association, authority to elect the members of the Compensation Committee of the Board is vested with Aebi Schmidt’s shareholders.
Upon the recommendation of the Compensation Committee, the Board has nominated Messrs. Rickenbacher and Schaub and Ms. Freeman for election to the Compensation Committee. Mr. Rickenbacher and Ms. Freeman are currently serving on the Compensation Committee. Mr. Schaub, a current member of the Board, is a new nominee to the Compensation Committee. Biographical information for each nominee may be found under Proposal 5.1.
The Board has unanimously agreed that service by each nominee to the Compensation Committee is in the best interest of Aebi Schmidt and the shareholders. Each of the nominees has been determined by the Governance Committee and the Board to satisfy Aebi Schmidt’s Organizational Regulations regarding director independence and related Nasdaq listing standards and SEC rules and regulations.
What Happens if Shareholders do not Approve this Proposal?
If the shareholders do not approve this proposal, then the Board will consider the reasons the shareholders did not approve the proposal, if known, and will call an extraordinary general meeting of shareholders for reconsideration of the proposal or a revised proposal.

Vote Required

The affirmative vote of a majority of the shares voted at the Annual Meeting, by person or by proxy, is required to elect Andreas Rickenbacher, Patrick Schaub and Angela Freeman, individually, as members of the Compensation Committee until the 2027 annual general meeting. In counting votes on this proposal, abstentions and broker non-votes will be counted as not voted and therefore will not affect the outcome of the election.

Your Board recommends that you vote “FOR” the election of the Human Resources and Compensation Committee of the Board of Directors.

Aebi Schmidt Group // 2026 Proxy Statement	35

Proposal 7
Election of PricewaterhouseCoopers AG (Zurich) as Statutory Auditor
The Board proposes and recommends that the shareholders approve PricewaterhouseCoopers AG (Zurich)’s election as Aebi Schmidt’s statutory auditor.
Explanation
Aebi Schmidt’s shareholders must elect an audit firm supervised by the Swiss Federal Audit Oversight Authority as the statutory auditor. The statutory auditor’s main task is to audit the statutory financial statements and consolidated financial statements of Aebi Schmidt.
Representatives of PricewaterhouseCoopers AG (Zurich) are expected to be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they wish and will also be available to answer questions.
Annual Evaluation and Selection of Auditors’
The Audit Committee oversees the selection of the firm of independents auditors to audit Aebi Schmidt’s financial statements for each fiscal year. The Audit Committee is also directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors, including resolution of any disagreements that arise between management and the auditor regarding financial reporting or other audit, review or attest services for Aebi Schmidt. The independent auditors report directly to the Audit Committee. The Audit Committee annually reviews and evaluates the performance of Aebi Schmidt’s independent auditors. In evaluating the independent auditors, the Audit Committee considers, among other things, the quality of the independent auditor’s service, the sufficiency of its resources, its independence and objectivity, and the length of time the firm has been engaged as Aebi Schmidt’s independent auditors.
Fees Paid to Independent Auditor
Set forth below is a summary of the fees paid by Aebi Schmidt for the years ended December 31, 2025 and 2024, to PricewaterhouseCoopers AG (Zurich) and its affiliates:

	2024	2025
Audit fees	$71,919	$2,905,080
Audit-related fees	-	$75,709
Tax fees	$1,576,848	$642,547
All other fees	$6,731	-
Total	$1,655,499	$3,623,335

Aebi Schmidt has been advised by PricewaterhouseCoopers AG (Zurich) that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in Aebi Schmidt or its subsidiaries.

36	Aebi Schmidt Group // 2026 Proxy Statement

Proposal Seven

Vote Required

The affirmative vote of a majority of the shares voted at the Annual Meeting, by person or by proxy, is required to elect PricewaterhouseCoopers AG (Zurich) as Aebi Schmidt’s statutory auditor. In counting votes on this proposal, abstentions and broker non-votes will be counted as not voted and therefore will not affect the outcome of the election. We believe that this is a “routine” proposal and thus we do not expect any broker non-votes.

Your Board recommends that you vote “FOR” the election of PricewaterhouseCoopers AG (Zurich) as Statutory Auditor.

Aebi Schmidt Group // 2026 Proxy Statement	37

Proposal 8
Election of Anwaltskanzlei Keller AG as Independent Proxy
The Board proposes and recommends that the shareholders elect Anwaltskanzlei Keller AG as Aebi Schmidt’s independent proxy until the 2027 annual general meeting.
Explanation
In accordance with Swiss law and Aebi Schmidt’s Articles of Association, shareholders have the authority to elect an independent proxy. Swiss law does not permit other forms of institutional proxies for public companies, such as corporate proxies (appointing an office or another representative of Aebi Schmidt) or depository bank representatives as defined under Swiss law.
The independent proxy’s main task is to exercise the voting rights granted to it by shareholders in accordance with shareholder instructions. The independent proxy will not make statements, submit proposals or ask questions of the Board on behalf of shareholders.
The Board has recommended that Anwaltskanzlei Keller AG, Splügenstrasse 8, 8002 Zurich, Switzerland be elected as Aebi Schmidt’s independent proxy until the conclusion of the 2027 annual general meeting. Anwaltskanzlei Keller AG is a Swiss law firm.
What Happens if Shareholders do not Approve this Proposal?
If the shareholders do not approve this proposal, then the Board will consider the reasons the shareholders did not approve the proposal, if known, and will call an extraordinary general meeting of shareholders for reconsideration of the proposal or a revised proposal.

Vote Required

The affirmative vote of a majority of the shares voted at the Annual Meeting, by person or by proxy, is required to elect Anwaltskanzlei Keller AG as independent proxy. In counting votes on this proposal, abstentions and broker non-votes, if any, will be counted as not voted and therefore will not affect the outcome of the election. We believe that this is a “routine” proposal and thus we do not expect any broker non-votes.

Your Board recommends that you vote “FOR” the election of Anwaltskanzlei Keller AG as independent proxy.

38	Aebi Schmidt Group // 2026 Proxy Statement

Proposal 9.1
Approval, on a Non-Binding Advisory Basis, of the Compensation of our Named Executive Officers under U.S. Securities Law Requirements
The Board proposes and recommends that shareholders approve, on a non-binding advisory basis, the compensation of our NEOs, as disclosed in this proxy statement.
The table below provides more detail on the currently-serving NEOs of Aebi Schmidt. Additionally, Tim Tecklenburg served as Aebi Schmidt’s Chief Financial Officer until April 13, 2025, and is also considered as a NEO under this proxy statement and for purposes of this Proposal 9.1.

Name	Position	Business Experience	Age	Executive Officer Since
Barend Fruithof	Group CEO	See description in Proposal 5.1.	58	2017
Thomas Schenkirsch	Chief Group Services and Deputy Group CEO	Chief Group Services and Deputy Group CEO since July 2025. Head Group Strategic Development and Deputy CEO of Aebi Schmidt from October 2022 to June 2025. Group CFO of Aebi Schmidt from July 2016 to October 2022.	50	2016
Marco Portmann	Group CFO	Group CFO since April 2025. CFO of Swiss Steel Holding AG from April 2022 to June 2024. Vice President Corporate Accounting, Controlling, Tax and Risk Management of Swiss Steel Holding AG from October 2021 to March 2022. Vice President, Corporate Controlling of Swiss Steel Holding AG from April 2020 to September 2021.	37	2025
Steffen Schewerda	CEO North America and President Vehicle Solutions	CEO North America and President Vehicle Solutions since July 2025. CEO North America from January 2021 to July 2025.	55	2021
Henning Schröder	CEO Europe and Rest of World	CEO Europe and Rest of World since July 2025. Head Sales and Product Management Europe of Aebi Schmidt from April 2024 to June 2025. Head Group Technology of Aebi Schmidt from January 2021 to March 2024.	48	2019

Explanation
Aebi Schmidt has determined that it will hold a non-binding advisory vote to approve the compensation of Aebi Schmidt’s NEOs (“Say on Pay”) every year at the annual general meeting, subject to the outcome of the vote on Proposal 9.2. In accordance with the requirements of Section 14A of the Exchange Act and the related SEC rules, Aebi Schmidt is asking shareholders to express their opinion on the compensation of our NEOs, as disclosed pursuant to the Compensation Discussion and Analysis, executive compensation tables, and narrative and other disclosures that accompany the executive pay tables. This vote is non-binding and advisory only; however, the Board expects to give due consideration to the opinion of Aebi Schmidt’s shareholders as expressed by their vote.

Aebi Schmidt Group // 2026 Proxy Statement	39

Proposal Nine

The compensation of Aebi Schmidt’s executive officers should be:
•	closely linked to the performance of Aebi Schmidt as a whole, the executive’s business segment (as applicable) and the individual executive;
•	aligned with Aebi Schmidt’s annual operating plan and long-term strategic plan and objectives;
•	attractive in the markets where Aebi Schmidt competes for executive talent; and
•
structured to reward actions in accordance with Aebi Schmidt’s values and standards and to discourage the taking of inappropriate risks, and thereby to uphold Aebi Schmidt’s high standards of business ethics and corporate governance.

The Compensation Discussion and Analysis beginning on page 59 explains in detail the elements of Aebi Schmidt’s executive compensation program with respect to our NEOs, and the steps taken by Aebi Schmidt to help ensure that the program, as collectively integrated in 2025, was aligned with these core principles. Aebi Schmidt believes this system, as put into practice under the supervision of the Compensation Committee, is instrumental in enabling Aebi Schmidt to achieve long-term financial performance and investor returns. Subject to the outcome of the shareholder vote on Proposal 9.2, the next Say on Pay vote is expected to be held at our 2027 annual general meeting.
Action Requested
The Board asks shareholders to vote on the following advisory resolution:
“Resolved, that the compensation of Aebi Schmidt’s named executive officers, as described in the Compensation Discussion and Analysis, Executive Compensation Tables and narrative disclosures that accompany the executive pay tables discussion in Aebi Schmidt’s 2026 Proxy Statement, is hereby approved.”

Vote Required

The proposal to approve the compensation of Aebi Schmidt’s named executive officers, as described in this proxy statement, is a non-binding advisory vote only, and will be approved if a majority of the votes cast at the Annual Meeting are voted in favor of the proposal. In counting votes on this proposal, abstentions and broker non-votes will be counted as not voted or cast and therefore will not affect the outcome of the vote. Aebi Schmidt will disclose the results of this vote but is not required to take action based upon the outcome of this vote. However, the Compensation Committee currently intends to consider the outcome of the vote when considering future executive compensation arrangements (See “Additional Information,” beginning on page 84). In counting votes on this proposal, abstentions and broker non-votes will be counted as not voted and therefore will not affect the outcome of the election.

Your Board recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of named executive officers.

40	Aebi Schmidt Group // 2026 Proxy Statement

Proposal Nine

Proposal 9.2
Approval, on a Non-Binding Advisory Basis, of the Frequency of Future Non-Binding Advisory Votes to Approve the Compensation of Our Named Executive Officers
The Board proposes and recommends that shareholders approve, on an advisory basis, every year (annually) as the frequency of future non-binding advisory votes to approve the compensation of our NEOs.
Explanation
As described in Proposal 9.1 above, Aebi Schmidt’s shareholders have the opportunity to cast a non-binding advisory vote to approve the compensation of Aebi Schmidt’s NEOs. In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, this Proposal 9.2 affords shareholders the opportunity to cast a non-binding advisory vote recommending how often Aebi Schmidt should include a Say on Pay proposal in its proxy materials for future annual general meetings or any special shareholder meeting for which Aebi Schmidt must include executive compensation information in the proxy statement for that meeting. Under this Proposal 9.2, shareholders may vote to recommend having the Say on Pay vote every year, every two years, or every three years, or may abstain from voting.
The Board and the Compensation Committee believe that Say on Pay votes should be conducted every year so that Aebi Schmidt’s shareholders may express their views on its executive compensation program and the Compensation Committee can consider such views in its compensation planning for the fiscal year following the Say on Pay vote.
Shareholders may cast their advisory vote to recommend conducting advisory votes on named executive officer compensation every “1 Year,” “2 Years,” or “3 Years,” or “Abstain.”

Vote Required

As an advisory vote, this Proposal 9.2 is not binding on Aebi Schmidt, the Board or the Compensation Committee. Shareholder approval of a one-, two- or three-year frequency for future Say on Pay votes will not require Aebi Schmidt to implement future Say on Pay votes every one, two or three years. Instead, the final decision on the frequency of the future Say on Pay votes remains with the Board and/or its committees. However, the Compensation Committee and the Board value the opinions expressed by shareholders and expect to consider the outcome of the vote when making a decision regarding the frequency of future Say on Pay votes. This Proposal 9.2 will be approved if “1 year” receives the highest number of votes cast to be the frequency recommended by shareholders. In counting votes on this proposal, abstentions and broker non-votes will be counted as not voted or cast and therefore will not affect the outcome of the vote. Aebi Schmidt will consider the frequency for holding an advisory vote on NEO compensation that receives the highest number of votes cast to be the frequency recommended by shareholders, even if that option does not receive a majority of the votes cast. The next frequency vote is expected to be held at our 2032 annual general meeting.

Your Board recommends that you vote “1 YEAR” (annual) as the frequency for future non-binding advisory votes to approve the compensation of our named executive officers.

Aebi Schmidt Group // 2026 Proxy Statement	41

Proposal Nine

Proposal 9.3
Approval, on Advisory Basis, of the Swiss Statutory Compensation Report for the Fiscal Year Ended December 31, 2025
The Board proposes and recommends that shareholders approve the Swiss Statutory Compensation Report for the fiscal year ended December 31, 2025.
Explanation
Under Swiss law and Aebi Schmidt’s Articles of Association, Aebi Schmidt is required to prepare a separate Swiss statutory compensation report each year that contains specific items in a presentation format determined by Swiss regulations.
The Swiss Statutory Compensation Report for the partial year of July 1, 2025 through December 31, 2025, is available electronically in the “Annual General Meeting 2026” section of www.aebi-schmidt.com/investors.
The Swiss Statutory Compensation Report discloses the 2025 compensation for both the Board and executive management. The report is audited by Aebi Schmidt’s independent statutory auditor, PricewaterhouseCoopers AG (Zurich), who has confirmed that the compensation report complies with Swiss law.
This non-binding retrospective vote on the compensation paid to the Board and executive management is in addition to the binding forward-looking votes on the maximum compensation of the Board and executive management described in Proposals 9.4 and 9.5, and the separate non-binding retrospective “Say on Pay” vote for compensation paid to Aebi Schmidt’s named executive officers described in Proposal 9.1.
This additional Swiss say-on-pay advisory vote provides Aebi Schmidt’s shareholders with a direct retrospective voice on director and executive compensation by providing a look-back on the use of prior-approved Swiss maximum compensation amounts.

Vote Required

The proposal to approve the Swiss Statutory Compensation Report for the fiscal year ended December 31, 2025, as described in this proxy statement, is an advisory vote only, and will be approved if a majority of the shares voted at the Annual Meeting are voted in favor of the proposal. Aebi Schmidt will disclose the results of this vote but is not required to take action based upon the outcome of this vote. However, the Compensation Committee intends to consider the outcome of the vote when considering future executive compensation arrangements (See “Additional Information,” beginning on page 84). In counting votes on this proposal, abstentions and broker non-votes will be counted as not voted and therefore will not affect the outcome of the election.

Your Board recommends that you vote “FOR” the approval, on an advisory basis, of the Swiss Statutory Compensation Report for the fiscal year ended December 31, 2025.

42	Aebi Schmidt Group // 2026 Proxy Statement

Proposal Nine

Proposal 9.4
Approval of the Maximum Compensation of the Board of Directors until the 2027 Annual General Meeting
The Board proposes and recommends that shareholders approve a maximum total of $2,300,000 in aggregate compensation for the members of the Board until the 2027 annual general meeting.
Explanation
Swiss law and Aebi Schmidt’s Articles of Association require shareholders to ratify, on an annual basis and in a separate binding vote, the maximum aggregate amount of compensation that may be paid, granted or promised to the Board.
The Board proposes that the amount of $2,300,000 be approved as the maximum aggregate amount of compensation for the Board for the period between the Annual Meeting and the 2027 annual general meeting. The proposed maximum aggregate amount includes all forms of cash, stock and other compensation and represents the maximum possible amount that Aebi Schmidt could pay to the Board for the period between the Annual Meeting and the 2027 annual general meeting and not necessarily the actual amount that will be paid.
A description of director compensation and the amounts paid to directors in 2025 can be found in the “Compensation Discussion and Analysis” section of this proxy statement. Under Swiss law, Aebi Schmidt also publishes an audited annual Swiss Compensation Report, which is available electronically in the “Annual General Meeting 2026” section of www.aebi-schmidt.com/investors.
Maximum Aggregate Board Compensation Proposal for the Period between the Annual Meeting and the 2027 Annual General Meeting

	Chairman	All Other Directors	Total
Board fees paid in cash	$135,000	$865,000	$1,000,000
Board fees paid in equity	$135,000	$1,165,000	$1,300,000
Total Fees	$270,000	$2,030,000	$2,300,000

What Happens if Shareholders do not Approve this Proposal?
If the shareholders do not ratify the maximum aggregate compensation amount proposed by the Board, our Articles of Association require the Board to consider the results of the vote, or other shareholder feedback and other matters in its discretion. Then the Board may submit a new proposal of the maximum aggregate amount at the 2027 annual general meeting or at an extraordinary general meeting of the shareholders. Aebi Schmidt may continue to pay compensation to the Board subject to subsequent approval. The Board may also split proposals for approval by submitting proposals with respect to particular elements of compensation, shorter periods of time or a more limited group of persons. However, rejection of this proposal could lead to material uncertainty with respect to Aebi Schmidt’s compensation arrangements and could detrimentally impact Aebi Schmidt’s ability to attract and retain directors.

Aebi Schmidt Group // 2026 Proxy Statement	43

Proposal Nine

Vote Required

The affirmative vote of a majority of the shares voted at the Annual Meeting, by person or by proxy, is required to approve a maximum total of $2,300,000 in aggregate compensation for the members of the Board until the 2027 annual general meeting. In counting votes on this proposal, abstentions and broker non-votes will be counted as not voted and therefore will not affect the outcome of the election.

Your Board recommends that you vote “FOR” the approval of a maximum total of $2,300,000 in aggregate compensation for the members of the Board until the 2027 annual general meeting.

44	Aebi Schmidt Group // 2026 Proxy Statement

Proposal Nine

Proposal 9.5
Approval of the Maximum Compensation of Executive Management for the Fiscal Year Ending December 31, 2027
The Board proposes and recommends that shareholders approve a maximum total of $12,500,000 in aggregate compensation for executive management for the next fiscal year, ending December 31, 2027.
Explanation
Aebi Schmidt’s executive management is appointed by the Board, based on the applicable provisions of Swiss law and Aebi Schmidt’s Organizational Regulations. Aebi Schmidt’s executive management currently consists of Barend Fruithof, Group Chief Executive Officer, Thomas Schenkirsch, Chief Group Services and Deputy Group Chief Executive Officer, Marco Portmann, Group Chief Financial Officer, Steffen Schewerda, Chief Executive Officer North America and President Vehicle Solutions, Jacob Farmer, President Commercial and Fleet, Henning Schröder, Chief Executive Officer Europe and Rest of World, Stefan Kaltenbach, Chief Supply Chain, and Marcus Scherer, Chief Engineering.
Swiss law and Aebi Schmidt’s Articles of Association require Aebi Schmidt’s shareholders to ratify, on an annual basis and in a separate binding vote, the maximum aggregate amount of compensation that can be paid, granted or promised to the members of executive management for the subsequent calendar year.
The Board proposes that the amount of $12,500,000 be approved as the maximum aggregate amount of compensation of the executive management for the fiscal year ending December 31, 2027. Such maximum aggregate amount includes all forms of cash, stock and other compensation and is based on the expected fiscal year 2027 compensation of executive management. This amount represents the maximum possible amount that Aebi Schmidt could pay to the executive management in the 2027 fiscal year and not necessarily the actual amount that will be paid. Actual 2027 fiscal year compensation for executive management will be determined by the Compensation Committee based on company and individual performance and other relevant factors.
In accordance with Aebi Schmidt’s Articles of Association, the Company is authorized to pay compensation (including indemnification for loss of compensation or for financial disadvantages in connection with the change of employment) to such members of executive management who join after the Annual Meeting, even if the maximum compensation already approved by the Annual Meeting is not sufficient. These supplementary amounts do not need to be approved by the Annual Meeting, provided that their sum in each single relevant period does not exceed 40% of the approved maximum aggregate amount of the compensation of the members of executive management for the same period of time for which approval by the Annual Meeting has already been obtained.
Maximum Aggregate Executive Management Compensation Proposal for the 2027 Fiscal Year

Cash Compensation	$9,700,000
Equity	$2,150,000
Benefits/Perquisites	$650,000
TOTAL	$12,500,000

Aebi Schmidt Group // 2026 Proxy Statement	45

Proposal Nine

What Happens if Shareholders do not Approve this Proposal?
If the shareholders do not ratify the maximum aggregate compensation amount proposed by the Board, our Articles of Association require the Board to consider the results of the vote, or other shareholder feedback and other matters in its discretion. Then the Board may submit a new proposal of the maximum aggregate amount at the 2027 annual general meeting or at an extraordinary general meeting of the shareholders. Aebi Schmidt may continue to pay compensation to executive management subject to subsequent approval. The Board may also split proposals for approval by submitting proposals with respect to particular elements of compensation, shorter periods of time or a more limited group of persons. However, rejection of this proposal could lead to material uncertainty with respect to Aebi Schmidt’s compensation arrangements and could detrimentally impact Aebi Schmidt’s ability to attract and retain executive management.

Vote Required

The affirmative vote of a majority of the shares voted at the Annual Meeting, by person or by proxy, is required to approve a maximum total of $12,500,000 in aggregate compensation for the members of Aebi Schmidt’s executive management for the fiscal year ending December 31, 2027. In counting votes on this proposal, abstentions and broker non-votes will be counted as not voted and therefore will not affect the outcome of the election.

Your Board recommends that you vote “FOR” the approval of a maximum total of $12,500,000 in aggregate compensation for the members of Aebi Schmidt’s executive management for the fiscal year ending December 31, 2027.

46	Aebi Schmidt Group // 2026 Proxy Statement

Proposal 10
Approval of the Aebi Schmidt Equity Incentive Plan
The Board proposes and recommends that shareholders approve the Aebi Schmidt Equity Incentive Plan (the “Plan”).
Explanation
As Aebi Schmidt continues to grow and compete for executive and specialized talent across its international operations, the Board has determined that a formal, comprehensive equity incentive program is essential to:
•	Attract, retain, and motivate high-quality personnel by providing them with equity ownership opportunities;
•	Align the interests of key employees and Board members with those of the Company's shareholders;
•	Provide performance-based incentives that are linked to the long-term success and strategy of Aebi Schmidt; and
•	Ensure Aebi Schmidt remains competitive with peer companies in compensation design.
The Plan replaces and supersedes any prior informal or ad hoc equity arrangements of Aebi Schmidt (and would supersede Shyft’s Stock Incentive Plan, under which new grants would no longer be made). If approved, the Plan will serve as the sole basis for granting equity-based awards to eligible employees and Board members of Aebi Schmidt going forward. The Company will not make any new grants under The Shyft Group, Inc. Stock Incentive Plan (or under any informal or ad hoc arrangement) between April 1, 2026 and the Annual General Meeting on May 21, 2026.
In determining the number of shares to reserve under the Plan, the Board and management analyzed various metrics, including current and prospective equity compensation requirements, the potential dilutive impact of the proposed share reserve, and burn rate analysis (see table below). Management and the Board expect that the proposed number of authorized shares will be sufficient to permit awards to be made under the Plan for about the next three to four years.

Share Capital & Award Metrics(1)
Total Shares Reserved Under the Plan	3,500,000 shares
Shares Subject to Outstanding Full Value Awards (RSUs/PSUs)	293,713 shares
RSAs Outstanding	343,789 shares
Appreciation Awards Outstanding	0
Total Number of Shares Outstanding (approx.)	77,543,885 shares
Three-Year Average Burn Rate	2.8% (Burn rate in 2025 = 1.33%, in 2024 = 5.03% and in 2023 = 2.16%)
Potential Dilution (as % of outstanding shares)	4.66%
Shares available under The Shyft Group, Inc. Stock Incentive Plan, which will be cancelled upon approval of the Aebi Schmidt Equity Incentive Plan	1,073,984

(1)	This data includes all outstanding equity plans and awards as of April 1, 2026.
Based on the closing price on Nasdaq for our common stock on March 23, 2026 of $9.93 per share, the aggregate market value as of such date of the new 3,500,000 shares requested under the Plan was $34,755,000.

Aebi Schmidt Group // 2026 Proxy Statement	47

Proposal Ten

Summary of the Plan
The following is a summary of the material terms of the Equity Incentive Plan. This summary is qualified in its entirety by reference to the full text of the Plan, which is attached as an appendix to this proposal. Any defined terms included herein but not defined herein are defined in the Plan. In evaluating this proposal, shareholders should consider all of the information in this proposal.
Administration
The Plan is administered by the Board. The Board has the power to construe and interpret the Plan and all related documents, to establish and revoke rules for administration, and to make all determinations necessary or advisable for the administration of the Plan. The Board may delegate administration of the Plan to a committee ("Committee") or to Aebi Schmidt’s human resources department or an external plan administrator. All determinations and interpretations made by the Board in good faith are final, binding, and conclusive on all persons.
Eligibility
Members of the executive board ("EXB") are generally eligible to receive RSUs and/or PSUs under the Plan. In addition, the Board in its sole discretion may extend eligibility to further employees of Aebi Schmidt on a case-by-case basis. Non-executive members of the Board (or of the board of directors of any subsidiary), as well as consultants, advisors, freelancers, and other external contributors with no employment relationship with any Aebi Schmidt entity, are not eligible to receive RSUs or PSUs. As of March 23, 2026, there were approximately 5,000 employees of Aebi Schmidt, eight members of the EXB and ten non-executive members of the Board (or of subsidiary boards) that were eligible to participate in the Plan. The basis for participation in the Plan by eligible persons is the selection of such persons for participation by the Board (or its proper delegate).
Non-executive Board members are eligible to receive Restricted Shares (RS) in lieu of a portion of their cash Board fees, as described below.
Types of Awards
The Plan provides for three types of equity awards. In general, and subject to the terms of the Plan:

Award Type	Description
Restricted Share Units (RSUs)
Conditional, unsecured awards to receive one Share per Vested RSU, free of charge, after the Vesting Period, subject to ongoing service conditions. No Performance Conditions apply; thus, the number of Vested RSUs generally equals the number of RSUs originally granted (absent forfeitures). RSUs carry no dividend equivalent rights and no shareholder voting rights until settlement.

Performance Share Units (PSUs)
Conditional, unsecured awards to receive a certain number of Shares, free of charge, after the Vesting Period, subject to ongoing service conditions and the achievement of pre-determined Performance Conditions. The number of Vested PSUs is calculated by multiplying the number of PSUs granted by the Total Achievement Level. Achievement may range from 0% to a maximum set by the Board, not to exceed 200% of target. PSUs carry no dividend equivalent rights or voting rights until settlement.

Restricted Shares (RS)
Actual Shares, fully vested and with full shareholder rights from the allocation date, but subject to a 3-year Restriction Period during which they may not be disposed of, sold, pledged, or otherwise transferred. RS are used primarily for mandatory Board fee conversion and for mandatory minimum shareholding requirements for the Board.

Shares Available Under the Plan
Subject to adjustment in accordance with the terms of the Plan, the total number of shares of Aebi Schmidt available for grant under the Plan at any time shall be 3,500,000 shares. In the event of a share split or similar capital measure, the maximum number of shares adjusts automatically.

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Proposal Ten

Shares subject to awards that expire, are forfeited, cancelled, or otherwise do not result in the issuance of shares will again become available for future awards. However, shares withheld or held back to cover tax withholding obligations upon settlement of an award will not be recycled back into the pool.
Grant Timing and Process
Awards are generally granted once per year (on-cycle grants):
•	First grant year (2026): The regular Grant Date is the later of (i) June 1, 2026, or (ii) one week after the General Assembly approves the Plan.
•	Subsequent years (2027 onwards): The regular Grant Date is April 1 of each year, unless otherwise determined by the Board.
Each RSU and PSU grant is evidenced by an individual Award Agreement signed by the participant. An unterminated employment relationship on the planned Grant Date is a prerequisite for receiving a grant. Grants to the Board and executive management are subject to shareholder approval at the annual general meeting of total remuneration amounts pursuant to applicable law.
Off-cycle grants may be made at the Board's discretion, particularly for new hires and intra-year promotions. In such cases, the Vesting Date will be aligned with the Vesting Date of the regular on-cycle grants for the same year, resulting in a shorter vesting period for the off-cycle grant.
Vesting Schedule
RSUs and PSUs vest as follows:
•	First grant (2026 cycle): 100% of RSUs/PSUs vest on April 1, 2029 — a single-cliff vesting date, with no incremental vesting.
•	Subsequent grants (2027 and beyond): 100% vest on the third anniversary of the Grant Date, with no incremental vesting, unless otherwise determined by the Board.
All awards under the Plan are subject to a minimum vesting period of at least one (1) year from the Grant Date. The Board may waive this requirement for up to 5% of the total shares available under the Plan. Separately, the minimum vesting requirement does not limit the Board’s ability to provide for accelerated vesting in cases of death, disability, retirement, Change of Control, or other special circumstances.
Number of RSUs/PSUs Granted
For each participant, the number of RSUs/PSUs granted is calculated by dividing the individual Grant Amount (in CHF) by the applicable RSU/PSU Conversion Price (in CHF), rounded up to the nearest whole unit. Individual Grant Amounts are determined by the Board in its sole discretion from year to year. Prior grant amounts do not create any right to receive equivalent grants in future years.
Performance Conditions (PSUs)
The vesting of PSUs is subject to pre-determined Performance Conditions. The Total Achievement Level is determined by measuring actual performance against pre-set KPIs. Key parameters include:
•	Minimum Total Achievement Level: 0%;
•	Maximum Total Achievement Level: Not to exceed 200% of target (the Board may set a lower cap);
•	KPIs are measurable, business-relevant metrics set at Aebi Schmidt, division, subsidiary, or individual level, and aligned with Aebi Schmidt’s strategy; and
•
Performance Periods are generally measured over three full and consecutive financial years, beginning on the first day of the financial year in which the Grant Date falls (even if the Grant Date occurs later in that year) and running through the end of the third such financial year.

Aebi Schmidt Group // 2026 Proxy Statement	49

Proposal Ten

The Board determines the specific KPIs, target figures, weightings, and the mechanism for calculating the Total Achievement Level, and sets these out in the individual Award Agreements. The Board confirms the final Total Achievement Level as soon as practicable after the end of the Performance Period.
Restricted Shares for Board Members (Mandatory)
All non-executive members of the Board must receive 50% of their gross Board fees (including committee and meeting fees but excluding expense reimbursements) in the form of RS in lieu of cash. The number of RS allocated is calculated by dividing the Conversion Amount by the applicable RS Conversion Price, rounded down to the nearest full number of RS, with any rounding difference paid out to the individual in cash. This downward rounding helps ensure no fractional share dilution to existing shareholders.
RS allocated to Board members are subject to a 3-year Restriction Period from the Allocation Date. The maximum aggregate grant date fair value of awards granted to any non-executive Board member in a single calendar year (together with any cash fees paid) shall not exceed $500,000. The Board may make exceptions in extraordinary circumstances, provided the relevant individual does not participate in the decision.
Minimum Shareholding Requirements
Under Aebi Schmidt’s Regulation on Minimum Shareholding Requirements, members of the Board may be required to receive a mandatory portion of their Board fees or short-term incentive in the form of RS until applicable minimum shareholding thresholds are met. All such RS are allocated under and governed by the Plan.
Treatment Upon Termination of Employment
The Plan provides detailed rules for the treatment of outstanding awards upon the end of a participant's service relationship with Aebi Schmidt. The following table summarizes the key termination scenarios:

Termination Scenario	RSU Treatment	PSU Treatment
During probation period (any reason)	All RSUs forfeit immediately on Termination Date; no compensation	All PSUs forfeit immediately on Termination Date; no compensation
Termination for Cause (by Employer)	All RSUs lapse immediately on Termination Date; no compensation	All PSUs lapse immediately on Termination Date; no compensation
Resignation by Participant (voluntary)	All unvested RSUs lapse immediately on Termination Date; no compensation	All unvested PSUs lapse immediately on Termination Date; no compensation
Good Leaver (termination without Cause, disability, retirement, death)	100% of outstanding RSUs vest immediately on Termination Date; shares delivered within 1 month (or cash equivalent at Board's discretion)
100% of outstanding PSUs continue to be eligible for vesting; Performance Conditions apply throughout original Performance Period; cash equivalent at Board’s discretion; original Vesting Date unchanged (special death acceleration possible at Board's discretion)

Note: Leave of absence (duly authorized) and internal transfers within Aebi Schmidt are not treated as termination events. Outstanding awards continue unchanged. RS are fully vested at grant; upon departure, the Restriction Period continues to apply (except upon permanent disability or death, where restriction periods are lifted immediately).
Change of Control
In the event of a Change of Control (as defined in the Plan), the Board, in its sole discretion and subject to applicable law, will determine one of the following courses of action with respect to outstanding RSUs and PSUs:
•	Continue outstanding RSUs/PSUs under the original Plan terms without adjustment;
•	Accelerate vesting of outstanding RSUs/PSUs (in full or pro-rata), applying a specified Performance Condition achievement level for PSUs, with possible cash settlement in lieu of share delivery;

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Proposal Ten

•	Exchange outstanding RSUs/PSUs for replacement awards in the new corporate structure; or
•	Any combination of the above.
In all cases, the Board is required to take into account participants’ interests and protect acquired rights and existing economic benefits. If a participant’s Employer ceases to be an Aebi Schmidt entity through a transaction that does not constitute a Change of Control, all outstanding RSUs/PSUs of the affected participants are deemed to vest immediately on the final day of the Employer being an Aebi Schmidt entity. The Board determines the applicable PSU achievement level for that accelerated vesting, and may elect to settle in cash in lieu of share delivery. In the event of the Company’s bankruptcy, insolvency, or the occurrence of any liquidation procedures resolved by or instituted against the Company, all outstanding RSUs/PSUs shall lapse without any compensation to participants.
Clawback and Malus
All awards granted under the Plan are subject to robust clawback and malus provisions, which continue to apply beyond the end of an individual's service relationship with Aebi Schmidt:
Financial Restatement or Calculation Error
In the event the Company (or any subsidiary) is required to prepare an accounting or financial restatement due to material non-compliance with financial reporting requirements, the Board may, in its sole discretion:
•	Forfeit all or part of outstanding RSUs/PSUs whose Vesting or Performance Period overlaps with the restated period; and/or
•	Require participants to transfer back (for nil consideration) shares previously delivered under the Plan in connection with affected RSUs/PSUs; and/or
•	Require participants to make a cash payment representing the value of such previously delivered shares; and/or
•	Where a cash alternative was paid at vesting, require reimbursement of all or part of such cash payment.
The same clawback rules apply by analogy in the event of an error in calculating Performance Condition achievement.
Employee Misconduct
Where a participant acts in material violation of law or Aebi Schmidt internal rules, commits gross misconduct, or is in material breach of contractual obligations, the Board may exercise the same clawback remedies described above with respect to all awards and shares delivered within the three years preceding the violation. If the matter is under investigation and the investigation has not concluded before the third anniversary of the relevant Share Delivery Date (or RS Allocation Date), the three-year period is extended until such later date as the Board considers appropriate to allow the investigation to be concluded.
These clawback provisions are in addition to any clawback policy adopted by the Company to comply with applicable law, including without limitation the Dodd-Frank Wall Street Reform and Consumer Protection Act.
Adjustment for Corporate Events
In the event of any relevant variation of the Company's share capital (e.g., share split or reverse split), merger, reorganization, consolidation, recapitalization, stock dividend, spin-off, combination, repurchase, exchange of shares or other change in corporate structure, or extraordinary and unforeseen events outside the normal course of business (e.g., market turmoil, armed conflict), the Board shall make such equitable adjustments to the number and type of shares available under the Plan and to the number, type, and price of shares subject to outstanding awards as it determines appropriate to prevent the dilution or diminution of such awards. All resulting share numbers shall be rounded down to the nearest whole share.

Aebi Schmidt Group // 2026 Proxy Statement	51

Proposal Ten

Additional Plan Features

Feature	Description
Non-Transferability	All Awards are personal and not transferable. Eligibility is also personal and non-transferable.
No Right to Employment	The Plan and any grant of awards do not constitute a right to continued employment or service with any Aebi Schmidt entity.
Shareholder Rights on RSUs/PSUs	RSUs and PSUs carry no voting rights, dividend rights, or other shareholder rights until the actual transfer of shares on the Share Delivery Date. No dividend equivalents are paid at any time.
Share Delivery Date	Determined by the Board; generally no later than 1 month from the relevant Vesting Date (subject to applicable tax compliance for U.S. participants).
Post-Termination Share Holding
Former participants must sell or transfer their shares out of the Plan securities account by the later of: (i) 2 months after the final day of the service relationship; (ii) 2 months after the last Share Delivery Date for such participant under the Plan; or (iii) 2 months after the end of the last outstanding RS Restriction Period. Failure to comply entitles the Company to sell shares on the participant’s behalf or charge ongoing custody fees.

Tax Withholding
The Employer may use a withhold-to-cover or sell-to-cover approach to satisfy payroll withholding obligations. Participants are personally responsible for their own tax reporting and obligations beyond mandatory payroll withholding.

Data Protection	Participant data is processed in accordance with Aebi Schmidt's data protection policy. Participants are required to keep plan terms and their individual award terms confidential.
Governing Law / Jurisdiction	Swiss law; Courts of Zurich, Switzerland.
Amendment and Termination
The Board may terminate, amend, adjust, or suspend the Plan at any time, without prejudice to vested rights. Material changes to participants' detriment require participant consent unless mandated by law.

Minimum Vesting Requirement	All awards subject to a minimum 1-year vesting period. Exception: Board may waive for up to 5% of shares under the Plan.
Non-Discretionary Benefit / No Entitlement	Awards do not form part of regular remuneration, are not included in severance calculations, and create no entitlement to future grants.
International Implementation	The Board may adopt jurisdiction-specific addenda to address local securities, tax, exchange control, or other regulatory requirements.
U.S. Participants	Special provisions apply to U.S. participants, including compliance with Section 409A of the Internal Revenue Code and Section 16 of the Securities Exchange Act of 1934.

New Plan Benefits
In general, it is not possible to determine the specific amounts and types of awards that may be awarded in the future under the Plan because the grant and actual settlement of awards are subject to the discretion of the plan administrator. However, Aebi Schmidt currently anticipates that certain Restricted Stock and RSU awards will be granted under the Plan shortly after the 2026 Annual Meeting if the Plan is approved by the Company’s shareholders. The following table provides information about these anticipated grants.

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Proposal Ten

Group	Dollar Value
Barend Fruithof, Group Chief Executive Officer(1)	$ 780,000
Marco Portmann, Group Chief Financial Officer	129,000
Thomas Schenkirsch, Chief Group Services & Deputy Group CEO	96,750
Steffen Schewerda, CEO North America & President Vehicle Solutions	250,000
Henning Schröder, CEO Europe and Rest of World	96,750
Non-NEO executive officers	776,320
All current executive officers(2)	2,128,820
Non-executive directors(3)	1,014,000
Non-executive employee group(4)	900,000

(1)	Mr. Fruithof’s grant includes his awards as both Group CEO and Director.
(2)	Consists of all current executive officers as a group.
(3)	Consists of all current directors who are not executive officers.
(4)	Consists of all employees, including current officers who are not executive officers, as a group.
The dollar amount in the table above represents the estimated value of the aggregate number of Restricted Stock and RSUs that are currently expected to be granted to the indicated groups in 2026 if the Plan is approved by Aebi Schmidt shareholders. The number of Common Shares subject to such awards will be determined at the time of such grants.
Effective Date
The Plan was adopted by the Board on February 23, 2026. It enters into effect on January 1, 2026, subject to approval at the Annual Meeting. The Plan will remain effective until terminated or amended by the Board.
Equity Compensation Plan Information
The following table provides information about all of our equity compensation plans regarding the number of securities to be issued under these plans upon the exercise of outstanding options, the weighted-average exercise prices of options outstanding under these plans, and the number of securities available for future issuance as of December 31, 2025.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	441,061	n/a	1,073,984(1)
Equity compensation plans not approved by security holders	n/a	n/a	n/a
Total	441,061	n/a	1,073,984

(1)	Upon approval of the Aebi Schmidt Equity Incentive Plan, available shares under Shyft’s Stock Incentive Plan will be cancelled.
The Company intends to file a Registration Statement on Form S-8 relating to the issuance of the shares to be available under the Plan with the SEC pursuant to the Securities Act of 1933, as amended, as soon as practicable after approval of the Plan by shareholders.
The full text of the Equity Incentive Plan (including all appendices and the sample Award Agreement) is attached as an appendix to this proxy statement / notice of meeting and is incorporated herein by reference.

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Proposal Ten

Vote Required

The affirmative vote of a majority of the votes cast at the Annual Meeting, by person or by proxy, is required to approve the Aebi Schmidt Equity Incentive Plan. In counting votes on this proposal, abstentions and broker non-votes will be counted as not voted or cast and therefore will not affect the outcome of the vote.

Your Board recommends that you vote "FOR" the approval of the Aebi Schmidt Equity Incentive Plan.

54	Aebi Schmidt Group // 2026 Proxy Statement

Proposal 11
Approval of the Swiss Statutory Non-Financial Matters Report
The Board proposes and recommends that shareholders approve the Swiss Statutory Non-Financial Matters Report for the fiscal year ended December 31, 2025.
Explanation
Swiss law (Swiss Code of Obligations, Art. 964a et seq.) requires public companies to produce a report on “non-financial matters,” and directs that the report cover environmental, social and employee matters, human rights and combating corruption. Swiss law requires that the report be submitted to shareholders at the Annual Meeting.
Aebi Schmidt views sustainability as both a responsibility and a business opportunity. Guided by its value “Build for Tomorrow”, Aebi Schmidt creates lasting impact through sustainable growth and responsible practices. Aebi Schmidt’s actions are aligned with Environmental, Social and Governance principles, legal requirements and internationally recognized frameworks.
Aebi Schmidt’s Non-Financial Matters Report for the fiscal year ended December 31, 2025 (also referred to as the “Sustainability Report”) is available in the “Annual General Meeting 2026” section at www.aebi-schmidt.com/investors and was prepared in accordance with the requirements of Article 964 of the Swiss Code of Obligations and made available in compliance with Swiss law. In addition, the report was prepared in accordance with the GRI Sustainability Reporting Standards 2021 (on a voluntary basis).
Below is a summary of some of the areas covered by the Sustainability Report. Please refer to the full Sustainability Report on the website linked above for further information on Aebi Schmidt’s approach to sustainability matters.
Material Topics Covered by the Sustainability Report
Material topics were identified through a structured assessment conducted in 2024, involving executive management and the Board. The topics were identified based on business relevance, stakeholder relevance, impacts on sustainable development at both the Aebi Schmidt and business unit level and requirements of Swiss law:
•	Climate Change & Energy
•	Circular Economy
•	Product Safety and Customer Protections
•	Supply Chain Responsibility
•	Working Conditions & Training and Skills Development
•	Business Conduct & Ethics
A brief overview of these sections is provided below.
Climate Change & Energy
Climate change and energy is a material topic for Aebi Schmidt because both physical climate impacts (i.e., extreme heat, storms and flooding) and the transition to low-carbon value chains can affect our operations, logistics, suppliers and customer demand. Energy also remains a key cost driver across Aebi Schmidt’s footprint, while customers and tender requirements increasingly expect low-carbon, energy-efficient solutions across products and services.

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Proposal Eleven

With the objective of achieving net-zero greenhouse gas emissions in Scope 1 and Scope 2 across Aebi Schmidt by 2050, various site-level measures were implemented in 2025. These include upgrading to more energy-efficient systems, increasing the use of renewable energy where feasible and optimizing processes to reduce emissions from operations and purchased energy. In addition, lighting systems are continuously improved in our European production facilities, and lower-emission employee mobility is supported at several European sites through the installation of charging stations and bicycle rental programs. We also work to reduce the climate footprint of our products during their use phase and along the value chain. In 2025, Aebi Schmidt conducted its first Scope 3 greenhouse gas emissions assessment. The assessment identified purchased goods and services and the use phase of vehicles and equipment as key emission hotspots (more than 70% of total emissions).
Circular Economy
Aebi Schmidt’s environmental management also supports the circular economy by systematically avoiding and reducing waste. Growing customer expectations on circularity are reshaping demand and require us to strengthen circular design, material choices and processes that improve durability, repairability and resource efficiency across the product lifestyle.
Aebi Schmidt’s facilities generate residual and hazardous waste, which can be categorized into several sub-types. Where waste is unavoidable, it is collected separately in accordance with locally applicable waste regulations. Depending on the type of material, either thermally recycling it or returning it to the production process in line with the principles of a circular economy is undertaken. Beyond production waste, Aebi Schmidt continues to improve resource efficiency in day-to-day operations and at selected sites through reusable or biodegradable materials. Aebi Schmidt is also advancing circularity in its products, including refurbishment services for selected machines and projects assessing the use of recycled plastics for certain components.
Product Safety and Customer Protections
Product safety and customer protection are integral to the development and use of Aebi Schmidt’s vehicles and equipment. Aebi Schmidt strives to deliver high-quality products that meet strict safety standards and support the safe operation in demanding environments, from the design phase through the entire product lifestyle.
Product safety is strengthened through continuous risk and hazard assessments, intuitive operating concepts, ergonomic design that supports operator health and performance, advanced safety features and targeted operator training. Compliance with applicable product safety regulations and standards is ensured across all markets, including CE marking (Conformité Européenne) and GS certification (Geprüfte Sicherheit) in Europe and Federal Motor Vehicles Safety Standards (FMVSS), complemented by relevant industry standards. Through ongoing product improvements, customer feedback, training and clear documentation, Aebi Schmidt aims to protect operators and people in the surrounding environment and support reliable and safe use of its products.
Supply Chain Responsibility
Sustainable supplier management is a core element of Aebi Schmidt’s supply chain responsibility and supports compliance with regulatory and customer expectations. Supplier selection, onboarding and evaluation follow defined processes and systematic reviews, covering quality, process maturity, environmental and energy criteria, relevant certifications (including ISO 9001 and ISO 14001), and sustainability performance.
All suppliers are required to comply with Aebi Schmidt’s Supplier Code of Conduct, which covers compliance, human rights, environmental protection, conflict minerals, information security and reporting mechanisms. The Supplier Code of Conduct also covers key requirements of the Swiss Due Diligence and Transparency Ordinance (“DDTrO”), which implements the due diligence and reporting obligations under Articles 964j–964l of the Swiss Code of Obligations. Sustainability considerations are integrated into

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Proposal Eleven

supplier onboarding and ongoing management, including environmental performance, emissions-related criteria and resource efficiency aspects such as the reuse of raw materials. Supplier compliance is monitored through audits and assessments, and suppliers are supported in addressing identified gaps. Persistent non-compliance may result in corrective actions or termination of the business relationship.
In addition, in 2025, Aebi Schmidt conducted a due diligence process in line with the DDTrO to assess risks related to child labor and conflict minerals and to further develop preventive and mitigating measures. Regarding child labor, Aebi Schmidt applies a risk-based approach that considers relevant supplier categories, sourcing countries and industry-specific risk factors in order to identify areas that may require enhanced review or follow-up action. Risks are considered to be higher particularly in parts of the upstream raw material and component supply chain, including steel and metal processing and certain electronics-related supply chains. At the same time, because suppliers of Aebi Schmidt’s manufacturing and service sites are predominantly located in Europe and the United States, Aebi Schmidt considers the overall risk exposure to child labor in its direct supply chain to be low based on its current assessment and ongoing monitoring. Supplier-related expectations are reflected in the Supplier Code of Conduct, and a formal grievance procedure is available to relevant stakeholders through the Ethics Hotline. Effective January 1, 2026, Aebi Schmidt also introduced a global Human Rights Policy applicable to employees, suppliers and business partners worldwide.
Regarding conflict minerals, Aebi Schmidt has established a due diligence approach aligned with the OECD Due Diligence Guidance to support supply chain transparency and risk assessment. While Aebi Schmidt considers itself exempt from additional Swiss DDTrO conflict minerals obligations because relevant threshold values are not exceeded, it nevertheless continues to apply due diligence measures and to monitor purchasing volumes and its supply base.
Business Conduct & Ethics
Business conduct and ethics are managed through the established compliance framework and line responsibility, with clear roles, controls and escalation paths. Implementation is embedded in day-to-day leadership and supported by reporting channels for concerns. Critical concerns are escalated to executive management through monthly risk reporting. Executive management reports those risks to the Audit Committee of the Board at least annually. No critical concerns were reported in 2025.
Compliance with laws, regulations, industry standards and internal policies forms the foundation of our actions. Following the Acquisition, the year’s focus was on integrating and harmonizing compliance related processes, roles and controls across the combined organization. During 2025, existing Aebi Schmidt and Shyft compliance hotlines were consolidated. The resulting new global hotline was rolled out on January 1, 2026, alongside the Global Whistleblower Policy and Human Rights Policy. In addition, a Conflict Minerals Policy and an Insider Trading Policy became effective globally on July 1, 2025.
Working Conditions & Training and Skills Development
Working conditions directly influence the health, safety and wellbeing of our employees and contractors and are therefore central to our responsibility as an employer. Inadequate working conditions can contribute to labor shortages, absenteeism and workplace incidents, which may in turn affect productivity, quality, delivery reliability and our ability to meet peak demand and service needs. Training and skills development enable safe work practices, support employability and career development, and strengthen a learning culture.
In addition to Aebi Schmidt’s policies, working hours and conditions are regulated locally, always compliant with applicable labor laws and regulations regarding work schedules, compensation, benefits, and non-discrimination. Labor relations and co-determination are governed by either collective bargaining or company agreements in several locations. In Germany, Norway, Italy, Sweden, Austria, Finland and the Netherlands, all employees are covered. In Switzerland, most of the workforce is covered by the Swissmem collective bargaining agreement, while in Poland, employee representatives play an active role in company agreements.

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Proposal Eleven

Following the Acquisition, a company-wide integration program was implemented to consolidate governance and compliance, and to further align the employee experience across the group. Key HR processes, such as onboarding and absence management, were standardized and digitized further. Additionally, updated HR policies, attendance tracking, and role-specific training programs were introduced and optimized to clarify responsibilities and support compliance.
What Happens if Shareholders do not Approve this Proposal?
If the shareholders do not approve the Sustainability Report, the Board will consider the results of the vote, shareholder feedback and other matters in its discretion, and to the extent determinable, will incorporate them as practicable into our next annual sustainability report.

Vote Required

The affirmative vote of a majority of the shares voted at the Annual Meeting, by person or by proxy, is required to approve the Swiss Statutory Non-Financial Matters Report. In counting votes on this proposal, abstentions and broker non-votes, if any, will be counted as not voted and therefore will not affect the outcome of the election. We believe that this is a “routine” proposal and thus we do not expect any broker non-votes.

Your Board recommends that you vote "FOR" the approval of the Swiss Statutory Non-Financial Matters Report.

58	Aebi Schmidt Group // 2026 Proxy Statement

Compensation Discussion and Analysis
Introduction
This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program in 2025 and the compensation decisions made by the Human Resources and Compensation Committee (the “Committee”). Your understanding of our executive compensation program is important to the Company.
The CD&A focuses on the compensation of our Named Executive Officers (“NEOs”), which include our Group Chief Executive Officer (“CEO”), our Group Chief Financial Officer (“CFO”) (in 2025, the CFO position was held by two individuals), and our three most highly compensated executive officers (other than the CEO and CFO) who were serving as executive officers at the end of 2025.
Messrs. Fruithof, Portmann, Schenkirsch, Schröder, and Tecklenburg are paid in Swiss Francs. For reporting purposes throughout this CD&A, their compensation has been converted to US Dollars using the 2025 average conversion rate of 1 Swiss Franc = 1.13 US Dollars.

Our 2025 Named Executive Officers

Barend Fruithof
Group Chief Executive Officer
Marco Portmann
Group Chief Financial Officer
Thomas Schenkirsch
Chief Group Services and Deputy Group CEO
Steffen Schewerda
CEO North America and President Vehicle Solutions
Henning Schröder
CEO Europe and Rest of World
Tim Tecklenburg
Former Group Chief Financial Officer

Executive Transitions
Mr. Portmann joined the Company on April 14, 2025 as CFO.
Mr. Schenkirsch’s role changed from Head Group Strategic Development and Deputy CEO to Chief Group Services and Deputy Group CEO upon completion of the Acquisition.
Mr. Schewerda’s role expanded from Chief Executive Officer North America to also include President Vehicle Solutions upon completion of the Acquisition.
Mr. Schröder’s role changed from the Head Sales and Product Management Europe to CEO Europe and Rest of World upon completion of the Acquisition.
Mr. Tecklenburg served as CFO until April 13, 2025 when he moved into a non-executive advisory role until August 31, 2025 when he voluntarily ceased employment with the Company and its subsidiaries to pursue another career opportunity.
2025 Overview
2025 was a historic year for Aebi Schmidt with the acquisition of The Shyft Group (the “Acquisition”), which closed on July 1, 2025. The Acquisition further solidified Aebi Schmidt’s position as a leading provider of specialty vehicles around the world and especially in the U.S. and Europe. Due to the outstanding work and dedication of our employees, we began operating as a

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Compensation Discussion and Analysis

combined company from day one and are on track to realize greater than the targeted synergies. We view 2025 and 2026 as transition years as we continue the consolidation work in bringing together our operational systems, compensation and benefits programs, and merging the company cultures. For more information about our performance and accomplishments in 2025, see the 2025 Performance Highlights section above.
Executive Compensation Philosophy and Objectives
Our approach to compensation is focused on fair compensation for management that incentivizes and rewards strong Company performance. The Company’s executive compensation policies and practices are designed to help achieve the following primary objectives:
•	attract and retain qualified management;
•	align the interests of management with those of shareholders to drive long-term shareholder value;
•	align management’s compensation with the achievement of the Company’s annual and long-term performance goals;
•	reward excellent corporate performance; and
•	recognize individual and team achievements.
As described above and further below, 2025 was a year of transformation and transition for the Company, marked most notably by the acquisition of The Shyft Group. We expect that our executive compensation program design, philosophy, and objectives will continue to develop and evolve to meet the Company’s strategic post-acquisition needs, both in 2026 and in future years.

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Compensation Discussion and Analysis

Compensation Best Practices
The Committee is firmly committed to implementing an executive compensation program that aligns management and shareholder interests, encourages executives to drive sustainable shareholder value creation, attracts top talent, helps retain key people, and mitigates risk. A summary of what we do and do not do in that regard follows:

What We Do

Clawback Policy We maintain a clawback policy to recoup certain incentive compensation awards that complies with applicable SEC and Nasdaq requirements. In addition, we maintain a supplemental policy that supports recoupment of incentive compensation awards in the case of certain executive misconduct.

Pay for Performance A significant portion of NEO pay is dependent upon the achievement of predetermined financial goals related to Company performance.
Long-term incentives Will be used to align executive focus and rewards with the creation of shareholder value and the long-term performance of the company, and to foster retention of key employees.
Mitigate Undue Risk Our compensation and governance practices do not encourage excessive risk-taking as related to performance and payout under our compensation programs.
Limit Perquisites for Executives We provide only limited perquisites or personal benefits to our NEOs.

What We Don’t Do
No Excise Tax Gross-Ups Upon Change-of-Control We do not provide for excise tax gross-ups on change-of-control payments.

No Hedging Transactions, Short Sales or Pledging Our policies prohibit all employees, including NEOs and directors, from engaging in hedging or short sales with respect to the Company’s stock and directors, and certain employees, including the NEOs, from pledging Company stock.

No Guaranty on Incentive Payouts No guaranteed minimum payout of annual or long-term performance awards.
No Severance Agreements In accordance with Swiss law, we do not have severance agreements with any of our NEOs that would require us to make cash payments upon termination of their employment.
No Post-Retirement Benefit Plans We do not have any post-retirement benefit plans that would provide post-retirement benefits to any of our NEOs.
No Cash Payments Upon Change of Control We do not have any separate change of control agreements that would obligate us to make any cash payments to the NEOs upon a change of control.

How Executive Compensation is Determined
The Committee makes recommendations to the Board, and the Board approves the compensation of the CEO and each of the other NEOs and executive officers. In general, the Committee considers overall Company strategy and performance, individual performance and expertise, retention considerations, market practice, and comparative compensation information when making its recommendations. The Committee also considers recommendations made by the CEO about the compensation of the other NEOs and executive officers. The CEO recommends compensation based on the individual position held by the NEO or executive, the achievement of objectives, and general consideration of the comparative market for similar positions. Pursuant to the Committee charter, the Committee may also retain the services of outside executive compensation consultants or other advisors as needed.

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Compensation Discussion and Analysis

Primary Elements of Compensation
Following are the primary elements of compensation for our NEOs in 2025 and the objectives for including them.

Component	Pay Element	Description	Objectives
Base Salary	Cash	Generally based on position and performance.	Attract and retain qualified executives.
Annual Incentive Compensation	Cash	Annual cash incentive payouts are capped at 195% of target and are based on achieving Group(1), segment (where applicable), and individual performance goals.	Drive profitability, growth, and achievement of strategy; individual goals help motivate executives to deliver on objectives specific to their areas of responsibility.
Equity	Restricted Stock Awards	Certain executives were awarded equity grants in 2025.	Retention and alignment with shareholder interests.

(1)	Group goals, metrics or targets are those that are established at the highest level of the organization (i.e., Company-wide).
Compensation Framework
The following graphs illustrate the 2025 target compensation for the CEO and the average 2025 target compensation for the other NEOs. The Committee believes that the proportion of an executive’s compensation that is variable and therefore at risk should correspond to that executive’s level of responsibility and ability to influence overall Company performance. The Committee views 2025 as a transition year as we continue integrating the legacy Shyft organization into Aebi Schmidt, unifying our executive and management teams, and further aligning compensation practices and internal pay relationships. This transition period will also allow us to align our compensation practices with external comparisons as we begin operating as an organization of almost $2 billion in revenue. Following this transition, the Committee intends to continue increasing the proportion of executive compensation that is variable and performance-based.

2025 Base Salaries
Base salary is a fundamental component of the Company’s compensation program, and overall competitive salary levels are necessary to attract and retain well-qualified executives. We pay base salaries to the NEOs to provide them with a base level of income for services rendered to the Company. Initially, base salaries are established at the time the NEO commences employment with us. Periodic increases or adjustments may then be provided from time to time as determined by the Board, based on recommendations of the Committee.

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Compensation Discussion and Analysis

The Committee determines recommended base salaries for executive officers by evaluating the responsibilities of the position, experience of the individual, Company performance, performance of the individual, competitive marketplace for similar management talent, internal equity, and other relevant factors. The Committee does not give specific weight to any particular factor in this analysis. The Committee has not utilized a specific peer group for executive compensation comparative analysis but considers a general assessment of the comparative market.
The Committee made recommendations to the Board for base salary adjustments in 2025 as shown in the table below that were consistent with the considerations described above. The base salary adjustments also recognized the increased organizational complexities that were expected as we became a significantly larger company following the Acquisition. In addition, the Committee recommended base salary adjustments, when warranted, to recognize NEO expanded responsibilities.

	Effective Date of Applicable Base Salary Rate
Name	1/1/2025	4/1/2025(1)	4/14/2025(2)	7/1/2025(3)	11/1/2025(4)
Barend Fruithof	$847,500	$1,017,000	-	-	-
Marco Portmann	-	-	$452,000	-	-
Thomas Schenkirsch	$293,800	$339,000	-	$452,000	-
Steffen Schewerda	$400,000	$450,000	-	-	$550,000
Henning Schröder	$282,500	$339,000	-	-	-
Tim Tecklenburg	$282,500	-	-	-	-

(1)
Reflects base salaries following the annual base salary review, which was effective April 1, 2025 and notably this year considered the increased organizational complexities expected following the Acquisition.

(2)	Mr. Portmann’s base salary at the time of his hiring.
(3)	Mr. Schenkirsch received a base salary adjustment on July 1, 2025 in recognition of his expanded responsibilities following the Acquisition.
(4)	Mr. Schewerda received a base salary adjustment on November 1, 2025 in recognition of his expanded responsibilities following the Acquisition.
Annual Incentive Compensation Awards
The annual incentive compensation or bonus program provides an opportunity for our NEOs to earn an annual cash payment based upon achievement of key metrics that reflect the top priorities for business performance. The metrics are established annually to align with and help drive achievement of the long-term strategic plan of the Company. The metrics, weights, and associated performance targets are recommended by management and approved annually by the Committee.
The individual bonus targets are expressed as a dollar amount, and the maximum bonus is 195% of target. There was no guaranteed minimum bonus payout level for 2025. The bonus targets are established by considering multiple factors, including the NEO’s position, a general assessment of the comparative market, and the intended mix of fixed versus variable compensation for each position.

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Compensation Discussion and Analysis

For 2025, the bonus targets and maximum opportunities for our NEOs were as follows:

Named Executive Officer	2025 Bonus Target	2025 Bonus Maximum
Barend Fruithof	$ 881,400	$ 1,718,730
Marco Portmann(1)	325,440	634,608
Thomas Schenkirsch	101,700	198,315
Steffen Schewerda	200,000	390,000
Henning Schröder	107,350	209,333
Tim Tecklenburg	124,300	242,385

(1)	Mr. Portmann’s 2025 bonus target is prorated to reflect partial year employment.
In 2025, the bonus metrics were a combination of Group, segment, and individual goals and are detailed in the tables below. The Group level metrics are consistent for all plan participants and include metrics that are intended to drive capital efficiency, growth, and profitability. Each NEO also had metrics specific to their areas of responsibility, including segment financial metrics, strategic projects, people-related objectives, and certain Acquisition-related goals. The metrics and performance targets are established at the beginning of the year with approval by the Committee. Progress on the goals is reviewed during the year, and final performance is determined by the Committee following year-end.
The 2025 bonus was determined as follows:

In addition, there may be preconditions established that are required for the bonus to be paid. If the preconditions are not met, there is no bonus paid to any participant. In 2025, the following preconditions were established:
•	Minimum Earnings Before Interest and Taxes (“EBIT”) at the Group level of greater than 3%; and
•	Compliance with all bank covenants.
The Committee retains the right to adjust the bonus awards, or grant discretionary cash bonuses, as it deems appropriate. In 2025, the Committee determined that certain individuals, including the NEOs, were critical for the successful business integration activities leading up to the Acquisition and driving value for the combined entity following the consummation of the Acquisition. To incentivize their retention and to reward successful performance, in March 2025, the Committee recommended and the Board approved an enhanced bonus opportunity (referred to as a retention component) for the NEOs that was dependent upon the Acquisition successfully closing and on the overall performance achieved, in addition to continued employment through the payment date. The retention component was also intended to help balance internal pay equity of the officers of the combined Company. The Committee considers 2025 an extraordinary year and does not anticipate broad use of discretionary awards in future years.

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Compensation Discussion and Analysis

2025 Bonus Performance Metrics and Results
Below are the 2025 Group level metrics that applied to all plan participants, as well as the weighting and achievement for each.
Group Financial Metrics(1)

Weight	Target Metrics(2)	Minimum	Target	Maximum	Result	Overall Weighted Achievement
35%	Capital Efficiency: Net Working Capital Turnover	3.4%	3.8%	4.6%	3.96%	61%
15%	Growth: Order intake in % vs prior year	2.5%	5.0%	10.0%	18%
50%	Profitability: Operating EBIT in % of net sales	8.1%	8.8%	9.4%	5.9%

(1)
The performance targets were established prior to the Acquisition and set in Swiss GAAP FER, and so are not directly comparable to the financial figures reported in the 10-K for the period ending December 31, 2025.

(2)
Net Working Capital Turnover is Net Annual Sales divided by Average Working Capital. Order Intake Percent versus Prior Year is the difference between the current period's order intake and the previous year's corresponding period, divided by the prior year's value and multiplied by 100. Operating EBIT in Percent of Net Sales is EBIT divided by Net Sales and multiplied by 100.

The table below provides an overview of the segment and individual performance metric areas and the achievement for each of the participating NEOs. Also shown is the previously described retention component approved by the Committee.

Named Executive Officer	Segment and Individual Metrics	Group Weighted Achievement	Segment / Individual Weighted Achievement	Calculated Bonus	Calculated Amount	Retention Component	Total Bonus
Barend Fruithof	Financial, strategic and operational projects, acquisition completion and synergy realization	61%	130%	79%	$881,400	$264,420	$1,145,820
Marco Portmann	Financial acquisition-related consolidations and transition to US GAAP, investor relations strategy	61%	115%	70%	$227,808	$54,692	$282,500
Thomas Schenkirsch	Strategic development projects, acquisition project lead, SG&A financials and synergy realizations	61%	117%	71%	$72,207	$131,193	$203,400
Steffen Schewerda	North American financials, strategic projects, merger synergy realization and integrations	61%	92%	56%	$112,000	$188,000	$300,000
Henning Schröder	Europe/ROW financials, strategic sales and product development, team development	61%	64%	39%	$41,867	$97,689	$139,555
Tim Tecklenburg(1)	Acquisition-related projects, financial reporting enhancements, team development	-	-	-	-	-	-

(1)	Mr. Tecklenburg was not eligible to receive payment under the 2025 bonus program due to his resignation and departure.

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Compensation Discussion and Analysis

Other Cash Bonus Awards
Following the successful completion of the Acquisition, the Committee approved the following special cash bonus awards. These awards were in recognition of the significant and complex work that was required by these NEOs who were most involved during the time leading up to and immediately following the closing of the Acquisition. These awards were approved and paid in June 2025.

Named Executive Officer	Cash Bonus
Barend Fruithof	$226,000
Thomas Schenkirsch	$113,000
Steffen Schewerda	$100,000
Tim Tecklenburg	$113,000

Long-Term Equity Awards
In 2025, the Committee approved equity grants for the NEOs, as shown below and as detailed in the Grants of Plan-Based Awards table below. These grants are comprised solely of restricted stock awards (“RSAs”) that will generally vest in a single tranche after three years on June 30, 2028.

Named Executive Officer	Shares Granted	Grant Date Fair Value(1)	Vesting Date
Barend Fruithof	30,000	$309,656	6/30/2028
Marco Portmann	15,000	$154,828	6/30/2028
Thomas Schenkirsch	30,000	$309,656	6/30/2028
Steffen Schewerda	50,000	$563,852	6/30/2028
Henning Schröder	20,000	$206,438	6/30/2028
TimTecklenburg	-	-	-

(1)
Amounts shown represent the grant date fair value of the awards calculated by multiplying the number of shares granted by the per share fair value as of the date of grant determined in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Stock Compensation” (subject to rounding).

The purpose of these grants is to encourage retention as well as long-term investment in the Company by our executives, more closely align executive and shareholder interests, and reward the NEOs for building shareholder value. The Committee believes stock ownership by management and other employees is beneficial to all Company stakeholders.
Elsewhere in this proxy statement we have proposed the Aebi Schmidt Equity Incentive Plan (the “Equity Plan”) for approval by our shareholders. We believe the implementation of the Equity Plan will enhance our ability to attract, motivate, and retain highly qualified executives and directors, help more closely align executive and shareholder interests, and reward our executives and other employees for building shareholder value. In future years, it is the Committee’s intention to provide a greater portion of total compensation in the form of long-term equity compensation, including performance-based equity compensation which is currently expected to be implemented in 2027 or 2028.

66	Aebi Schmidt Group // 2026 Proxy Statement

Compensation Discussion and Analysis

Personal Benefits and Perquisites
We believe that compensation in the form of perquisites and personal benefits does not provide transparency for shareholders or serve our compensation philosophy. Therefore, the Company offers limited perquisites in the form of automobile allowances and additional disability insurance. The limited perquisites and personal benefits we provide are disclosed in the Summary Compensation Table below and detailed in footnote 6 to that table.
Retirement
Our NEOs participate in the Company-sponsored benefit plans that are offered to all employees in each of their respective countries. Our NEOs in Switzerland (Messrs. Fruithof, Portmann, Schenkirsch, Schröder and Tecklenburg) receive the statutory Company contributions to their retirement plan, as well as the voluntary contributions that all employees receive, and additional voluntary contributions that are available to employees above a certain salary threshold. Our NEO in the United States, Mr. Schewerda, is eligible to participate in the Company-sponsored qualified defined contribution 401(k) retirement savings plan, which provides a match on employee contributions of 50% of the first 6% of eligible compensation. The Company does not provide a defined benefit pension plan. The retirement plan contributions are disclosed in the Summary Compensation Table below and detailed in footnote 6 to that table.
Other Considerations
Employment Agreements
We have entered into employment agreements with Messrs. Fruithof, Portmann, Tecklenburg, Schewerda, Schenkirsch, and Schröder. These employment agreements describe and govern the general terms of the employment arrangement, including the work location, probationary period, general compensation arrangements, and notice period requirements. There is no guarantee of continued employment for any set period of time. For Mr. Fruithof, if his employment is terminated by the Company without cause, he is entitled to a 12-month notice period. For Messrs. Portmann, Tecklenburg, Schewerda, Schenkirsch, and Schröder, the notice period is 6 months. During the notice period, the NEO continues to receive base salary and most benefits. The details of the payments owed to each NEO during the notice period are included in the Potential Payments Upon Termination or Change in Control table below. The employment agreements do not provide for any of the following: payments upon a change in control, severance payments, excise tax gross-ups, multi-year guarantees for salary increases or non-performance based awards (cash or equity).
Clawback Policy
The Company maintains and operates the Aebi Schmidt Clawback Policy (the “Clawback Policy”), which complies with applicable SEC and Nasdaq rules. The Clawback Policy provides for the reasonably prompt recovery (or clawback) of certain excess incentive-based compensation received during an applicable three-year recovery period by current or former executive officers in the event the Company is required to prepare an accounting restatement due to the material noncompliance with any financial reporting requirement under the securities laws. Triggering events include accounting restatements to correct an error in previously issued financial statements that is material to such previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. Excess incentive-based compensation for these purposes generally means the amount of incentive-based compensation received (on or after October 2, 2023) by such executive officer that exceeds the amount of incentive-based compensation that would have been received by such executive officer had it been determined based on the restated amounts, without regard to any taxes paid. Incentive-based compensation potentially subject to recovery under the mandatory accounting restatement provisions of the Clawback Policy is generally limited to any compensation granted, earned or vested based wholly or in part on the attainment of one or more financial reporting measures.
In general, the Company may utilize a broad range of recoupment methods under the Clawback Policy for mandatory accounting restatement clawbacks. The Clawback Policy does not condition such clawback on the fault of the executive officer, but the

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Compensation Discussion and Analysis

Company is not required to clawback amounts in limited circumstances where the Committee has made a determination that recovery would be impracticable and (1) the Company has already attempted to recover such amounts but the direct expense paid to a third party in an effort to enforce the Clawback Policy would exceed the amount to be recovered, (2) the recovery of amounts would violate applicable home country law, or (3) the recovery would likely cause the non-compliance of a tax-qualified retirement plan under the Code and applicable regulations. Operation of the mandatory accounting restatement provisions of the Clawback Policy is subject to a brief phase-in process during the first few years after its effectiveness. The Company may not indemnify any such executive officer against the loss of such recovered compensation in the event of a mandatory accounting restatement.
During the application of the Clawback Policy, the Company has not been required to prepare a restatement of its financial results that required recovery of erroneously-awarded compensation to covered officers pursuant to the Clawback Policy. There are no balances currently outstanding from prior applications of the Clawback Policy.
The Company also maintains a supplemental clawback policy to operate in conjunction with the required clawback policy. The supplemental policy generally applies to situations involving (1) an accounting restatement and misconduct committed by covered individuals (including the Company’s current or former executive officers) that contributed to the need to prepare the accounting restatement, or (2) situations in which any such covered individual engages in so-called “detrimental activity.” For these purposes, detrimental activity generally consists of inappropriate use of confidential information or trade secrets, a felony conviction, material violation of material Company policy, willful violation of fiduciary obligations to the Company, or engagement in certain kinds of misconduct (or willful engagement in any other grossly improper conduct) that results in significant financial, reputational or other demonstratable and material harm to the Company. For an accounting restatement and misconduct trigger, the Company will generally recover excessive amounts similar to those recoverable under the Clawback Policy described above, but with more flexibility in the operation of the supplemental policy. For a detrimental activity trigger, in general, the Company may recover any incentive or equity compensation or payments (including both performance-based and time-based awards) as the Board reasonably deems appropriate, again subject to the flexibility provided under the supplemental policy.
Anti-Hedging Policy
As part of Aebi Schmidt’s Insider Trading Policy, we prohibit directors, officers and other employees from (1) trading in options (such as put and call options) on Aebi Schmidt securities, (2) engaging in short sales of any Aebi Schmidt securities, (3) engaging in any transaction intended to hedge or offset a decrease in the value of Aebi Schmidt securities, including, but not limited to, forward sale or purchase contracts, equity swaps, collars or exchange funds, and (4) purchasing Aebi Schmidt securities on margin, holding Aebi Schmidt securities in a margin account or pledging Aebi Schmidt securities as collateral for a loan. These restrictions also apply to each employee and director’s family members and others living in their household and entities that are directed by or subject to the employee’s or director’s influence or control.

68	Aebi Schmidt Group // 2026 Proxy Statement

Executive Compensation Tables

2025 Summary Compensation Table
The following table sets forth information concerning compensation for our NEOs for the fiscal years ended December 31, 2025 and 2024, as applicable:

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total ($)
Barend Fruithof(7) Group Chief Executive Officer	2025	$1,005,022	$226,000	$309,656	$1,145,820	$162,243	$2,848,741
	2024	864,307	—	—	678,420	158,510	1,701,237
Marco Portmann Group Chief Financial Officer	2025	$322,684	$—	$154,828	$282,500	$82,862	$842,874
Thomas Schenkirsch Chief Group Services and Deputy Group CEO	2025	$384,216	$113,000	$309,656	$203,400	$63,308	$1,073,580
	2024	294,027	—	—	101,763	56,883	452,673
Steffen Schewerda CEO North America and President Vehicle Solutions	2025	$454,167	$100,000	$563,852	$300,000	$35,861	$1,453,880
	2024	366,665	—	—	450,000	27,702	844,367
Henning Schröder CEO Europe and Rest of World	2025	$327,204	$—	$206,438	$139,555	$69,083	$742,280
Tim Tecklenburg Former Chief Financial Officer	2025	$188,339	$113,000	$—	$—	$41,743	$343,082

(1)
Messrs. Fruithof, Portmann, Schenkirsch, Schröder, and Tecklenburg are paid in Swiss Francs. Their 2025 compensation as reported in this CD&A has been converted to US Dollars using the 2025 average conversion rate of 1 Swiss Franc = 1.13 US Dollars. Where reported, the 2024 compensation was converted to US Dollars using the conversion rate of 1 Swiss Franc = 1.1307 US Dollars.

(2)	The salary amounts for 2025 reflect the total base wages paid to each NEO in 2025.
(3)
The amounts in this column for 2025 are recognition bonus payments for the significant work and accomplishment related to the closing of the Acquisition of The Shyft Group. See “Other 2025 Cash Bonus Awards”.

(4)
Amounts shown in this column represent the grant date fair value of stock awards noted in the Grants of Plan-Based Awards table below. The fair values were determined in accordance with the FASB ASC Topic 718, “Stock Compensation.”. For information regarding the valuation assumptions for the 2025 awards, see Note 13 – Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2025.

(5)	Amounts shown in this column for 2025 represent the 2025 annual cash bonuses paid to our NEOs under the bonus plan as described above in the “Annual Incentive Compensation Awards” section.
(6)	The 2025 amounts reported in this column consist of the following:

Name	Retirement Contributions	Group Term Life Insurance	Executive Accident and Illness Insurance	Auto Allowance	Total
Barend Fruithof	$136,992	$—	$8,979	$16,272	$162,243
Marco Portmann	74,219	—	6,409	2,234	82,862
Thomas Schenkirsch	52,294	—	8,979	2,034	63,308
Steffen Schewerda	10,875	1,464	—	23,522	35,861
Henning Schröder	51,561	—	8,979	8,543	69,083
Tim Tecklenburg	32,115	—	5,986	3,643	41,743

(7)	Compensation for Mr. Fruithof in this table and throughout the CD&A reflects his CEO compensation. Please see the Director Compensation section for details of his director fees.

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Executive Compensation Tables

2025 Grants of Plan-Based Awards
The following table provides information concerning each plan-based award granted to the NEOs in the last completed fiscal year.

Name	Award / Grant Type	Approval Date	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares or Units (#)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
				Threshold ($)	Target ($)	Maximum ($)
Barend Fruithof	AIC	—	—	$—	$881,400	$1,718,730	—	—
	RSA	6/23/2025	6/24/2025	—	—	—	30,000	$309,656
Marco Portmann	AIC	—	—	—	325,440	634,608	—	—
	RSA	6/23/2025	6/24/2025	—	—	—	15,000	154,828
Thomas Schenkirsch	AIC	—	—	—	101,700	198,315	—	—
	RSA	6/23/2025	6/24/2025	—	—	—	30,000	309,656
Steffen Schewerda	AIC	—	—	—	200,000	390,000	—	—
	RSA	6/23/2025	6/24/2025	—	—	—	50,000	563,852
Henning Schröder	AIC	—	—	—	107,350	209,333	—	—
	RSA	6/23/2025	6/24/2025	—	—	—	20,000	206,438
Tim Tecklenburg	AIC	—	—	—	124,300	242,385	—	—

(1)
The amounts reported in these columns represent the target and maximum award opportunity under the 2025 annual incentive plan. The plan does not provide a minimum or threshold award level above $0. These awards were payable based on various objectives achieved during 2025, as described under the “2025 Annual Incentive Compensation Awards” section above. In March 2026, the actual amounts payable to the NEOs pursuant to these awards were determined and paid as reflected in the “Non-Equity Incentive Plan Compensation” column of the 2025 Summary Compensation Table above.

(2)	These are the RSAs granted to each NEO in 2025, as discussed under the “Long-Term Equity Awards” section above. The RSAs will generally vest on June 30, 2028.
(3)	Amounts reported in this column represent the aggregate grant date fair value of the equity-based awards and were computed in accordance with FASB ASC Topic 718.
The Company provided the compensation set forth in the 2025 Summary Compensation Table and the 2025 Grants of Plan Based Awards table pursuant to the philosophy, procedures, and practices as described in the “Compensation Discussion and Analysis” section above. Equity grants made in 2025 are described more fully in the “Long-Term Equity” section of this proxy statement. More information concerning the base salaries and incentive compensation in proportion to total compensation for NEOs is provided above under the “Compensation Framework” section of this proxy statement. More information concerning the terms of the NEOs’ employment agreements is provided under the section entitled “Employment Agreements” above.

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Executive Compensation Tables

Outstanding Equity Awards at 2025 Fiscal Year-End
The following table sets forth the outstanding equity awards held by our NEOs as of December 31, 2025.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Barend Fruithof	30,000	$379,500
Marco Portmann	15,000	189,750
Thomas Schenkirsch	30,000	379,500
Steffen Schewerda	50,000	632,500
Henning Schröder	20,000	253,000
Tim Tecklenburg	—	—

(1)
This column reports the total number of shares underlying outstanding RSAs that had not vested as of December 31, 2025. These RSAs were granted on June 24, 2025 and will generally vest on June 30, 2028.

(2)
The market value of shares or units that have not vested is determined by multiplying the closing market price of the Company’s common stock as of December 31, 2025 ($12.65) by the number of unvested shares or units.

Option Exercises and Stock Vested in 2025
None of our NEOs had equity award exercise events or stock vesting events during 2025.

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Executive Compensation Tables

Potential Payments Upon Termination or Change in Control
The following table summarizes the payments and benefits payable to the Company’s NEOs upon a hypothetical termination of their employment on December 31, 2025, in connection with each of the triggering events set forth in the table. The closing market price of the Company’s common stock was $12.65 on December 31, 2025. Upon voluntary resignation or termination for cause, no payments are due to any NEO.

Name	Termination without Cause(1)	Retirement	Death or Permanent Disability
Barend Fruithof
Base Salary	$1,017,000	$—	$—
Bonus	1,145,820	1,145,820	—
Equity	379,500	379,500	379,500
Benefits	25,251	—	—
Total	$2,567,571	$1,525,320	$379,500

Marco Portmann
Base Salary	$226,000	$—	$—
Bonus	282,500	282,500	—
Equity	189,750	189,750	189,750
Benefits	4,322	—	—
Total	$702,572	$472,250	$189,750

Thomas Schenkirsch
Base Salary	$226,000	$—	$—
Bonus	203,400	203,400	—
Equity	379,500	379,500	379,500
Benefits	5,507	—	—
Total	$814,407	$582,900	$379,500

Steffen Schewerda
Base Salary	$275,000	$—	$—
Bonus	300,000	300,000	—
Equity	632,500	632,500	632,500
Benefits	24,253	—	—
Total	$1,231,753	$932,500	$632,500

Henning Schröder
Base Salary	$169,500	$—	$—
Bonus	139,555	139,555	—
Equity	253,000	253,000	253,000
Benefits	8,761	—	—
Total	$570,816	$392,555	$253,000

(1)
In the event of Termination without Cause, NEOs would be paid the compensation and benefits shown in the table during their applicable notice period, as described in the “Employment Agreements” section above. The NEO may or may not continue working during the notice period, as required by the Company. There is no difference in the benefits if the Termination Without Cause follows a Change in Control event.

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Executive Compensation Tables

Payments owed to an NEO upon a termination that occurs after December 31, 2025 would be governed by the terms of any employment agreements as described in the Employment Agreements section above, applicable plan documents, and company policies in effect at the time of the actual termination.
Director Compensation
Compensation for the Board of Directors is established by the full Board. Directors are paid annual Chairman and Director fees, as well as supplemental fees for serving as a Committee Chair or Committee Member, and/or as Vice Chairman, as shown below.

Board Fees	Annual
Chairman	$270,000
Director	185,000

Supplemental Fees	Annual
Vice Chairman	$15,000
Audit Chair	20,000
HRCC Chair	15,000
GSC Chair	15,000
Committee Member	3,000

The following table provides the compensation that was paid to the Directors in 2025, which was comprised entirely of cash fees. There were no additional perquisites or benefits provided to Directors in 2025.

Name	Fees Earned or Paid in Cash(1)	Stock Awards ($)	Total Compensation
James Sharman	$67,500	$—	$67,500
Barend Fruithof(2)	50,000	—	50,000
Patrick Schaub	165,000	—	165,000
Andreas Rickenbacher	177,875	—	177,875
Paul Mascarenas	50,000	—	50,000
Angela Freeman	47,000	—	47,000
Michael Dinkins	47,000	—	47,000
Terri Pizzuto	47,000	—	47,000
Daniela Spuhler	152,188	—	152,188
Peter Spuhler	201,625	—	201,625
Martin Ritter	138,063	—	138,063
Friedrich Büttiker	105,938	—	105,938
Peter Muri	120,063	—	120,063

(1)
Board fees paid prior to July 1, 2025 which were paid in Swiss Francs have been converted to US Dollars using the 2025 average exchange rate of 1.13. Board fees paid on or after July 1, 2025 were paid in US Dollars.

(2)
Compensation shown in this table for Mr. Fruithof reflects only the fees paid for his work as a director. Please see the Summary Compensation Table and other sections of the CD&A for details of his CEO compensation.

Messrs. Schaub, Rickenbacher, Spuhler and Ritter, and Ms. Spuhler served on the Board for all of 2025. Messrs. Sharman, Fruithof, Mascarenas and Dinkins, and Mses. Freeman and Pizzuto joined the Board on July 1, 2025. Mr. Buttiker and Mr. Muri served as Directors until June 30, 2025, at which time their service on the Board ended. Fees paid in 2025 were prorated based on the partial year of service where applicable.

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Executive Compensation Tables

In future years, Director fees will be paid 50% in cash and 50% in restricted shares. Cash payments are made quarterly. Shares will be granted once per year after the annual general meeting and will be restricted for 3 years.
Director Shareholder Requirement
Members of the Board are required to achieve and maintain share ownership with a total market value equal to at least 250% of the annual gross fees for their services as a Board Member. The annual gross fees include the Board and Supplemental fees as described above. Directors will have until the later of December 31, 2030 or December 31 of the year in which they achieve their fifth anniversary as a Director.

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Compensation Committee Report
The Human Resources and Compensation Committee has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis” above. Based on this review and discussion, the Human Resources and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Aebi Schmidt’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and in this proxy statement.
Respectfully submitted,
Andreas Rickenbacher, Committee Chair
Angie Freeman
James Sharman

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Pay Versus Performance
The following information has been prepared in accordance with the SEC’s pay versus performance (“PvP”) disclosure requirements under Item 402(v) of Regulation S-K for fiscal year 2025 (a “Covered Year”).
The Committee has implemented an executive compensation program that is intended to link a substantial portion of our NEOs’ total compensation to the achievement of various short- and long-term financial and operational metrics, and to be aligned with shareholder value. The Committee does not consider the Compensation Actually Paid (“CAP”) metric as a basis for making compensation decisions. We invite you to refer to the CD&A for details on how we align pay with performance, and how the Committee approaches designing our executive compensation program.
2025 Pay Versus Performance

					Value of Initial Fixed $100 Investment Based On:
Year (1)	Summary Compensation Table Total for PEO(2)	Compensation Actually Paid to PEO(3)	Average Summary Compensation Table Total for Non-PEO NEOs(4)	Average Compensation Actually Paid to Non-PEO NEOs(5)	Total Shareholder Return(6)	Peer Group Total Shareholder Return(7)	Net Income (000s)(8)	Operating EBIT as a % of Net Sales(9)
2025	$2,848,741	$2,918,585	$891,139	$1,007,872	$93	$120	$9,706	5.9%

(1)	Indicates the Covered Year.
(2)	Contains the Total Compensation from the 2025 Summary Compensation Table (“SCT”) for Mr. Fruithof, who served as our Principal Executive Officer (“PEO”) in 2025.
(3)
The “Compensation Actually Paid to PEO” for Mr. Fruithof reflects the Total Compensation from the 2025 Summary Compensation Table, adjusted per the table below in accordance with the SEC rules for calculating CAP.

Compensation Actually Paid to PEO	2025
SCT Total Compensation ($)	$2,848,741
Less: Stock and Option Award Values Reported in SCT for the Covered Year ($)	(309,656)
Plus: Covered Year-End Fair Value for Stock and Option Awards Granted in and Outstanding at the End of the Covered Year ($)	379,500
Plus/Minus: Change in Fair Value (From Prior Year-End to Covered Year-End) of Outstanding Unvested Stock and Option Awards Granted Prior to the Covered Year ($)	0
Plus/Minus: Change in Fair Value (From Prior Year-End to Vesting Date) of Stock and Option Awards Granted Prior to the Covered Year that Vested in the Covered Year ($)	0
Compensation Actually Paid ($)	$2,918,585

(4)
Contains the average Total Compensation of the NEOs other than the PEO from the 2025 Summary Compensation Table in the proxy statement for Covered Year shown in the table. The following Non-PEO NEOs are included in the average figures shown for 2025:

Marco Portmann, Thomas Schenkirsch, Steffen Schewerda, Henning Schröder, and Tim Tecklenburg.

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Pay Versus Performance

(5)
The “Average Compensation Actually Paid to Non-PEO NEOs” for the Covered Years reflects the average of the Non-PEO NEOs’ Total Compensation from the 2025 Summary Compensation Table, adjusted per the table below in accordance with the SEC rules for calculating the CAP.

Average Compensation Actually Paid to Non-PEO NEOs	2025
SCT Total Compensation ($)	$891,139
Less: Stock and Option Award Values Reported in SCT for the Covered Year ($)	(246,955)
Plus: Covered Year-End Fair Value for Stock and Option Awards Granted in and Outstanding at the End of the Covered Year ($)	363,688
Plus/Minus: Change in Fair Value (From Prior Year-End to Covered Year-End) of Outstanding Unvested Stock and Option Awards Granted Prior to the Covered Year ($)	0
Plus/Minus: Change in Fair Value (From Prior Year-End to Vesting Date) of Stock and Option Awards Granted Prior to the Covered Year that Vested in the Covered Year ($)	0
Compensation Actually Paid ($)	$1,007,872

(6)
The Total Shareholder Return (“TSR”) assumes an initial investment of $100 in Aebi Schmidt stock on July 1, 2025 and shows the resulting cumulative TSR through December 31, 2025 (assuming reinvestment of any dividends).

(7)
The Peer Group TSR assumes an initial investment of $100 in the Dow Jones Commercial Trucks and Vehicles Total Stock Market Index on July 1, 2025 and shows the resulting cumulative TSR through December 31, 2025 (assuming reinvestment of any dividends).

(8)	Reflects the Company’s Net Income for 2025 as disclosed in the Company’s Consolidated Income Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
(9)
The Company-Selected Measure is Operating EBIT as a Percent of Net Sales, which is a non-GAAP financial measure defined as operating income less interest and taxes, divided by net sales and multiplied by 100.

We selected Operating EBIT as a Percent of Net Sales as our most important performance measure used to link NEO CAP (as described above) and Company performance in 2025 because it was viewed as the primary indicator of the performance of the business and carried the greatest weight in the annual bonus plan.
Listed below are the metrics we believe are the most important financial performance measures we used to link Compensation Actually Paid for 2025 (as described above) to Company performance for 2025.
Operating EBIT as a Percent of Net Sales
Net Working Capital Turnover
Order Intake Percent versus Prior Year
Adjusted EBITDA

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Pay Versus Performance

Relationship between Pay and Performance
The graphs below show the relationship between the CAP, as described above, for the PEO and the Non-PEO NEOs (on average) to (1) the Company’s TSR and that of the Peer Group, (2) the Company’s Net Income, and (3) the Company’s Operating EBIT as a Percent of Net Sales, for 2025.

Compensation Actually Paid vs.
Aebi Schmidt and Peer Group TSR
Compensation Actually Paid
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
Aebi Schmidt & Peer Group TSR
$140
$120
$100
$80
$60
$40
$20
$0
2025
PEO CAP
Non-PEO NEOs Avg CAP
Aebi Schmidt TSR
Peer TSR

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Pay Versus Performance

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Ownership of Securities
The following table sets forth information with respect to the beneficial ownership of the common stock as of the Record Date by:
•	Each person known by us to beneficially own more than 5% of the common stock;
•	Each of the Company’s directors and director nominees;
•	Each of the NEOs; and
•	All of the Company’s directors and executive officers as a group.
The percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a beneficial owner of a security if that person has or shares (1) voting power, which includes the power to vote or to direct the voting of the security, (2) investment power, which includes the power to dispose of or to direct the disposition of the security, or (3) rights to acquire common stock that are currently exercisable or convertible, or will become exercisable or convertible within 60 days of the Record Date. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned. As of the Record Date, the Company had 77,435,027 shares outstanding.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percentage
PCS Holding AG(1)	19,095,810	24.7%
Gebuka AG(2)	10,586,093	13.7%
Peter Spuhler(3)	8,226,398	10.6%
Pzena Investment Management(4)	4,250,372	5.5%
Barend Fruithof	1,835,368	2.4%
James Sharman	161,813	*
Andreas Rickenbacher	108,750	*
Paul Mascarenas	98,736	*
Angela Freeman	50,390	*
Patrick Schaub	43,463	*
Terri Pizzuto	42,428	*
Martin Ritter	42,413	*
Michael Dinkins	41,855	*
Daniela Spuhler	22,500	*
Jacob Farmer	255,218	*
Thomas Schenkirsch	104,530	*
Steffen Schewerda	70,375	*
Henning Schröder	58,000	*
Marco Portmann	25,000	*
All directors and executive officers as a group (17 persons)	30,283,047	39.1%

*	Less than 1%.

80	Aebi Schmidt Group // 2026 Proxy Statement

Ownership of Securities

(1)
Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on August 14, 2025 by PCS Holding AG (“PCS”). PCS has shared voting power with respect to 19,095,810 shares of common stock and shared dispositive power with respect to 19,095,810 shares of common stock. Mr. Spuhler is the sole shareholder of PCS and therefore may be deemed to beneficially own the shares owned by PCS.

(2)
Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on August 14, 2025 by Gebuka AG (“Gebuka”). Gebuka had shared voting power with respect to 10,586,093 shares of common stock and shared dispositive power with respect to 10,586,093 shares of common stock. Gerold Büttiker is the sole shareholder of Gebuka and thus he may be deemed to beneficially own the shares owned by Gebuka.

(3)
Information contained in the columns above and this footnote is based on a report on Schedule 13G filed with the SEC on August 14, 2025 by Mr. Spuhler. Mr. Spuhler had sole voting power with respect to 8,226,398 shares of common stock and sole dispositive power with respect to 8,226,398 shares of common stock. Mr. Spuhler is the sole shareholder of PCS and thereofore may be deemed to beneficially own the shares owned by PCS.

(4)
Information contained in the columns above and this footnote is based on a report on Form 13F filed with the SEC on December 31, 2025 by Pzena Investment Management LLC (“Pzena”). Pzena had sole voting power with respect to 3,585,648 shares of common stock and sole dispositive power with respect to 4,250,372 shares of common stock.

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Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act (“Section 16”) requires Aebi Schmidt’s directors, each “officer” within the meaning of Rule 16a-1(f) promulgated under the Exchange Act (“Section 16 Officers”), and persons who beneficially own more than 10% of a registered class of Aebi Schmidt’s equity securities to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of any of Aebi Schmidt’s equity securities. To Aebi Schmidt’s knowledge, based solely on a review of reports on Forms 3, 4 and 5 and amendments thereto filed electronically with the SEC and written representations from certain reporting persons that no other reports were required, Aebi Schmidt believes all of its directors and Section 16 Officers made all filings required under Section 16 during 2025 on a timely basis, other than the filing of a Form 3 for each of PCS Holding AG, Gebuka AG, Marco Portmann, Martin Ritter and Gerold Büttiker, which were filed late because of delays in processing of Form IDs due to new EDGAR Next requirements.

82	Aebi Schmidt Group // 2026 Proxy Statement

Audit Committee Report
The Audit Committee provides assistance to the Board in fulfilling its oversight responsibility relating to Aebi Schmidt’s financial statements and the accounting and financial reporting process, Aebi Schmidt’s systems of internal accounting and financial controls, the qualification and independence of outside auditors, the annual independent audit of Aebi Schmidt’s financial statements, Aebi Schmidt’s non-financial reporting, legal and regulatory compliance and ethics issues. It is the Audit Committee’s responsibility to maintain free and open communication between the Audit Committee, the independent auditor and management. In discharging its oversight role, the Audit Committee is empowered to investigate and/or review any matter brought to its attention with full access to all books, records, facilities and personnel of Aebi Schmidt. The Audit Committee is empowered to retain outside legal counsel and accounting or other experts and advisors as the Audit Committee deems necessary.
Aebi Schmidt’s management is primarily responsible for Aebi Schmidt’s internal control and financial reporting process. Aebi Schmidt’s statutory auditor and independent registered public accounting firm, PricewaterhouseCoopers AG (Zurich), is responsible for performing an independent audit of Aebi Schmidt’s consolidated financial statements and statutory financial statements and issuing opinions on the conformity of those audited financial statements with United States generally accepted accounting principles and the effectiveness of Aebi Schmidt’s internal control over financial reporting. The Audit Committee monitors Aebi Schmidt’s financial reporting process and reports to the Board on its findings.
In this context, the Audit Committee hereby reports as follows:
1)
The Audit Committee has reviewed and discussed the audited consolidated financial statements and statutory financial statements for the fiscal year ended December 31, 2025 with Aebi Schmidt’s management;

2)
The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

3)
The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements to be included in Aebi Schmidt’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, for filing with the SEC.
The undersigned members of the Audit Committee have submitted this Report to the Board.
The Audit Committee
Patrick Schaub, Chair
Terri Pizzuto
Michael Dinkins

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Additional Information
What is the purpose of the Annual Meeting?
During the Annual Meeting, holders of Aebi Schmidt’s shares will act upon the matters outlined in the accompanying notice of Annual Meeting of shareholders, as outlined above and below. In addition, management will report on the performance of Aebi Schmidt and will respond to appropriate questions submitted by shareholders before the start of the Annual Meeting.
How will Aebi Schmidt conduct the Annual Meeting?
The 2026 Annual General Meeting of Shareholders of Aebi Schmidt will be held at Boulevard Lilienthal 8 (Entrance / Eingang Auditorium), 8152 Glattpark, Switzerland, at 10:00 a.m. Central European Summer Time on Thursday, May 21, 2026. The meeting will be held in German.
How do I attend and participate during the Annual Meeting?
Shareholders of record on the Record Date will receive an individualized Notice of Internet Availability of Proxy Materials (the “Notice”) from Broadridge. Beneficial owners of shares will receive the Notice or proxy materials, as well as a voting instruction form, from their broker, bank, nominee or custodian acting as shareholder of record to indicate how they wish their shares to be voted. If you do not receive the Notice or proxy materials by April 24, 2026, please reach out to your broker, bank, nominee or custodian acting as shareholder of record or Aebi Schmidt’s Investor Relations team.
In order to attend the Annual Meeting in person, shareholders of record must bring their admission ticket (which may be obtained as described below) and government-issued identification such as a driver’s license or passport. A shareholder may also appoint another person to represent him or her at the Annual Meeting through a written, signed proxy giving such person the right to vote the shares. Such person must bring that proxy, his or her government-issued identification, and an admission ticket to the Annual Meeting.
Beneficial owners who wish to vote in person at the Annual Meeting must obtain a signed proxy from their broker, bank, nominee or other custodian that authorizes you to vote the shares held by them on your behalf. In addition, you must bring to the Annual Meeting an admission ticket and government-issued identification.
Beneficial owners who have not obtained a proxy from their broker or custodian are not entitled to vote in person at, or participate in, the Annual Meeting.
Each share carries one vote. The exercise of the voting right is subject to the voting restrictions set out in Aebi Schmidt’s Articles of Association, a summary of which is contained in “Voting” below.
To request an admission ticket to the Annual Meeting, please reach out to Aebi Schmidt’s Investor Relations team at investor.relations@aebi-schmidt.com or +41 44 308 58 77 and send proof of your stock ownership. For shareholders of record, proof of stock ownership is a copy of your Notice. For beneficial owners, proof of stock ownership is a proxy certificate. To allow time for processing, please submit requests for admission tickets by May 14, 2026. Admission tickets are not transferrable. You may contact Investor Relations with any questions about the admission ticket process.
Beneficial owners of shares held in “street name” and shareholders of record with voting rights at the close of business on the Record Date are entitled to vote at the Annual Meeting, except that shareholders who, upon application, become registered as shareholders

84	Aebi Schmidt Group // 2026 Proxy Statement

Additional Information

with respect to their shares after the Record Date but on or before May 11, 2026 and wish to vote those shares at the Annual Meeting will need to obtain proxy materials by contacting Investor Relations at investor.relations@aebi-schmidt.com or +41 44 308 58 77. Shareholders of record who have sold their shares prior to May 11, 2026 are not entitled to vote these shares at the Annual Meeting.
Admission Office
The admission office opens on the day of the Annual Meeting at 9:30 a.m. Central European Summer Time. Shareholders attending the meeting are required to present the admission ticket described above in “How do I attend and participate during the Annual Meeting?” at the entrance.
Publication of Invitation in Switzerland
In accordance with Swiss law and Aebi Schmidt’s Articles of Association, the formal and authoritative invitation to the Annual Meeting will be published at least 20 days prior to the meeting in the Swiss Official Commercial Gazette.
Why didn’t I receive a paper copy of this proxy statement?
Aebi Schmidt has chosen to distribute its proxy materials by sending its shareholders a Notice of Internet Availability of Proxy Materials that explains how to access its proxy materials and vote online. Many other companies have transitioned to this more contemporary way of distributing annual meeting materials, often called “electronic proxy” or “Notice and Access.”
This “Notice and Access” process expedites Aebi Schmidt’s shareholders’ receipt of these materials, lowers the costs of proxy solicitation and reduces the environmental impact of our annual meeting.
What if I would like to receive a paper copy of this proxy statement?
If you received a Notice and would like Aebi Schmidt to send you a printed copy of its proxy materials, please follow the instructions included in your Notice to request a copy.
Voting
Each share of Aebi Schmidt’s shares has one vote on each matter. The exercise of voting rights is subject to the voting restrictions set out in Aebi Schmidt’s Articles of Association. Only “shareholders of record” as of the close of business on the Record Date are entitled to directly vote at the Annual Meeting. As of the Record Date, there were 77,435,027 shares of Aebi Schmidt’s shares issued and outstanding. In addition to shareholders of record of Aebi Schmidt’s shares, “beneficial owners of shares held in street name” as of the Record Date can vote using the methods described below.
Quorum
For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, in person or by proxy, of the holders of one-third of the shares issued and outstanding and entitled to vote on the Record Date will constitute a quorum for all purposes. As of the Record Date, 77,435,027 shares were issued and outstanding and entitled to vote. Broker non-votes and proxies marked with abstentions or instructions to withhold votes will be counted as present in determining whether there is a quorum.

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Additional Information

Shareholders of Record
If your shares are registered directly in your name with Aebi Schmidt’s transfer agent, you are the shareholder of record with respect to those shares. If you are a shareholder of record on the Record Date but sell your shares prior to May 11, 2026, you will not be entitled to vote those shares at the Annual Meeting.
Beneficial Owners of Shares Held in Street Name
If your shares are held in an account at a bank, broker, or other organization, then you are the “beneficial owner of shares held in street name.” As a beneficial owner, you have the right to instruct the person or organization holding your shares how to vote your shares. Most individual shareholders are beneficial owners of shares held in street name. If you are a beneficial owner of shares held in “street name” and ask to become a shareholder of record for those shares after the Record Date but on or before May 11, 2026 and want to vote those shares at the Annual Meeting, you will need to obtain proxy materials by contacting Investor Relations via e-mail at investor.relations@aebi-schmidt.com.
Voting Procedures
There are five ways to vote:
•
Online Prior to the Annual Meeting. You may vote by proxy by visiting www.proxyvote.com and entering the control number found in your Notice. The availability of online voting may depend on the voting procedures of the organization that holds your shares.

•	Physically During the Annual Meeting. Shareholders may vote their shares in person at the Annual Meeting.
•
Phone. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form, and you may vote by proxy by calling the toll-free number found on the card or form. The availability of phone voting may depend on the voting procedures of the organization that holds your shares.

•
Mail. If you request printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form, and you may vote by proxy by filling out the card or form and returning it in the envelope provided.

•
By Independent Proxy. Shareholders may vote anonymously by reaching out to Aebi Schmidt’s independent proxy, Anwaltskanzlei Keller AG with proof of stock ownership. More information about voting by independent proxy is listed below in “Independent Proxy.”

All shares represented by valid proxies received prior to 5:00 p.m. Central European Summer Time on May 18, 2026 will be voted. Where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions. By signing the proxy card (including electronically) and if no other instructions are given, the shareholder instructs the independent proxy to vote in accordance with the position of the Board as to each proposal. If a new proposal or a new suggestion for an existing proposal is put before the Annual Meeting and no other instructions are given, the shareholder instructs the independent proxy to vote in accordance with the position of the Board. In case a shareholder invalidates these general instructions and does not provide any other instructions, the independent proxy must abstain from voting on the shareholder’s behalf.
Changing your Vote
You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting.
•
Online Prior to the Annual Meeting. You may change your vote using the online voting method described above, in which case only your latest internet proxy submitted prior to the Annual Meeting will be counted.

•
Physically During the Annual Meeting. Attendance at the Annual Meeting will not automatically revoke a proxy, but a shareholder of record attending the Annual Meeting may request a ballot and vote in person, thereby revoking a previously granted proxy.

•	Phone. You may change your vote using the phone voting method described above, in which case only your latest proxy submitted prior to the Annual Meeting will be counted.

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Additional Information

•
Mail. You may revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, in which case only your latest proxy card or voting instruction form received will be counted.

•
Independent Proxy. You may change your vote using the independent proxy voting method described above, in which case only your latest proxy submitted to the independent proxy prior to the Annual Meeting will be counted.

Independent Proxy
As a shareholder, you have the right to grant your voting proxy to the independent proxy, Anwaltskanzlei Keller AG, Splügenstrasse 8, P.O. Box 1889, 8027 Zurich, Switzerland, in the sense of Article 689c of the Swiss Code of Obligations by completing, signing and submitting the corresponding proxy card (including electronically).
Requests can be sent to attention: Anwaltskanzlei Keller AG, P.O. Box 1889, 8027 Zurich, Switzerland or proxyvoting@anwaltskanzlei-keller.com. All requests must be accompanied by proof of stock ownership, which is described in more detail above in “How do I attend and participate during the Annual Meeting?” Proxies granted to the independent proxy must be received no later than 5:00 p.m. Central European Summer Time on May 18, 2026 to allow for appropriate processing time.
Shareholders who have appointed the independent proxy as a proxy may not vote in person at the meeting or send a proxy of their choice to the meeting, unless they revoke or change their proxies. By signing the proxy card (including electronically) and if no other instructions are given, the shareholder instructs the independent proxy to vote in accordance with the position of the Board as to each proposal. If a new proposal or a new suggestion for an existing proposal is put before the Annual Meeting and no other instructions are given, the shareholder instructs the independent proxy to vote in accordance with the position of the Board. In case a shareholder invalidates these general instructions and does not provide any other instructions, the independent proxy must abstain from voting on the shareholder’s behalf.
Uninstructed Shares
Shareholders of Record If you are a shareholder of record and you:
•	Indicate when voting that you wish to vote as recommended by the Board; or
•	Sign and return a proxy card without giving specific voting instructions, then your shares will be voted in the manner recommended by the Board on all matters presented in this Proxy Statement.
Beneficial Owners of Shares Held in Street Name If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then the organization may generally vote your shares in their discretion on “routine” matters, but cannot vote on “non-routine” matters.
Routine and Non-Routine Proposals
The following proposals are considered a routine matter:
•	Approval of the audited consolidated financial statements and statutory standalone financial statements for the fiscal year ended December 31, 2025 (Proposal 1);
•	Approval of allocation of profit available for distribution (Proposal 2.1);
•	Approval of distribution of dividend (as a repayment of statutory reserves, by way of allocation to a dividend reserve) (Proposal 2.2);
•	Election of PricewaterhouseCoopers AG (Zurich) as statutory auditor (Proposal 7);
•	Election of Anwaltskanzlei Keller AG as independent proxy (Proposal 8); and
•	Approval of the Swiss Statutory Non-Financial Matters Report (Proposal 11).

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Additional Information

A broker or other nominee may generally vote in their discretion on routine matters, and therefore no broker non-votes are expected in connection with the Proposals No. 1, 2.1, 2.2, 7, 8 and 11.
The following proposals are considered non-routine matters:
•	Discharge of liability for the Board of Directors and Executive Management for the fiscal year ended December 31, 2025 (Proposal 3);
•
Approval of an Amendment to the Articles of Association to (i) reduce the minimum number of directors to five and the maximum number of directors to nine and (ii) amend the nomination rights of PCS Holding AG (Proposal 4);

•	Election of the Board of Directors (Proposal 5.1);
•	Election of the Chair of the Board of Directors (Proposal 5.2);
•	Election of the Human Resources and Compensation Committee of the Board of Directors (Proposal 6);
•	Approval, on a non-binding advisory basis, of the compensation of named executive officers under U.S. securities law requirements (Proposal 9.1);
•	Approval, on a non-binding advisory basis, of the frequency of future non-binding advisory votes to approve the compensation of named executive officers (Proposal 9.2);
•	Approval, on an advisory basis, of the Swiss Statutory Compensation Report for the fiscal year ended December 31, 2025 (Proposal 9.3);
•	Approval of the maximum compensation of the Board of Directors until the 2027 annual general meeting (Proposal 9.4);
•	Approval of the maximum compensation of Executive Management for the fiscal year ending December 31, 2027 (Proposal 9.5); and
•	Approval of the Aebi Schmidt Equity Incentive Plan (Proposal 10).
If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the inspector of election that it does not have the authority to vote on the matter with respect to your shares. This is generally referred to as a “broker non-vote.” Therefore, broker non-votes may exist in connection with the above Proposals No. 3, 4, 5.1, 5.2, 6, 9.1, 9.2, 9.3, 9.4, 9.5 and 10.
Vote Required to Approve a Proposal
The approval of each proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting, not counting abstentions, broker non-votes or blank or invalid ballots, except for Proposals 3 and 9.3.
Proposal 3 (discharge of the Board and executive management) requires the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual Meeting, not counting the votes of any director, nominee or executive officer of Aebi Schmidt or any votes represented by Aebi Schmidt, or abstentions, broker non-votes or blank or invalid ballots.
Regarding Proposal 9.2 (frequency for future say-on-pay votes), the Board will consider the frequency for holding future say-on-pay votes that receives the highest number of votes cast to be the frequency recommended by shareholders.
Proposals 9.3 (Swiss Statutory Compensation Report) is advisory and non-binding in nature. Therefore, there is no specific approval requirement. However, the Board will consider that the shareholders have approved this particular proposal on an advisory basis if the proposal receives the affirmative vote of a majority of the votes cast (in person or by proxy) at the Annual General Meeting, in each case not counting abstentions, broker non-votes or blank or invalid ballots.

88	Aebi Schmidt Group // 2026 Proxy Statement

Additional Information

Broker Non-Votes and Abstentions
Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Only “FOR” and “AGAINST” votes are counted for purposes of determining the votes received in connection with each proposal. Broker non-votes and abstentions will have no effect on determining whether the affirmative vote constitutes a majority of the shares present or represented by proxy and cast at the Annual Meeting.
What are the Board’s recommendations?
The Board recommends a vote:
Proposal 1 − FOR the approval of the audited consolidated financial statements and statutory standalone financial statements for the fiscal year ended December 31, 2025.
Proposal 2.1 − FOR the approval of allocation of profit available for distribution.
Proposal 2.2 − FOR the approval of distribution of dividend (as a repayment of statutory reserves, by way of allocation to a dividend reserve).
Proposal 3 − FOR the discharge of liability for the Board and Executive Management for the fiscal year ended December 31, 2025.
Proposal 4 − FOR the approval of an Amendment to the Articles of Association to (i) reduce the minimum number of directors to five and the maximum number of directors to nine and (ii) amend the nomination rights of PCS Holding AG.
Proposal 5.1 − FOR the election of the nominees for directors named in this proxy statement.
Proposal 5.2 − FOR the election of Barend Fruithof as Chair of the Board.
Proposal 6 − FOR the election of the Human Resources and Compensation Committee of the Board.
Proposal 7.1 − FOR the election of PricewaterhouseCoopers AG (Zurich) as statutory auditor.
Proposal 7.2 − FOR the ratification of PricewaterhouseCoopers AG (Zurich) as independent registered public accounting firm for purposes of U.S. securities law reporting.
Proposal 8 − FOR the election of Anwaltskanzlei Keller AG as independent proxy.
Proposal 9.1 − FOR the approval, on a non-binding advisory basis, of the compensation of our named executive officers under U.S. securities law requirements.
Proposal 9.2 − FOR the approval, on a non-binding advisory basis, of a frequency of every year for future non-binding advisory votes to approve the compensation of our named executive officers.
Proposal 9.3 − FOR the approval, on an advisory basis, of the Swiss Statutory Compensation Report for the fiscal year ended December 31, 2025.
Proposal 9.4 − FOR the approval of the maximum compensation named in this proxy statement of Aebi Schmidt’s Board until the 2027 annual general meeting.
Proposal 9.5 − FOR the approval of the maximum compensation named in this proxy statement of Aebi Schmidt’s executive management for the fiscal year ending December 31, 2027.
Proposal 10 − FOR the approval of the Aebi Schmidt Equity Incentive Plan.

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Additional Information

Proposal 11 − FOR the approval of the Swiss Statutory Non-Financial Matters Report.
What will happen if other matters are raised at the Annual Meeting?
If any other matter is properly submitted to the shareholders at the Annual Meeting, its adoption will generally require the affirmative vote of a majority of the shares outstanding on the Record Date that is present or represented at the Annual Meeting. The Board does not propose to conduct any business at the Annual Meeting other than as stated above.
How do I find out the voting results?
Preliminary voting results will be announced at the Annual Meeting and final voting results will be published by Aebi Schmidt in a Current Report on Form 8-K and on Aebi Schmidt’s website in the “Annual General Meeting 2026” section of www.aebi-schmidt.com/investors.
How may I obtain an additional copy of the proxy materials?
If you share an address with another shareholder, you may receive only one set of proxy materials unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, please request the additional copy by contacting Aebi Schmidt Group, attention: Investor Relations, Schulstrasse 4, 8500 Frauenfeld, Switzerland, investor.relations@aebi-schmidt.com. Additionally, if you have been receiving multiple sets of proxy materials and wish to receive only one set of proxy materials, please contact Aebi Schmidt’s Investor Relations department in the manner provided above.
What does it mean if I receive more than one proxy card or voting instruction card?
If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with banks, trustees, brokers, other nominees and/or Aebi Schmidt’s transfer agent. Please sign and deliver each proxy card and voting instruction card that you receive to ensure that all of your shares will be voted. We recommend that you contact your nominee and/or Aebi Schmidt’s transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address.
Who pays for the solicitation of proxies?
The accompanying proxy is being solicited by Aebi Schmidt’s Board. Aebi Schmidt will bear the cost of soliciting the proxies. Officers and other management employees of Aebi Schmidt will receive no additional compensation for the solicitation of proxies and may use mail, e-mail, personal interview and/or telephone.
How can I access Aebi Schmidt’s proxy materials and Annual Report on Form 10-K?
The Investors section on Aebi Schmidt’s website, www.aebi-schmidt.com/investors, provides access, free of charge, to SEC reports as soon as reasonably practicable after Aebi Schmidt electronically files such reports with, or furnishes such reports to, the SEC, including proxy materials, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports. Aebi Schmidt has posted printable and searchable 2026 proxy materials to Aebi Schmidt’s website in the “Annual General Meeting 2026” section of www.aebi-schmidt.com/investors. A copy of Aebi Schmidt’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, as filed with the SEC, will be sent to any shareholder, without charge, upon written request sent to Aebi Schmidt Group, attention: Investor Relations, Schulstrasse 4, 8500 Frauenfeld, Switzerland, investor.relations@aebi-schmidt.com.
The references to the website addresses of Aebi Schmidt and SEC in this proxy statement are not intended to function as a hyperlink and, except as specified herein, the information contained on such websites is not part of this proxy statement.

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Additional Information

How and when may I submit a shareholder proposal or director nomination for the 2027 annual general meeting?
If you wish to submit a matter to be considered for inclusion in the proxy material for the 2027 annual general meeting, please send it to Investor Relations. Proposed shareholder proposals must be received on or before December 11, 2026 and otherwise comply with the SEC requirements under Rule 14a-8 of the Exchange Act to be eligible for inclusion in Aebi Schmidt’s 2027 annual general meeting proxy statement. Rule 14a-8 and related guidance provide that certain shareholder proposals may be excluded from a proxy statement. We will evaluate any shareholder proposal received and may exclude such shareholder proposal if permitted in accordance with such rule and guidance.
For any shareholder proposal outside the processes of Rule 14a-8, a shareholder must lodge a written request listing the agenda items and the proposal or proposals with the Board at least 90 days prior to the 2027 annual general meeting. Each request submitted by a shareholder for inclusion of an agenda item must be in written form and include with respect to each agenda item (a) a brief description of the business desired to be brought before the 2027 annual general meeting and the reasons for conducting such business at the 2027 annual general meeting, (b) the name and address of the shareholder proposing such business, (c) the number of shares of Aebi Schmidt which are legally or beneficially owned by such shareholder, and the dates upon which the shareholder acquired such shares and (d) all other information required under the applicable laws, regulations and Nasdaq rules.
Shareholders who intend to solicit proxies in support of director nominees other than Aebi Schmidt’s nominees for inclusion on Aebi Schmidt’s proxy card must provide the notice and additional information required by Rule 14a-19 of the Exchange Act to Aebi Schmidt at the address above not later than March 22, 2027, and must otherwise comply with the requirements of Rule 14a-19(b) of the Exchange Act, Swiss law and our Articles of Association. The notice and information required by Rule 14a-19 are in addition to the advance notice requirements of our Articles of Association and do not extend any deadline under our Articles of Association.
Annual Report of Aebi Schmidt
Aebi Schmidt’s Annual Report containing Aebi Schmidt’s audited consolidated financial statements with accompanying notes, Aebi Schmidt’s and its audited statutory standalone financial statements prepared in accordance with Swiss law, Aebi Schmidt’s Swiss law compensation report and the statutory auditor’s reports, are available at Aebi Schmidt’s website in the Investors “Annual General Meeting 2026” section at www.aebi-schmidt.com/investors. Copies of this document may be obtained without charge by contacting Aebi Schmidt Group, Attention: Investor Relations, Schulstrasse 4, 8500 Frauenfeld, Switzerland, investor.relations@aebi-schmidt.com.

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Appendix A
Non-GAAP Reconciliations
To supplement its reporting of financial measures determined in accordance with generally accepted accounting principles in the United States (“GAAP”), Aebi Schmidt utilizes certain non-GAAP financial measures, such as Adjusted EBITDA and Net Debt, to separate the impact of certain items from the underlying business. Because Aebi Schmidt uses these adjusted financial results in the management of its business, management believes this supplemental information is useful to investors for their independent evaluation and understanding of Aebi Schmidt’s underlying business performance and the performance of its management. To aid investors and analysts with year-over-year comparability for the combined business of Aebi Schmidt and The Shyft Group, the Company has also presented certain of these non-GAAP financial measures on a “Combined” basis. Combined non-GAAP financial measures include results for both Aebi Schmidt Group and The Shyft Group on a combined basis inclusive of periods prior to the July 1, 2025 merger. Information presented on a combined basis does not reflect pro-forma adjustments or other adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved if the business combination occurred on January 1, 2024. The non-GAAP financial measures described above are in addition to, and not meant to be considered superior to, or a substitute for, Aebi Schmidt’s financial statements prepared in accordance with GAAP. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP. Also, other companies might calculate these measures differently. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures included in the following tables. In addition, the non-GAAP financial measures included in this proxy statement reflect management's judgment of particular items, and may be different from, and therefore may not be comparable to, similarly titled measures reported by other companies.

Adj. EBITDA ($m)	Q4 2024	Q1 2025	Q2 2025	Q3 2025	Q4 2025
Net Sales	$499.659	$453.785	$453.706	$471.325	$528.371
Net Income / Loss	$6.068	$0.626	$(7.895)	$1.194	$8.772
Add (subtract)
Interest Expense	$10.138	$9.164	$12.153	$14.228	$11.761
Depreciation & amortization	$12.788	$12.127	$11.778	$14.990	$16.159
Income tax (benefit) / expenses	$2.215	$1.441	$(2.175)	$(0.447)	$2.036
Restructuring and other related charges	$0.759	$0.730	$5.709	$12.759	$6.391
Transaction related expenses and adjustments	$12.934	$7.286	$13.047	$5.988	$0.562
Foreign exchange losses on external debt	$(0.590)	$0.982	$2.601	$0.252	$(0.371)
Pension related income, net	$(2.360)	$(0.929)	$(1.025)	$(1.025)	$(2.076)
Other	$(5.197)	$(0.182)	$0.287	$(5.239)	$4.839
Adj. EBITDA	$36.756	$31.245	$34.480	$42.197	$48.073
Adj. EBITDA margin	7.4%	6.9%	7.6%	9.0%	9.1%

92	Aebi Schmidt Group // 2026 Proxy Statement

For historical comparisons to the Shyft Group results, adjustments reflected in the table above do not include non-cash stock-based compensation expenses.

Net Debt ($k)(1)	Dec 31, 2024	Mar 31, 2025	Jun 30, 2025	Sep 30, 2025	Dec 31, 2025
Current portion of long-term debt	$23.494	$24.482	$27.310	$25.063	$46.908
Long-term debt, less current portion	$471.817	$512.764	$561.325	$628.359	$548.050
Total debt	$495.311	$537.246	$588.636	$653.422	$594.958
Subtract
Cash and cash equivalents	$80.953	$63.989	$83.484	$125.971	$98.12
Subordinated Shareholder Loans	$51.982	$53.775	$58.845	$58.897	$59.101
Net Debt	$362.376	$419.482	$446.306	$468.554	$437.345

(1)	Net debt as defined in our Credit Facility Agreement, excluding long-term subordinated shareholder loans.

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Appendix B
Equity Incentive Plan
Aebi Schmidt Group
Approved by the Board on February 23, 2026
Effective as of 1 January 2026

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Appendix B

1. Purpose
The purpose of this Plan is to attract, retain and motivate high quality personnel by providing them with equity ownership opportunities and performance-based incentives to increase their commitments for and in the best interest of the Group.
2. Scope and rules of interpretation
The Plan is valid in its entirety only. No statements made in any part of the Plan are permissible to be construed without reference to the Plan as a whole.
Capitalized terms herein shall have the meanings assigned to such terms in appendix 1 to the Plan.
The Plan, and / or any grant of Awards under the Plan, shall not constitute a public offering prospectus under any jurisdiction.
The Plan is a discretionary benefit offered by the Group for the benefit of Participants. Any potential Awards, benefits or rights under the Plan shall not be:
•
deemed to form part of the Participant’s regular, recurring remuneration (for Participants under Swiss employment contracts, any potential Awards, benefits or rights under the Plan shall be understood to constitute voluntary, unsecured ex gratia payments – “Gratifikation” – according to article 322d of the Swiss Code of Obligations, and the same interpretation shall apply, mutatis mutandis, to the extent permissible under other jurisdictions); nor

•	included in, or have any effect on, the determination of severance payments;
in each case, however, to the extent permissible under applicable laws.
3. Administration of the Plan
The Board shall administer the Plan unless and except to the extent that (i) the Plan sets out otherwise, and/or that (ii) the Board delegates administration of the Plan to another internal body or person (for example, without limitation, the Committee or the Group’s human resources department) or to an external Plan Administrator. The Board has the power, subject to, and within the limitations of, express provisions of the Plan, to construe and interpret the Plan, including all related documents, and to establish, amend and revoke rules and regulations for its administration.
All determinations, interpretations and constructions made by the Board in good faith will – except for manifest errors – be final, binding and conclusive on all persons and be given the maximum deference under applicable law.
The Board has the right to amend, suspend or terminate the Plan according to article 15 herein.
4. Shares available for the Plan
4.1  Making Shares available
The Company undertakes to make available the number of Shares required under the Plan. This may include, without limitation, the purchase by the Company of Shares in the market, use of treasury Shares, capital increase (subject to GA approval pursuant to applicable laws and the Company’s articles of association), or any combination thereof.
Preferential subscription rights and priority subscription rights arising based on Shares according to Swiss corporate law may be excluded by the Company in accordance with applicable law and the Company’s articles of association.
4.2  Maximum number of Shares
Subject to adjustment in accordance with the terms herein, the total combined number of Shares available for grant at any time under the Plan shall be 3’500’000 Shares.

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In case of a Share split or similar capital measures changing the nominal value of Shares, the above maximum number of Shares shall adjust automatically.
If any Award made under the Plan is repurchased by the Company, expires, or is forfeited or cancelled, or otherwise exercised without delivery of Shares, the representative Shares shall become available for future Awards under the Plan. Notwithstanding the foregoing, Shares tendered or held back upon settlement of an Award to cover the tax withholding will in no event be available for future Awards under the Plan.
Shares issued under the Plan as a result of the assumption of, or substitution for, outstanding Awards previously granted by any entity acquired by the Company, or with which the Company combines (Substituted Awards), shall not reduce the number of Shares available for grant under the Plan. Additionally, in the event that any entity acquired by the Company, or with which the Company combines, has shares available under a pre-existing plan approved by its shareholders, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment formula used in such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares available for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination.
4.3  General rules on transfer and holding of Shares under the Plan
Where any Shares are due to be transferred to a Participant under the Plan, such Shares shall be transferred to the Participant’s individual Securities Account.
The transfer of any Shares under the Plan, as well as the booking of the Shares into the Participant’s individual Securities Account, shall be free of charge for the Participant, except for any mandatory payroll withholdings to be made by the Company or any Subsidiary. Any costs for the transfer of Shares to a securities account managed by any other party shall be borne by the Participant.
The Company may at its sole discretion engage a third party for the management and custody of Awards and Shares, respectively, under the Plan. The third party may charge the Participants for those costs that are to be borne by the Participants pursuant to the above rule. If the funds are not sufficient to cover these costs, the third party is entitled to sell a sufficient number of Shares in order to cover these costs, until the Securities Account becomes voided.
At year end, the depository shall provide the Participants with the necessary annual account statement setting out the details of the Awards and Shares, respectively, administered on behalf of the Participant.
As soon as the Shares are transferred to the Participant’s individual Securities Account, the Participant will be eligible to request entry into the Share register, pursuant to the applicable legal rules as well as the Company’s articles of association and further applicable regulations of the Group. Depending on the domicile country of the Participant, the Company might instruct and authorize the Plan Administrator to carry out the entry of the Participant’s Shares in the Company’s Share register in their name(s).
The rules and regulations of applicable law, the Company’s articles of association, stock-exchange regulations and regulations promulgated by the Group on the purchase or sale of securities, insider trading, management transactions, reporting of shareholdings, disclosure of confidential information and all other applicable rules and regulations shall fully apply with respect to the acquisition, ownership and sale of Shares transferred under the Plan. Each Participant shall personally be responsible for compliance with any such rules and regulations. The Company undertakes to coordinate the applicable management transaction reporting processes.
4.4  Minimum Vesting Period
Notwithstanding anything else to the contrary in the Plan or its related documents, all Awards granted under this Plan shall be subject to a minimum Vesting Period of at least one (1) year from the Grant Date, provided that the Board may grant Awards without regard to the foregoing minimum vesting requirement with respect to a maximum of five percent (5%) of the Shares available for issuance under the Plan. This restriction does not apply to the Board's discretion to provide for accelerated exercisability or vesting of any Award in cases of death, disability, retirement, Change of Control, or other special circumstances.

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Appendix B

5. Restricted Share Units (RSUs) and Performance Share Units (PSUs)
5.1  Types of Awards, and vesting schedule
Restricted Share Units (RSUs) are conditional, unsecured awards to receive one Share per Vested RSU free of charge after the Vesting Period, subject to ongoing service conditions as further detailed in the Plan.
Performance Share Units (PSUs) are conditional, unsecured awards to receive a certain number of Shares free of charge after the Vesting Period, subject to ongoing service and Performance Conditions as further detailed in the Plan, in its appendices and/or in the individual Award Agreements.
The Vesting Date shall be:
•	For the first grant of RSUs/PSUs in 2026: 1 April 2029 (for 100% of the RSUs/PSUs; thus, no earlier incremental vesting).
•
For all and any further regular grants as of 2027: the third anniversary of the Grant Date (for 100% of the RSUs/PSUs; thus, no earlier incremental vesting), unless otherwise determined by the Board and set out in the individual Award Agreement accordingly.

Until actual transfer of Shares, if any, on the Share Delivery Date, RSUs/PSUs do not convey any shareholder rights (voting, dividend, etc.).
No dividend equivalents will be allocated or paid at any time (neither during the Vesting Period, nor upon vesting or at any time thereafter).
RSUs/PSUs are personal and not transferable.
5.2  Eligibility
Members of the EXB are generally eligible to receive RSUs and/or PSUs under the Plan.
In addition, the Board in its sole discretion may (or approve, upon the Committee’s or the CEO’s proposal) further employees of the Group to be eligible to receive RSUs and/or PSUs under the Plan, be it for one or several grant years, consecutive or not.
However, being an Eligible Person as such does not convey any right to actually receive grants of RSUs/PSUs under the Plan. Unless otherwise agreed upon with an individual, the Board in its sole discretion and from year to year determines the Eligible Persons to whom RSUs and/or PSUs shall actually be granted.
The Board in its sole discretion determines the type of Awards (RSUs or PSUs, or any combination thereof) actually granted under this article from time to time.
Except as otherwise agreed upon with an individual, nothing contained herein shall be held or construed to confer upon any Group employee any legal right to actually receive grants of RSUs/PSUs, irrespective of their function or position, unless the Board in its sole discretion determines or approves that they are actually granted RSUs/PSUs in a specific year. Neither the establishment of the Plan, nor the grant of RSUs/PSUs in one or several years (consecutive or not), nor the payment of any benefits, nor any action of the Company, of the Board, of the CEO, of one or several Subsidiaries, or of any person or body to whom such power has been delegated, may be held or construed to confer upon any individual any legal right to continue to receive RSUs/PSUs, regardless of the length of time the Participant has been granted benefits under the Plan.
Eligibility is personal and not transferable.
Non-executive members of the Board (or of the board of directors in any Subsidiary), as well as Consultants, advisors, freelancers, and other external contributors with no employment relationship with any Group entity, are not eligible to receive RSUs or PSUs.
5.3  Granting process
Each grant of RSUs and/or PSUs shall be evidenced by an individual Award Agreement, provided to the Eligible Persons by the Board or its delegates. In signing and returning the individual Award Agreement before or on the relevant due date (as indicated in the Award Agreement) in the prescribed manner, the Eligible Person acknowledges and

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Appendix B

accepts the terms and conditions of the Plan, of all and any applicable appendices thereto, and of the individual Award Agreement, and thus becomes a Participant with respect to the grant of RSUs and/or PSUs set out in the Award Agreement. Unless otherwise determined by the Board, failure to accept the Award Agreement by the relevant due date will be considered a refusal of the grant by the individual, and the otherwise granted RSUs/PSUs under that Award Agreement will be deemed to not have been granted at all. In such case, the individuals shall not be eligible to receive any other compensation in lieu of the not accepted RSUs/PSUs.
The Board may determine electronic Award Agreement acceptance procedures as well as all and any further details of such procedures.
A prerequisite for receiving a grant of RSUs/PSUs under the Plan is an unterminated employment relationship (i.e. which is not under notice of termination) between the relevant individual and any Group entity on the planned Grant Date.
Notwithstanding anything else to the contrary in the Plan or in any related document, any grants of RSUs/PSUs to members of the EXB are subject to the GA’s approval of the total remuneration amounts for the relevant period pursuant to applicable law and the Company’s articles of association.
5.4  Performance Conditions
5.4.1  RSUs
No Performance Conditions apply to the vesting of RSUs. Consequently, the number of Vested RSUs generally equals the number of originally granted RSUs, except to the extent any portions of RSUs lapse pursuant to any other terms and conditions of the Plan.
5.4.2  PSUs
In addition to all other applicable rules of the Plan, the vesting of PSUs is subject to the achievement of pre-determined Performance Conditions.
Except to the extent any portions of PSUs lapse pursuant to any other terms and conditions of the Plan, the number of Vested PSUs will be calculated by multiplying the number of originally granted PSUs by the Total Achievement Level, rounded up to the next full number of Vested PSUs:
number of PSUs originally granted
x Total Achievement Level
= number of Vested PSUs
The Total Achievement Level shall generally be determined by the level of actual achievement of pre-determined performance targets with respect to one or several KPIs. The applicable KPIs, definitions, target figures, weightings (in case of several KPIs), and the mechanism of determining the Total Achievement Level, shall be determined by the Board and set out in the individual Award Agreements, however, subject to the following mandatory parameters:
•	The minimum Target Achievement Level shall be 0%.
•	The maximum Target Achievement Level shall be a percentage determined by the Board, however, in no case higher than 200% (but it can be lower).
•
KPIs shall be measurable metrics on a Group, division, subsidiary or other organizational level, or individual level, as determined by the Board; they shall be business-relevant, as well as aligned with, and supportive of, the Group’s strategy.

•	Targets shall generally be set and measured over the full 3-year Performance Period.
As soon as practically feasible after the end of the Performance Period, the Board (or any other body or person upon delegation by the Board) and the Plan Administrator, respectively, shall calculate the Total Achievement Level according to the terms and conditions of the Plan and the Award Agreements. The Total Achievement Level shall be confirmed by the Board.

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Depending on the Total Achievement Level, the number of Vested PSUs may be lower than the number of PSUs originally granted, or it may be zero. In such cases, Participants shall receive no compensation whatsoever for the difference between the number of PSUs originally granted and the (lower) number of Vested PSUs, and the number of PSUs originally granted but not vested shall lapse on the Vesting Date without any compensation.
5.5  Timing of grant
Unless otherwise determined by the Board, grants of RSUs/PSUs, if any, shall generally be made once a year (on-cycle grants).
For the first on-cycle grants upon this Plan becoming effective in 2026, the regular Grant Date shall be the later of (i) 1 June 2026, or (ii) 1 week after the date when the AG approved the Plan.
For all and any further on-cycle grants as of 2027, the regular Grant Date shall be 1 April, unless otherwise determined by the Board in its sole discretion.
Furthermore, the Board in its sole discretion may grant RSUs/PSUs at any other time throughout the year (off-cycle grants), especially, without limitation, with respect to individuals newly becoming Eligible Persons (e.g., new joiners or promotions), in which case article 8 shall apply.
The actual Grant Date shall be set out in the individual Award Agreement.
5.6  Number of RSUs/PSUs granted
For each Participant, the number of RSUs/PSUs granted will be calculated by dividing the individual Grant Amount by the RSU/PSU Conversion Price, rounded up to the next full number of RSUs/PSUs. The resulting number of RSUs/PSUs shall be set out in the individual Award Agreement.
The individual Grant Amounts for each Participant shall be determined (or approved upon the Committee’s or the CEO’s proposal) by the Board in its sole discretion from time to time. Any Grant Amounts determined in previous years, consecutive or not, shall not convey upon any individual any right to continue to be allocated the same Grant Amount in any future years.
5.7  Transfer of Shares
For each Vested RSU/PSU, one Share will be transferred to the Participant’s individual Securities Account on the Share Delivery Date, except if and to the extent Shares will be withheld for payroll purposes as set out in article 7, and subject to the further general rules of article 4.3 herein.
The Share Delivery Date shall be determined by the Board, but it shall in no event be later than 1 month from the relevant Vesting Date.
Notwithstanding the above, if the employment relationship between a Participant and the Company or any of its Subsidiaries ends before the Share Delivery Date, the rules of article 9 herein shall apply and shall prevail over this article 5.
6. Restricted Shares (RS)
6.1  Type of Awards
Restricted Shares (RS) are actual Shares, with full shareholder rights and fully vested immediately from the Allocation Date, however, subject to a 3-year Restriction Period.
The Restriction Period starts on the Allocation Date and expires at the end of the day that is immediately prior to the 3-year anniversary of the Allocation Date.
During the Restriction Period, holders of RS are legal and beneficial owners, having all shareholder rights attached to such RS, but the RS may not be disposed of, sold, donated, pledged or transferred in any other way, except if and as provided otherwise in the Plan. In order to secure the above restrictions, RS will be held in blocked deposits in the name and on behalf of the relevant individuals as legal and beneficial owners. The Board and the Plan Administrator, respectively, shall determine all necessary details.

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After expiry of the Restriction Period, the Plan does not impose any further restrictions, and the Participants are free to continue keeping the Shares in the Securities Account, or transfer them to a securities account managed by any other party, or sell them – subject, however, to the general rules and regulations regarding the holding and selling of Shares, as set out in article 4.3 herein.
Notwithstanding the above, if the service relationship between a Participant and the Company or any of its Subsidiaries ends before expiry of the Restriction Period, the rules of article 9 herein shall apply and shall prevail over this article 6.
6.2  Mandatory RS allocation to Board members
This article 6.2 applies mandatorily to all members of the Board. Other individuals are not eligible under this article.
Members of the Board mandatorily have to receive a portion of their Board fees (hereinafter the “Conversion Amount”) in the form of RS in lieu of cash. The Conversion Amount for Board members under this article is 50% of the gross Board fees, including any committee / meeting fees, but excluding any expense reimbursements or lump sum expense payments.
The Conversion Amount shall not be paid to the individuals in cash, but instead converted into an allocation of RS pursuant to the terms and conditions of this Plan. The number of RS to be allocated to an individual, shall be calculated by dividing such individual’s Conversion Amount by the applicable RS Conversion Price, and rounded down to the nearest full number of RS. The resulting number of RS shall be transferred to the relevant individual’s Securities Account on the Allocation Date, subject to the Restriction Period and to the further general rules of article 4.3 herein. The rounding difference shall be paid out to the individuals in cash (gross), together with the remaining cash portion of the Board fees.
When RS are transferred to Board members under this article, such individuals become Participants, subject to the terms and conditions of the Plan, with respect to the allocated RS.
Notwithstanding any other provision of this Plan or its related documents, the maximum aggregate grant date fair value of Awards granted to any non-executive member of the Board in any single calendar year, taken together with any cash fees paid to such individual during such calendar year, shall not exceed $500’000. The Board may make exceptions to this limit for individual non-executive Board members in extraordinary circumstances, provided that the individual receiving such additional compensation may not participate in the decision to award such compensation.
6.3  Mandatory RS allocation under Regulation on Minimum Shareholding Requirements
Under the Group’s Regulation on Minimum Shareholding Requirements, members of the Board and of the EXB may have to mandatorily receive a portion of their Board fees (Board members) and short-term incentive (EXB), respectively, in the form of RS in lieu of cash, for a certain period of time, as per the conditions and further details set out in the Regulation on Minimum Shareholding Requirements. Any such RS will be allocated under, and in compliance with the terms of, this Plan.
When RS are transferred to Board / EXB members under this article (and the Regulation on Minimum Shareholding Requirements, respectively), such individuals become Participants, subject to the terms and conditions of the Plan, with respect to the allocated RS.
7. Taxes and social security contributions
The grant or vesting of Awards, the transfer / allocation of Shares or RS, the end of the Restriction Period for RS, the Share delivery, and/or the sale of Shares by the Participants, may be subject to tax, social security and/or other charges depending on applicable law.
The Participants shall personally be responsible for the reporting of any relevant event to the appropriate authorities, and for the payment of any such taxes and charges, except with respect to such charges, which, as a matter of mandatory law, are to be paid or deducted by the Employer or another Group entity.
Where any payroll withholding in connection with taxes, social security or any other charges, is required, the Employer (or any other Group entity, as applicable) shall have the right – except if not permissible under applicable

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Appendix B

mandatory law in the relevant jurisdiction – to withhold (“withhold-to-cover” process), or withhold and sell (“sell-to-cover” process), such number of Shares / RS on behalf of the Participant that corresponds to an amount that is sufficient to cover any such withholding liability, thus delivering only the net number of Shares / RS to the Participant.
Should such “withhold-to-cover” or “sell-to-cover” process not be desired by the Group, or should it not be permissible or possible for any reason, the Employer (or any other Group entity, as applicable) shall instead be entitled, without limitation, to make any necessary deductions from salary and/or bonus payments, or to require a payment from the Participant before transfer of Shares / RS under the Plan.
The Employer and/or the Company shall have the right to notify the tax authorities of all relevant events related to Awards and Shares (including, without limitation, grant, vesting, end of Restriction Period), if and to the extent so required by law.
8. New hires and intra-year promotions
8.1  RSUs and PSUs
Where an individual newly becomes an Eligible Person between the regular on-cycle Grant Date and the end of the same financial year, the Board may, at its sole discretion and on a case-by-case basis, determine (or approve, upon the CEO’s proposal) that an off-cycle grant of RSUs and/or PSUs shall be made to the said individual. In case the Board determines / approves such off-cycle grant of RSUs / PSUs, the following rules shall apply:
•
When determining / approving the Grant Amount, the Board will take into consideration the portion of the financial year during which the individual was employed in the eligible role (including, for the avoidance of doubt, the duration of any contractual or legal probation period);

•	the Grant Date shall be determined by the Board in its sole discretion and set out in the individual Award Agreement;
•
the Vesting Date shall not be the third anniversary of the Grant Date, but it shall be the same Vesting Date as for the regular on-cycle grants earlier in the same granting year, thus resulting in a Vesting Period shorter than 3 years for the off-cycle grants; and

•	only with respect to PSUs, the Performance Period as well as the Performance Conditions shall be the same as for any regular on-cycle PSU grants earlier in the same granting year.
8.2  Restricted Shares (RS)
The rules of article 6 generally apply unchanged, unless otherwise contractually agreed upon or determined by the Board.
9. End of service relationship
9.1  RSUs and PSUs
9.1.1  Probation period
Where a legal or contractual probation period applies, and if the employment relationship between a Participant and any Group entity ends on or before the final day of the probation period for any reason, notwithstanding anything else to the contrary in the Plan or in the individual Award Agreement, no further RSUs/PSUs shall be granted to the said individual, and any outstanding RSUs/PSUs of the said individual shall forfeit immediately on the Termination Date without any compensation.
9.1.2  Termination by the Employer for Cause
In case the employment relationship between a Participant and any Group entity ends because of termination by the Employer for Cause, notwithstanding anything else to the contrary in the Plan or in the individual Award Agreement, no further RSUs/PSUs shall be granted to the said individual, and any outstanding RSUs/PSUs of the said individual shall lapse immediately on the Termination Date without any compensation.

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9.1.3  Termination by the Participant
In case the employment relationship between a Participant and any Group entity ends because of termination (resignation) by the Participant for any reason (except pursuant to any bona fide retirement from the Company or any of its Subsidiaries), notwithstanding anything else to the contrary in the Plan or in the individual Award Agreement, no further RSUs/PSUs shall be granted to the said individual as of the Termination Date; and all unvested RSUs/PSUs of the said individual shall lapse immediately on the Termination Date without any compensation. Where the Termination Date occurs on or after the Vesting Date, vesting and Share delivery shall continue to apply pursuant to the regular rules of the Plan.
9.1.4  Other cases
In case the employment relationship between a Participant and any Group entity ends for any reason other than set out in articles 9.1.1-9.1.3 above (including, without limitation, pursuant to any bona fide retirement from the Company or any of its Subsidiaries; or termination by the Employer without Cause; or the end of the employment relationship as a result of the Participant’s disability as per applicable local law and regulations; or the Participant’s death; in each case, however, after expiry of any applicable probation period), notwithstanding anything else to the contrary in the Plan or in the Award Agreement, the following rules shall apply:
a)  Outstanding RSUs:
All outstanding RSUs (100%, no prorating or reduction) of the said individual shall be deemed vested immediately on the Termination Date, and Share delivery shall be made as soon as reasonably practicable, though in no event later than 1 month from the Termination Date. The Board in its sole discretion may determine that, in lieu of delivery of Shares, a cash alternative shall apply, whereby a gross amount, representing the closing price of a Share on the Termination Date (or, if the Termination Date is not a trading day for Shares, on the last trading day immediately prior to the Termination Date), times the number of Shares that would have otherwise been delivered under such individual’s outstanding RSUs, shall be paid to the individual (or, in case of death, to the individual’s estate / heirs), through local payroll, within 1 month from the Termination Date, in the same currency in which the individual also received their base salary, and any necessary currency exchange shall be made at the prevailing rate at the time of payment.
b)  Outstanding PSUs:
All outstanding PSUs (100%, no prorating or reduction) of the said individual continue to be eligible for vesting. However, the Performance Conditions continue to apply throughout the full original Performance Period, and the original Vesting Date and Share Delivery Date shall remain unchanged. The Board in its sole discretion may determine that, in lieu of delivery of Shares, a cash alternative shall apply, whereby a gross amount, representing the closing price of a Share on the Vesting Date (or, if the Vesting Date is not a trading day for Shares, on the last trading day immediately prior to the Vesting Date), times the number of Shares that would have otherwise been delivered under such individual’s outstanding PSUs, shall be paid to the individual, through local payroll, within 1 month from the Vesting Date, in the same currency in which the individual also received their base salary, and any necessary currency exchange shall be made at the prevailing rate at the time of payment.
Notwithstanding the above, upon a Participant’s death, the Board in its sole discretion may decide upon an immediate vesting and settlement of the deceased individual’s PSUs, applying a Target Achievement Level not higher than 100%. In such case, Share delivery shall be made within 1 month from the date of death. The Board in its sole discretion may determine that, in lieu of delivery of Shares, a cash alternative shall apply, whereby a gross amount, representing the closing price of a Share on the date of death (or, if such date is not a trading day for Shares, on the last trading day immediately prior to the date of death), times the number of Shares that would have otherwise been delivered, shall be paid to the individual’s estate / heirs, within 1 month from the date of death, in the same currency in which the individual had also received their base salary, and any necessary currency exchange shall be made at the prevailing rate at the time of payment.

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9.2  Restricted Shares (RS)
Where an individual ceases to be a member of the Board, or an employee of any Group entity, respectively, for any reason, such individual’s outstanding RS do not forfeit (fully vested at grant), but any outstanding Restriction Periods on such individual’s RS shall continue to apply unchanged. However, and notwithstanding the aforementioned, if the individual ceases to be a member of the Board (or an employee of any Group entity, respectively) because of the individual’s permanent disability or death, all outstanding Restriction Periods on such individual’s RS shall be lifted immediately on the date when they cease to be a member of the Board (or an employee of any Group entity, respectively).
After an individual ceases to be a member of the Board for any reason, no further RS shall be allocated to such individual under the Plan, and any outstanding Board fees (as per the applicable agreements, rules, and regulations) shall be paid in cash only.
9.3  Joint rules for all Awards under the Plan
9.3.1  Leave of absence; internal transfer
The leave of absence, duly authorized in writing by the Company or the Employer, respectively, (including, without limitation, sick / accident leave, maternity/paternity leave, military or civil protection services, other obligations under public law, or any other purpose approved by the Company / Employer), as well as any changes to the service relationship such as, without limitation, changes to the work-time pattern, working place or similar parameters, shall not constitute a termination of service for the purposes of the Plan, and any outstanding Awards of the relevant individual shall continue unchanged.
Equally, if a Participant transfers to another role within the Group, such Participant’s outstanding RSUs/PSUs shall continue unchanged, even if the new role would not be eligible for participation in the Plan (for example, without limitation, transfer from a EXB to a non-EXB role). If, later on, the service relationship between the Participant (in their new role) and the Group actually ends, the rules of article 9.1 shall apply.
9.3.2  Sale or transfer of Shares after the end of the service relationship
If a Participant is no longer a member of the Board or an employee of any Group entity for any reason, any Shares transferred to such Participant under the Plan (whether before, in connection with or after the end of the service relationship) and held in the Securities Account, have to be either sold or transferred to the Participant’s separate personal deposit, in each case at the latest by the date that is the later of (i) 2 months after the final day of the service relationship; or (ii) 2 months after the last Share Delivery Date for such Participant under the Plan; or (iii) 2 months after the end of the last outstanding Restriction Period on such individual’s RS. If the Participant fails to comply with this requirement, the Company and the Plan Administrator, respectively, have the right:
a)  to sell all such Shares on behalf of the Participant after expiry of the later of the aforementioned dates. The Participant agrees and consents to such sale in accepting a grant of RSUs/PSUs and/or an allocation of RS under the Plan. Furthermore, if any actions are required from the Participant to enable the Company’s (or the Plan Administrator’s) sale of such Shares, the Participant is obliged to perform all such actions and to provide all documents required in due course;
b)  and/or, after expiry of the later of the aforementioned dates, to charge the Participant with any ongoing administration and deposit fees for the Shares that continue to be held in the Securities Account.
If the Company and the Plan Administrator, respectively, determine to sell the Shares as per alternative (a) above, the Company has the right to inform the Plan Administrator (and the Participant, in accepting a grant of PSUs/RSUs and/or an allocation of RS, consents to such right of the Company) about the Participant’s last known bank account details (for example, the bank account to which the last base salary was paid); and the Plan Administrator shall be entitled to transfer the sale proceeds to such bank account. Alternatively, the Participant may, at the latest until 1 full trading day before the aforementioned sale occurs, inform the Plan Administrator about any other bank account details for the transfer of aforementioned sale proceeds.

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Appendix B

10. Clawback and malus
Notwithstanding anything else to the contrary in the Plan, this article 10 and its sub-paragraphs, apply to all Awards granted under the Plan, and to all Shares transferred / allocated under the Plan, and it will continue to apply beyond the end of the individual’s service relationship with any Group entity, whether or not the termination is/was lawful.
All Awards granted under the Plan shall be subject to any clawback policy adopted by the Company to comply with applicable laws, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder. To the extent required by applicable laws, rules, regulations or securities exchange listing requirements, the Company may impose other clawback requirements on Awards and/or Shares issued pursuant to the Plan.
10.1  Financial restatement or calculation errors
In addition, if the Company (or any of its Subsidiaries) is required to prepare an accounting / financial restatement which is due to material non-compliance of the Company (or the Subsidiary, as the case may be) with any financial reporting requirement (excluding, for the avoidance of doubt, a restatement caused by a change in applicable accounting rules or interpretations), the Board may, in its sole discretion and to the extent permitted by mandatory applicable law:
(i)  determine that all or parts of outstanding RSUs/PSUs (of all Participants) with a Vesting Period or Performance Period containing all or parts of the year(s) for which a restatement has to be prepared, shall be forfeited without any compensation; and/or
(ii)  require Participants (a) to transfer back to the Company, for nil consideration, some or all of the Shares previously transferred to them from RSUs/PSUs with a Performance Period containing all or parts of the year(s) for which a restatement has to be prepared; and/or (b) to reimburse the Company through a cash payment representing the value (at the time when the clawback claim under this article is made by the Board) of some or all of those Shares; and/or (c), where a cash alternative applied at vesting of such RSUs/PSUs, to reimburse the Company through a cash payment equal to all or part of such previous gross cash settlement amount(s).
When determining the actual consequences, if any, as per the above rules, the Board shall take into consideration the extent to which the restated financials, if they had been known in due time, would have altered the number of granted or vested RSUs/PSUs or transferred Shares.
This article shall also apply, by analogy, in case of an error in calculating the achievement of Performance Conditions.
10.2  Employee misconduct
Where a Participant acts in material violation of the law or of the internal rules and regulations of the Group, acts in gross misconduct, or is in material breach of his/her contractual obligations towards the Group, the Board may, in its sole discretion and to the extent permitted by mandatory applicable law:
(i)  determine that all or parts of outstanding RSUs/PSUs of the said Participant shall be forfeited without any compensation; and/or
(ii)  require the said Participant (a) to transfer back to the Company, for nil consideration, some or all of the Shares or RS previously transferred / allocated to them under the Plan in the last 3 years prior to the violation / breach / misconduct; and/or (b) to reimburse the Company through a cash payment representing the value (at the time when the clawback claim under this article is made by the Board) of some or all of the Shares or RS transferred to such Participant in the last 3 years prior to the violation / breach / misconduct; and/or (c), where a cash alternative applied at vesting of RSUs/PSUs in the last 3 years prior to the violation / breach / misconduct, to reimburse the Company through a cash payment equal to all or part of such previous gross cash settlement amount(s). If the action or conduct of any Participant is under investigation, and if such investigation has not been concluded prior to the third anniversary of the Share Delivery Date (or the RS Allocation Date, as the case may be), the aforementioned 3-year period shall be extended until such later date as the Board considers appropriate to allow such investigation to be concluded.

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Appendix B

11. Adjustment of RSUs/PSUs due to corporate events, extraordinary events
In the event of:
a)  any relevant variation of the Share capital of the Company (e.g., a Share split or reverse Share split);
b)  any merger, reorganization, consolidation, recapitalization, stock dividend, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares; or
c)  extraordinary, unforeseen events outside the normal course of business, for example, without limitation, market turmoil, armed conflicts, etc.;
the Board shall make such adjustments in the number and type of Shares which may be delivered under the Plan, the number, type, and price of Shares subject to outstanding Awards, and the numerical limits of articles 4.2 and 6.2 herein as the Board determines to be appropriate to prevent the dilution or diminution of such Awards. Notwithstanding the foregoing, the number of Shares subject to any Award shall always be a whole number, and any fractional Share resulting from an adjustment pursuant to this article 11 shall be rounded down to the nearest whole number.
12. Change of Control, sale of undertaking, liquidation
In the event of a Change of Control, the Board in its sole discretion, and subject to the limitations of applicable law, shall determine:
a)  if RSUs/PSUs should continue as per the rules of the Plan without any adjustments; or
b)  if outstanding RSUs/PSUs shall be vested immediately on the legal effective date of the Change of Control, and if so, (i) to what extent (prorated or full), (ii) for PSUs, based on which Performance Conditions level of achievement, and (iii) whether a cash settlement in lieu of Share transfer shall apply; or
c)  if any other adjustments to outstanding RSUs/PSUs should be made (including, without limitation, an exchange of RSUs/PSUs for replacement awards in the new corporate structure, as the case may be); or
d)  any combination of the above alternatives.
Acquired rights and existing economic benefits of Participants under outstanding RSUs/PSUs should be protected, and the Board shall take into account the Participants’ interests.
In addition, with respect to RSUs/PSUs, in case the Participant’s Employer ceases to be a Group entity, and if the relevant transaction leading to that scenario does not qualify as a Change of Control under the Plan, the following rules shall apply to the relevant Participants’ RSUs/PSUs, notwithstanding anything else to the contrary in the Plan, all outstanding RSUs/PSUs (100%, no prorating or reduction) of the said individual(s) shall be deemed vested immediately on the final day of the Employer being a Group entity, and Share delivery shall be made as soon as reasonably practicable, though in no event later than 1 month from the date when the Employer ceases to be a Group entity. With respect to PSUs, the Board in its sole discretion, and to the extent permitted under applicable law, shall determine the applicable level of achievement of Performance Conditions through the final day of the Employer being a Group entity, taking into account latest developments and projections until the end of the original Performance Period. Furthermore, the Board in its sole discretion may determine that, in lieu of delivery of Shares, a cash alternative shall apply, whereby a gross amount, representing the closing price of a Share on the final day of the Employer being a Group entity (or, if such date is not a trading day for Shares, on the last trading day immediately prior to such date), times the number of Shares that would have otherwise been delivered under such individual’s outstanding RSUs/PSUs, shall be paid to the individual, through local payroll, within 1 month from the date when the Employer ceases to be a Group entity, in the same currency in which the individual also received their base salary, and any necessary currency exchange shall be made at the prevailing rate at the time of payment.
In case of the Company’s bankruptcy, insolvency or upon the occurrence of any liquidation procedures being resolved by or instituted or otherwise initiated against the Company, all outstanding RSUs/PSUs shall lapse without any compensation.

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Appendix B

13. No right of continued service
Neither the establishment of the Plan, nor the granting of Awards and/or transfer of Shares may be held or construed to confer upon any Participant any legal right to continue to be in service with any Group entity, regardless of the length of time the Participant has been granted benefits under the Plan.
14. Data protection and confidentiality
The Board, the Committee, the Company and its Subsidiaries, and any other person the Board may find appropriate for the administration of the Plan (including, without limitation, the Plan Administrator), may collect and process personal data of Participants with respect to their participation in the Plan. The use of any such personal data is subject to the rules of the Group’s general data protection policy, which can be found here: www.aebi-schmidt.com/legal/privacypolicy
Participation in the Plan, as well as the specific terms and conditions of the Plan and the individual Award Agreement, shall be kept confidential by the Participant, except, however, towards closest family members and – as far as required for the correct rendering of their services – tax, legal and / or finance advisors to the Participant. The Participant shall inform those persons about the confidentiality clause and shall ensure that those persons will adhere to and comply with the confidentiality on their end (without any exceptions for other persons on their end).
Participants shall notify their Employer and the Plan Administrator, if any, immediately of any changes to their relevant personal data, especially changes to the address and to the e-mail address. Any communication sent to the Participant’s last known address or e-mail address holds for validly delivered.
15. Amendment and termination of the Plan
The Board may terminate, amend, adjust or suspend the Plan at any time in its sole discretion, without prejudice to rights vested prior to such amendment. No adjustment or amendment to the material disadvantage of a Participant in respect of their outstanding Awards shall be made under this article without the Participant's consent to such alteration, unless such alteration is required to ensure that the Plan and the treatment of Awards made under the Plan are in compliance with any applicable laws or regulations.
The Board shall communicate termination, amendment, adjustment or suspension of the Plan to all Participants.
16. Other related documents
The following appendices form an integrated part of this Plan. In signing an individual Award Agreement, and/or accepting an allocation of RS, Participants confirm that they have read and understood, and that they accept the contents of, the applicable appendices without any reservation.

Appendix 1	Definitions
Appendix 2	Sample Award Agreement

17. International implementation
The Board may adopt additional sections of the Plan applicable in any jurisdiction under which Awards may be subject to additional and/or modified terms and conditions, having regard to any securities, exchange control or taxation laws, regulations or practice which may apply to the Participant and the Company or Subsidiaries relevant for this Plan.
18. Governing law, choice of jurisdiction, and severability clause
The Plan and all Awards shall be governed by and construed in accordance with the substantive laws of Switzerland, ignoring principles of conflict of laws, and subject to the limitations of compulsorily applicable local employment law rules.

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Appendix B

The competent courts of Zurich, Switzerland, shall have exclusive jurisdiction to hear any dispute arising out of or in connection with this Plan and all Awards.
Should a provision of the Plan or any related document be declared unenforceable, invalid or void, the Plan and all related documents shall continue to apply as if that provision had not been included. The unenforceable, invalid or void provision shall be replaced by an enforceable, valid and applicable provision that economically reflects best the original intention of the Plan.
19. Approval
This Plan, including all appendices, was approved by the Board on February 23, 2026. It enters into effect on 1 January 2026 (subject to approval by the GA), and it will remain effective until being terminated or amended by the Board as per article 15.
When accepting any Awards, the Participant approves of this Plan and expressly acknowledges and accepts the terms and conditions of the Plan and all its related documents, as well as the power of the Board to complete, interpret and implement it through further documents which it may from time to time determine necessary or relevant.
***

108	Aebi Schmidt Group // 2026 Proxy Statement

Appendix B

Equity Incentive Plan Aebi Schmidt Group
Appendix 1: Definitions
This document constitutes an appendix to and forms an integrated part of the “Equity Incentive Plan Aebi Schmidt Group” (the “Plan”), as amended from time to time. The following terms shall have the meaning described below when used in the Plan:

Allocation Date
Unless otherwise determined by the Board, the Allocation Date for RS pursuant to article 6.2 of the Plan (Board RS) shall generally be at the same time as, but in no event later than 2 weeks after, the date when the remaining cash portion of the Board fees is paid out pursuant to the applicable agreements and internal rules and regulations.
With respect to RS allocations pursuant to article 6.3 of the Plan (RS allocations under the Regulation on Minimum Shareholding Requirements), the Allocation Date shall be determined in the Regulation on Minimum Shareholding Requirements, in any applicable individual agreements, and/or by the Board from time to time.

Awards	RSUs, PSUs, and/or RS granted / allocated under the Plan.
Award Agreement
The individual agreement between the Company and a Participant, setting out the individual parameters of a grant of RSUs/PSUs, substantially in the form and content set forth in appendix 2 to the Plan.

Board	The board of directors of the Company, as per the Company’s articles of association.
Cause
Shall mean termination of the employment relationship by the Employer because of gross negligence and/or gross willful misconduct of the Participant, including, without limitation, cases of fraud, theft or misappropriation of trade secrets or confidential information, breach of sanctions, material breach of contract or mandatory law, or criminal actions, by the Participant. For Participants under Swiss employment contracts, this shall include all cases that would qualify for termination under article 337 of the Swiss Code of Obligations.

For purposes of this Plan, 'Cause' shall also include any act or omission that would qualify as cause for termination that is discovered or becomes known to the Company after the Participant's employment has terminated, regardless of when such act or omission occurred. In such cases, any provisions of the Plan that reference termination for Cause shall apply as if the Participant had been terminated for Cause at the time of discovery of such act or omission.

CEO	The Group’s chief executive officer, as per the Group’s internal rules and regulations in effect from time to time.
Change of Control
The occurrence of any of the following events (in each case, as at the date on which it becomes legally effective):
 a)
a merger, consolidation, acquisition or other transaction (or series of related transactions) as a result of which securities possessing more than 50% of the total combined voting power of the Company's outstanding securities are held (directly or indirectly) by a person/company or persons/companies different from the persons/companies holding (directly or indirectly) more than 50% of the total combined voting power of the Company’s outstanding securities immediately prior to such transaction; or
 b)
the sale, lease, transfer or other disposition of all or substantially all of the assets of the Company through one transaction or a series of related transactions to one or more persons/companies that are not, immediately prior to such sale, lease, transfer or other disposition, a Group entity; or

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Appendix B

c) any other event or occurrence which in the opinion of the Board is substantially similar to the aforementioned events.
Committee	The Human Resources and Compensation Committee (HRCC) of the Board, as per the Company’s articles of association.
Company
Aebi Schmidt Holding AG, a corporation limited by shares under Swiss law with its registered office at Schulstrasse 4, 8500 Frauenfeld, Switzerland, or any successor in ownership of all or substantially all of its assets.

Conversion Amount	The portion of Board fees converted into an allocation of RS in lieu of cash payment, as further detailed in article 6.2 of the Plan.
Eligible Persons	The individuals further defined in article 5.2 (RSUs/PSUs), 6.2 (Board RS), and 6.3 (RS under the Regulation on Minimum Shareholding Requirements), respectively.
Employer
For Participants in an employment relationship with a Group entity: The entity of the Group maintaining an employment relationship with a Participant.
For non-executive Board members: The Company (even though there is no employment relationship).

EXB	The Group’s executive board (consisting of the CEO and other members of the EXB), as per the Group’s internal rules and regulations in effect from time to time.
General Assembly / GA	The general assembly (whether regular annual or extraordinary) of shareholders of the Company.
Grant Amount	The amount per individual, as determined by the Board, being used to calculate the number of granted RSUs/PSUs pursuant to article 5.6 of the Plan.
Grant Date	The date with effect as of which any RSUs or PSUs are granted to Participants, pursuant to article 5.5 of the Plan.
Group	The group of entities consisting of the Company and all of its Subsidiaries from time to time.
KPI (Key Performance Indicator)	A specific applicable metric for the performance measurement pursuant to article 5.4 of the Plan, and as further detailed in the relevant Award Agreements.
Participant	An Eligible Person to whom Awards are actually granted pursuant to article 5 of the Plan, and/or to whom RS are allocated pursuant to articles 6.2 or 6.3 of the Plan, respectively.
Performance Conditions	The performance-related conditions for PSUs to vest, as further detailed in article 5.4 and in the relevant Award Agreements.
Performance Period
With respect to PSUs, a period of three full and consecutive financial years, starting with the first day of the financial year in which the Grant Date occurs (even if the Grant Date occurs later in such year).

Performance Share Unit (PSU)
A conditional, unsecured award to receive a certain number of Shares free of charge after the Vesting Period, subject to ongoing service and Performance Conditions as further detailed in the Plan, in its appendices and in the individual Award Agreements.

Plan	The terms and conditions of the “Equity Incentive Plan Aebi Schmidt Group” as set out in this document, including all appendices and related documents, all as amended from time to time.
Plan Administrator
The external person(s) or entity / body (e.g. a bank or other professional administrator of employee participation plans) to which the Board may have delegated all or any administrative responsibilities pursuant to article 3.

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Appendix B

Regulation on Minimum Shareholding Requirements	The Group’s “Regulation on Minimum Shareholding Requirements”, as per the terms and conditions set out in the corresponding separate document, and as amended from time to time.
Restricted Share (RS)	An actual Share, with full shareholder rights, however, subject to selling restrictions during the Restriction Period, as further detailed in article 6.1 of the Plan.
Restricted Share Unit (RSU)
A conditional, unsecured award to receive a one Share per Vested RSU free of charge after the Vesting Period, subject to ongoing service conditions as further detailed in the Plan, in its appendices and in the individual Award Agreements.

Restriction Period	The period during which RS may not be sold or otherwise disposed of, as further detailed in article 6.1 of the Plan.
RS Conversion Price	The closing price of a Share on the last trading day immediately prior to the Allocation Date.
RSU/PSU Conversion Price	The volume-weighted average price of a Share over the last 10 trading days immediately prior to the Grant Date.
Securities Account
A depository account designated by the Company and the Plan Administrator, respectively (but in the name of the Participant as legal owner and beneficiary), for the custody of Awards and Shares under the Plan.

Share	A registered common share of the Company with a nominal value, as at the entry into force of the Plan, of USD 1.00.
Share Delivery Date	The day on which Shares, if any, from Vested RSUs and/or PSUs are actually transferred to the Participants, pursuant to article 5.7 of the Plan.
Subsidiary
Any Swiss or foreign legal entity directly or indirectly, and wholly or partially, owned by the Company. Partial ownership requires direct or indirect control over more than 50% voting rights and/or capital.

Swiss Code of Obligations	The Swiss Federal Act on the Amendment of the Swiss Civil Code (Part Five: The Code of Obligations), legislative classification number 220 (“Obligationenrecht”), as amended from time to time.
Termination Date
Shall mean, for the purposes of the Plan and its related documents:
 (i)
in case of termination by the Employer for Cause: the date when notice of termination is given to the Participant;
 (ii)
in all other cases: the final day of the contractual employment relationship (including, for the avoidance of doubt, any notice periods, garden leave or similar periods).

Total Achievement Level
The percentage, resulting from the assessment of the Performance Conditions pursuant to article 5.4 and the individual Award Agreements, which is applied to the number of originally granted PSUs in order to calculate the number of Vested PSUs, as further detailed in article 5.4.

Vested PSUs
PSUs, after application of the Total Achievement Level, that actually vest and convey a right of the Participant to receive one Share per Vested PSU, according to article 5.4 and subject to the further terms and conditions of the Plan.

Vested RSUs	RSUs that actually vest and convey a right of the Participant to receive one Share per Vested RSU, according to article 5.4 and subject to the further terms and conditions of the Plan.
Vesting Date	The date, or dates, for the vesting of RSUs/PSUs, as set out in article 5.1 of the Plan.
Vesting Period	The period from the Grant Date to the end of the last day immediately prior to the Vesting Date.

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Appendix B

Equity Incentive Plan Aebi Schmidt Group
Appendix 2: Sample Award Agreement
The following text constitutes an illustrative example of an individual Award Agreement. The actual text and structure may vary from the sample provided below.
Individual Award Agreement for a grant of RSUs and/or PSUs in 2026
Dear name,
This is an individual Award Agreement under the “Equity Incentive Plan Aebi Schmidt Group” (the “Plan”); capitalized terms not defined herein shall have the meaning assigned to such terms in appendix 1 to the Plan.
We are very happy to be able to confirm that the Board has decided to offer to you a grant of RSUs and/or PSUs, subject to the terms and conditions of the Plan and the further individual details set out below:

Name of the Participant	John Sample
Birth date of the Participant	01.01.1980
Individual Grant Amount in CHF	For RSUs: 50’000 For PSUs: not applicable
RSU/PSU Conversion Price in CHF	For RSUs: 50.00 For PSUs: not applicable
Resulting Number of Awards granted	RSUs: 1’000 PSUs: not applicable
Grant Date	1 June 2026
Vesting Date	1 April 2029
Share Delivery Date	As per article 5.7 of the Plan
PSU-specific terms, if applicable	Not applicable ☐ As per addendum 1 to this Award Agreement ☐
Further relevant rules, if deviating from the general terms and conditions of the Plan	None

With respect to PSUs only (may be disregarded for RSUs), details regarding Performance Conditions are set out in addendum 1 to this Award Agreement, forming an integrated part of the Award Agreement.
In signing and returning this Award Agreement by date to name/body, address, the above individual accepts and acknowledges the terms and conditions of the Plan (including all appendices and related documents) as well as the further details set out in this Award Agreement (including, in case of PSUs, the Performance Conditions set out in addendum 1 hereto), and thus becomes a Participant with respect to the grant of RSUs and/or PSUs as stated above. Unless otherwise determined by the Board, any Award Agreement signed and/or submitted after the aforementioned due date shall be invalid, i.e., the respective RSUs/PSUs will be deemed not having been granted.
The Board in its sole discretion may determine electronic Award Agreement acceptance procedures.
The Participant represents to the Company that the Participant has reviewed with the Participant's own tax advisors the tax consequences of this award of RSUs/PSUs and the transactions contemplated by this Award Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

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Appendix B

The following additional rules and limitations apply to Awards granted to Participants subject to Section 16 of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), and they may be disregarded for other Participants:
•
If the Participant is subject to Section 16 of the Exchange Act, the Plan, this Award Agreement, and the RSUs/PSUs, will be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent applicable laws permit, this Award Agreement will be deemed amended as necessary to conform to such applicable exemptive rule.

The following additional special rules and limitations apply to Awards granted to U.S. Participants (as defined hereinafter), and they may be disregarded for other Participants:
•
‘‘U.S. Participants”, for the purposes of the Plan, this Award Agreement, and the Awards granted herewith, are all Participants subject to the tax regime of the United States, including, without limitation, U.S. citizens, green-card holders, U.S. residents, or persons performing services for the Group in the United States of America.

•	"Code" means the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder.
•
With respect to U.S. Participants, this Plan as well as payments and benefits under this Plan, are intended to be exempt from, or to the extent subject thereto, to comply with, Section 409A of the Code ("Section 409A"), and, accordingly, to the maximum extent permitted, this Plan shall be interpreted in accordance therewith. Notwithstanding anything contained in this Plan to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, the Participant shall not be considered to have terminated employment or service with the Company for purposes of this Plan and no payment shall be due to the Participant under this Plan or any Award until the Participant would be considered to have incurred a "separation from service" from the Company and its Subsidiaries within the meaning of Section 409A. Any payments described in this Plan that are due within the "short term deferral period" as defined in Section 409A, shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this Plan, to the extent that any Awards (or any other amounts payable under any plan, program or arrangement of the Company or any of its Subsidiaries) are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A, the settlement and payment of such awards (or other amounts) shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). Each amount to be paid or benefit to be provided under this Plan shall be construed as a separate identified payment for purposes of Section 409A. Neither the Company nor any of its Subsidiaries makes any representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Neither the Company nor any person acting on its behalf shall be liable to any Participant or to the estate or beneficiary of any Participant by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an award hereunder to satisfy the requirements of Section 409A. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

•
Participation in the Plan confers no rights or interests other than as herein provided. This Award Agreement creates only a contractual obligation on the part of the Company as to amounts payable and may not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant will have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the RSUs/PSUs, and rights no greater than the right to receive Shares as a general unsecured creditor with respect to the RSUs/PSUs, as and when settled pursuant to the terms of this Award Agreement.

•
The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (i) all Award conditions have been met or removed to the Company's satisfaction, (ii) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations

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Appendix B

or agreements as the Board deems necessary or appropriate to satisfy any applicable laws. The Company's inability to obtain authority from any regulatory body having jurisdiction, which the Board determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.

Aebi Schmidt Holding AG:	Participant:

Place and date	Place and date

Signatures	Signature

114	Aebi Schmidt Group // 2026 Proxy Statement

aebi schmidt
group

Aebi Schmidt Holding AG

Schulstrasse 4
CH-8500 Frauenfeld
Tel +41 71 626 91 10
www.aebi-schmidt.com

AEBI SCHMIDT HOLDING AG
SCHULSTRASSE 4
CH-8500 FRAUENFELD
SWITZERLAND

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors of Aebi Schmidt Holding AG recommends that you vote your shares "FOR" each of the Proposals 1-11 (including any subpart thereof) and for "1 YEAR" on Proposal 9.2.

		For	Against	Abstain
1.	Approval of audited consolidated financial statements and statutory standalone financial statements for the fiscal year ended December 31, 2025	☐	☐	☐
2.	Approval of allocation of profit available for distribution and approval of distribution of a dividend			
2.1	Approval of allocation of profit available for distribution	☐	☐	☐
2.2	Approval of distribution of dividend (as a repayment of statutory reserves, by way of allocation to a dividend reserve)	☐	☐	☐
3.	Discharge of liability for the Board of Directors and Executive Management for the fiscal year ended December 31, 2025	☐	☐	☐
4.	Approval of an Amendment to the Articles of Association to (i) reduce the minimum number of directors to five and the maximum number of directors to nine and (ii) amend the nomination rights of PCS Holding AG	☐	☐	☐
5.	Election of the Board of Directors and the Chair of the Board of Directors			
5.1	Election of the Board of Directors			
5a.	Barend Fruithof	☐	☐	☐
5b.	Andreas Rickenbacher	☐	☐	☐
5c.	Angela Freeman	☐	☐	☐
5d.	Daniela Spuhler	☐	☐	☐
5e.	Martin Ritter	☐	☐	☐
5f.	Michael Dinkins	☐	☐	☐
5g.	Patrick Schaub	☐	☐	☐
5h.	Terri Pizzuto	☐	☐	☐
5.2	Election of Barend Fruithof as the Chair of the Board of Directors	☐	☐	☐

		For	Against	Abstain
6.	Election of the Human Resources and Compensation Committee of the Board of Directors			
6a.	Andreas Rickenbacher	☐	☐	☐
6b.	Angela Freeman	☐	☐	☐
6c.	Patrick Schaub	☐	☐	☐
7.	Election of PricewaterhouseCoopers AG (Zurich) as statutory auditor	☐	☐	☐
8.	Election of Anwaltskanzlei Keller AG as independent proxy	☐	☐	☐
9.	Approval of compensation of the Board of Directors and Executive Management			
9.1	Approval, on a non-binding advisory basis, of the compensation of named executive officers under U.S. securities law requirements	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature [PLEASE SIGN WITHIN BOX] Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:
The Notice & Proxy Statement and 2025 Annual Report are available at www.proxyvote.com.

V93115-P48236-P48631

FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2026

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AEBI SCHMIDT HOLDING AG

Properly executed proxies received by the day before the cut-off date or the meeting date will be voted in the manner directed, and if no such direction is made, will be voted in accordance with the Board of Directors' recommendations.

By casting your voting instructions on the reverse side of this proxy card, you hereby (1) acknowledge receipt of the proxy statement related to the above-referenced meeting, (2) appoint the individuals named in such proxy statement, and each of them, as proxies, with full power of substitution, to vote all shares of Aebi Schmidt Holding AG's common stock that you would be entitled to cast if personally present at such meeting, and (3) revoke any proxies previously given.

This proxy will be voted as specified by you. If any modifications to proposals identified in the invitation to the Annual General Meeting of Shareholders or other matters on which voting is permissible under Swiss law are properly presented at the Annual General Meeting for consideration, you instruct the independent voting rights representative, in the absence of other specific instructions, to vote your shares in accordance with the recommendations of the Board of Directors.

Continued and to be signed on reverse side